================================================================================


        As filed with the Securities and Exchange Commission on January 23, 2005
                                           Registration Statement No. 333-128549



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          PRE-EFFECTIVE AMENDMENT NO. 2

                                 ---------------
                               CIRTRAN CORPORATION
                         (Name of issuer in its charter)
                                 ---------------

         Nevada                        3672                       68-0121636
(State of incorporation)   (Primary Standard Industrial       (I.R.S. Employer
                            Classification Code Number)      Identification No.)

                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                                ----------------

                                 IEHAB HAWATMEH
                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
            (Name, Address and telephone number of agent for service)

                                ----------------

                                   Copies to:

                             JEFFREY M. JONES, ESQ.
                            C. PARKINSON LLOYD, ESQ.
                             DURHAM JONES & PINEGAR
                          111 EAST BROADWAY, SUITE 900
                           SALT LAKE CITY, UTAH 84111
                                 (801) 415-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                CALCULATION OF REGISTRATION FEE

============================================================================================

                                                  Proposed        Proposed
Title of Class of                                 Maximum         Maximum
Securities               Amount                   Aggregate       Aggregate
Registration             To be                    Price           Offering        Amount of
to be Registered         Registered(1)            Per Share       Price           Fee
-------------------------------------------------------------------------------------------
Common Stock, $0.001    100,000,000 shares(2)   $     0.03(3)   $3,000,000(3)   $      354(3)
par value per share
                         ------------------                      ----------      ----------
    Totals               100,000,000 shares                      $3,000,000      $      354(4)
                         ==================                      ==========      ==========
--------------------------------------------------------------------------------------------

(1)      All shares offered for resale by the Selling Shareholder.

(2) Consisting of (i) up to 100,000,000 shares of common stock issuable to the Selling Shareholder upon conversion of the Company's 5% Secured Convertible Debenture.

(3) The fee was estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of CirTran's common stock as reported on the OTC Bulletin Board on September 6, 2005.

(4)      Fee paid with original filing. No additional fee due.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               CIRTRAN CORPORATION
                              A Nevada Corporation

                       100,000,000 Shares of Common Stock
                                $0.001 per share

This prospectus relates to the resale of up to 100,000,000 shares (the "Shares") of common stock of CirTran Corporation, a Nevada corporation. One of our shareholders, Highgate House Funds, Ltd., (the "Selling Shareholder") is offering all of the Shares covered by this prospectus. The Selling Shareholder may receive shares in connection with conversions of our 5% Secured Convertible Debenture (the "Debenture") sold to the Selling Shareholder pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), discussed in more detail herein. The Selling Shareholder may elect to convert, at its option, all or part of the principal amount, together with accrued interest on the Debenture, into shares of our common stock at a conversion price discussed in more detail herein. The Selling Shareholder will receive all of the proceeds from the sale of the Shares and we will receive none of those proceeds. Highgate House Funds, Ltd. may be deemed to be an underwriter of the Shares.

                            -------------------------

Investment in the Shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 9 of this prospectus before purchasing any of the Shares offered by this prospectus.

                            -------------------------

CirTran Corporation common stock is quoted on the OTC Bulletin Board and trades under the symbol "CIRT". The last reported sale price of our common stock on the OTC Bulletin Board on September 21, 2005, was approximately $0.03 per share. Nevertheless, the Selling Shareholders do not have to sell the Shares in transactions reported on the OTC Bulletin Board, and may offer their Shares through any type of public or private transactions.

                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------

                                January ___, 2006

CIRTRAN HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING SHAREHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

CIRTRAN HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, CIRTRAN, OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT. IN THIS PROSPECTUS, REFERENCES TO "CIRTRAN," "THE COMPANY," "WE," "US," AND "OUR," REFER TO CIRTRAN CORPORATION AND ITS SUBSIDIARIES.


                                TABLE OF CONTENTS

Summary about CirTran Corporation and this offering........................... 4
Risk factors.................................................................. 9
Use of proceeds...............................................................17
Determination of offering price...............................................18
Description of business.......................................................18
Management's discussion and analysis or plan of operation.....................32
Forward-looking statements...................................... .............40
5% Convertible Debenture......................................................40
Selling Shareholders..........................................................42
Plan of distribution.............................................  ...........44
Regulation M..................................................................45
Legal Proceedings.................................................. ..........46
Directors, executive officers, promoters and control persons..................48
Commission's position on indemnification for Securities Act liabilities.......50
Security ownership of certain beneficial owners and management................50
Description of common stock...................................................51
Certain relationships and related transactions................................52
Market for common equity and related stockholder matters......................54
Executive compensation..................................................... ..57
Changes in and disagreements with accountants on accounting and financial disclosure...................................................................62
Index to financial statements ................................................62
Experts.......................................................................62
Legal matters.................................................................63


Summary about CirTran Corporation and this offering

CirTran Corporation

CirTran Corporation is a Nevada corporation engaged in providing a mixture of high and medium size volume turnkey manufacturing services for electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. These services include providing design and new product introduction services, just-in-time delivery on low-volume to medium-volume turnkey and consignment projects, and other value-added manufacturing services. Our manufacturing processes include the following: surface mount technology, ball-grid array assembly and pin-through-hole technology, which are all methods of attaching electronic components to circuit boards; manufacturing and test engineering support and design for manufacturability; and in-circuit and functional test and full-system mechanical assembly. We also design and manufacture Ethernet cards that are used to connect computers through fiber optic networks and market these cards through an international network of distributors, value-added resellers and system integrators.

We incorporated in Nevada in 1987 under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until the year 2000, when we effected a reverse split in our common stock, reducing our issued and outstanding shares to 116,004. In July 2000, we issued 10,000,000 shares of common stock to acquire, through our wholly owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit Technology, Inc., a Utah corporation. The shares we issued to Circuit Technology in connection with the acquisition represented approximately 98.6% of our issued and outstanding common stock immediately following the acquisition.

Effective August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares of common stock.

Our address is 4125 South 6000 West, West Valley City, Utah 84128, and our phone number is (801) 963-5112.

This offering

On May 26, 2005, we entered into a securities purchase agreement (the "Purchase Agreement") with Highgate House Funds, Ltd., a Cayman Island exempted company ("Highgate" or the "Selling Shareholder"), relating to the sale by us of a 5% Secured Convertible Debenture, due December 31, 2007, in the aggregate principal amount of $3,750,000 (the "Convertible Debenture").

In connection with the purchase of the Convertible Debenture, we used $2,265,000 to repay two promissory notes to Cornell Capital Partners, LP ("Cornell"), one in the amount of $1,700,000, and the other in the amount of $565,000. Highgate and Cornell have the same general partner, Yorkville Advisors, but have different portfolio managers.

We also paid a commitment fee of $240,765, a structuring fee of $10,000 to Highgate, and legal fees of $5,668. As such, of the total purchase amount of $3,750,000, the net proceeds to us were $1,228,566, which we received following the closing of the sale of the Convertible Debenture. We intend to use these proceeds for general corporate and working capital purposes, in our discretion.

The Convertible Debenture bears interest at a rate of 5%. Highgate is entitled to convert, at its option, all or part of the principal amount owing under the Convertible Debenture into shares of our common stock at a conversion price equal to the lesser of (a) $0.10 per share, or (b) an amount equal to the lowest closing bid price of the Common Stock as listed on the OTC Bulletin Board, as quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the conversion date. Except as otherwise set forth in the Convertible Debenture, Highgate's right to convert principal amounts owing under the Convertible Debenture into shares of our common stock is limited as follows:

         1. Highgate may convert up to $250,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the market price of our stock is $0.10 per share or less at the time of conversion;

         2. Highgate may convert up to $500,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the price of our stock is greater than $0.10 per share at the time of conversion, provided, however, that Highgate may convert in excess of the foregoing amounts if we and Highgate mutually agree; and

         3. Upon the occurrence of an event of default (as defined in the Convertible Debenture), Highgate may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may, notwithstanding any limitations contained in the Convertible Debenture and/or the Purchase Agreement, convert the Convertible Debenture and accrued interest thereon into shares of our common stock pursuant to the Convertible Debenture.

A chart showing the number of shares issuable upon hypothetical conversions at particular conversion prices is set forth in the "Risk Factors" section on page 9.


Pursuant to the Convertible Debenture, interest is to be paid at the time of maturity or conversion. We may, at our option, pay accrued interest in cash or in shares of common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date on which the interest payment is made.


We filed this registration statement to register the resale of shares issuable to Highgate upon conversions by Highgate of the Convertible Debenture. However, this registration statement does not register the resale of any shares issued to Highgate as payment of interest accrued on the Convertible Debenture, and neither this registration statement nor the prospectus may be used to sell shares issued to Highgate as payment of interest accrued on the Convertible Debenture.


The terms of the Convertible Debenture include and set forth other information, including certain limitations on conversions by Highgate and redemption of the Convertible Debenture, all discussed more fully below in the Section "5%
Convertible Debenture." Additionally, in connection with the sale of the Convertible Debenture, we entered into additional agreements with Highgate, including a registration rights agreement, a security agreement, and an escrow agreement, all discussed more fully below in the Section "5% Convertible Debenture."

Recent Developments

CirTran Products Division

         On December 2, 2005, we announced that we had formed a new division, CirTran Products, which will offer products for sale at retail. The new division will be run from our new Los Angeles office, with Trevor Saliba, our executive vice president for worldwide business development, working to develop sales. We anticipate that consumer products built by our CirTran Asia subsidiary, as well as other products which we plan to acquire, will be available for retail sale in 2006


         CirTran Products was established to pursue manufacturing relationships on both a contracted and proprietary basis in the consumer products industry. Proprietary products will be product lines where the intellectual property (logo, trade name etc.) are owned by CirTran Products as well as exclusively manufactured by CirTran Corproation. The marketing efforts may also be managed exclusively by CirTran, or CirTran may choose to engage third party consultants or partner with an independent marketing firm. CirTran Products also intends to pursue contract manufacturing relationships in the consumer products industry which can include product lines: home/garden, kitchen, health beauty, toys, licensed merchandise and apparel for film, television, sports and other entertainment properties. Licensed merchandise and apparel can be defined as any item that bears the image of, likeness, or logo of a product sold or advertised to the public. Licensed merchandise and apparel are sold and marketed in the entertainment (film and television) and sports (sports franchises) industries. As of January 17, 2006, we were receiving requests for bids for new potential products for new and existing customers, but had not secured any new substantial business.

Additional Convertible Debenture Transaction

         On December 30, 2005, we entered into a securities purchase agreement (the "Purchase Agreement") with Cornell Capital Partners, a Delaware limited partnership ("Cornell Capital"), relating to the sale by us of a 5% Secured Convertible Debenture, due July 30, 2008, in the aggregate principal amount of $1,500,000 (the "Cornell Debenture").

         We also paid a commitment fee of $120,000, and a structuring fee of $10,000 to Cornell Capital. As such, of the total purchase amount of $1,500,000, the net proceeds to us were $1,370,000. We will use these proceeds for general corporate and working capital purposes, in our discretion.

         The Cornell Debenture bears interest at a rate of 5%. Cornell Capital is entitled to convert, at its option, all or part of the principal amount owing under the Debenture into shares of the Company's common stock at a conversion price equal one hundred percent (100%) of the lowest closing bid price of the Common Stock as listed on the OTC Bulletin Board, as quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the Conversion Date, subject to certain restrictions and limitations set forth in the Cornell Debenture.

         Under the terms of the Cornell Debenture, except upon an event of default as defined in the Cornell Debenture, Cornell Capital may not convert the Cornell Debenture for a number of shares of common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by Cornell Capital and its affiliates to exceed 4.99% of the outstanding shares of the common stock following such conversion.

         Pursuant to the Cornell Debenture, interest is to be paid at the time of maturity or conversion. We may, in our option, pay accrued interest in cash or in shares of our common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date on which the interest payment is made.

         Also pursuant to the Cornell Debenture, we have the right to redeem, by giving 3 days' written notice to Cornell Capital, a portion or all of the Cornell Debenture then outstanding by paying an amount equal to one hundred five percent (105%) of the amount redeemed plus interest accrued thereon. In the event that we redeem only a portion of the outstanding principal amount of the Cornell Debenture, Cornell Capital may convert all or any portion of the unpaid principal or interest of the Cornell Debenture not being redeemed by us. Additionally, if after the earlier to occur of (x) fifteen (15) months following the date of the purchase of the Cornell Debenture or (y) twelve (12) months following the date on which the initial registration statement is declared effective, all or any portion of the Cornell Debenture remains outstanding, then we, at the request of Cornell Capital, are required to redeem such amount outstanding at the rate of five hundred thousand dollars ($500,000) per each 30-day period. Finally, upon the occurrence of an event of default as defined in the Cornell Debenture, Cornell Capital can convert all outstanding principal and accrued interest under the Cornell Debenture irrespective of any of the limitations set forth in the Cornell Debenture and/or the Purchase Agreement, and in such event, all such principal and interest shall become immediately due and payable.

         In connection with the Purchase Agreement, we also agreed to grant to Cornell Capital warrants (the "Warrants") to purchase up to an additional 10,000,000 shares of our common stock. The Warrants have an exercise price of $0.09 per share, and expire three years from the date of issuance. The Warrants also provide for cashless exercise if at the time of exercise there is not an effective warrant or if an event of default has occurred.

         Additionally, we entered into an investor registration rights agreement (the "Registration Rights Agreement") with Cornell Capital, pursuant to which we agreed to file, within 120 days of the closing of the purchase of the Cornell Debenture, a registration statement to register the resale of shares of our common stock issuable to Cornell Capital upon conversion of the Cornell
Debenture. We agreed to register the resale of up to 42,608,696 shares, consisting of 32,608,696 shares underlying the Cornell Debenture, and 10,000,000 shares underlying the Warrants. We agreed to keep such registration statement effective until all of the shares issuable upon conversion of the Cornell

Debenture have been sold. In the event that we issue more than 32,608,696 shares of its common stock upon conversion of the Cornell Debenture, we will file additional registration statements as necessary.

         We also entered into a security agreement (the "Security Agreement") with Cornell Capital, pursuant to which we granted a second position security interest in all of our property, including goods; inventory; contract rights and general intangibles; documents, receipts, and chattel paper; accounts and other receivables; products and proceeds; and any interest in any subsidiary, joint venture, or other investment interest to secure our obligation under the Cornell Debenture and the related agreements.

         We also entered into an escrow agreement (the "Escrow Agreement") with Cornell Capital relating to the holding and disbursement of payment of the purchase price of the Cornell Debenture and cash payments made by us in payment of the obligations owing under the Cornell Debenture. We agreed with Cornell Capital to appoint David Gonzalez as the Escrow Agent under the Escrow Agreement.

         By way of background, we have previously entered into financing transactions with Cornell Capital. In April 2003, we had entered into an equity line of credit agreement with Cornell Capital, pursuant to which we drew a total of $2,150,000 on the equity line, and issued a total of 57,464,386 shares of common stock to Cornell Capital. In May 2004, we entered into a standby equity distribution agreement with Cornell Capital, but the agreement was terminated before any funds were drawn or any shares were issued. Between June 2003 and January 2005, Cornell Capital loaned to us an aggregate of $5,595,000 pursuant to promissory notes issued to Cornell Capital. These notes were paid in full by May 2005.

         Highgate House Funds, Ltd., a Cayman Island exempted company ("Highgate"), who is the Selling Shareholder under this registration statement, and Cornell Capital have the same general partner, Yorkville Advisors, but have different portfolio managers. Additionally, the escrow agent appointed in connection with the purchase and sale of both the Cornell Capital debenture transaction and the Highgate debenture transaction is David Gonzalez, who is an officer of Cornell Capital.

         The Company does not anticipate that it will use any of the proceeds of the sale of the Cornell Debenture to Cornell Capital to repay the debenture sold to Highgate.

         Exclusive Manufacturing Agreement

         On December 28, 2005, we signed an Exclusive Manufacturing Agreement (the "Agreement") with Arrowhead Industries, Inc. ("Arrowhead"), pursuant to which we will become the exclusive manufacturer of a tool for assisting with the removal of door hinges called the "Hinge Helper" (the "Product"). Under the Agreement, Arrowhead agreed to buy the Product exclusively from us for the period of the Agreement, which is three years. The Product will be manufactured by us or by sub-manufacturers selected by us.

         The Agreement provides that Arrowhead will own all right, title, and interest in the Product, and will sell and market the Product under its trademarks, service marks, or trade names.

         On January 9, 2006, we issued a press release which referred, in the title, to the Agreement as a "$22 Million Exclusive Manufacturing Agreement." The dollar amount referenced relates to the potential amount of income or revenue which we may receive over the anticipated life of the Agreement.

         As of January 17, 2006, we had prepared prototypes of the Product and submitted them to Arrowhead, which had been approved. We were in the process of preparing production samples for approval by Arrowhead, following which we anticipate that we will begin receiving orders under the Agreement.

                                  Risk Factors


The short- and long-term success of CirTran is subject to certain risks, many of which are substantial in nature and outside the control of CirTran. You should consider carefully the following risk factors, in addition to other information contained herein. When used in this prospectus, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. You should understand that several factors govern whether any forward-looking statement contained herein will or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including the strategies, plans and objectives relating to the products and the future economic performance of CirTran and its subsidiaries discussed above. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by CirTran or any other person that the objectives or plans of CirTran will be achieved.


In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves significant and substantial risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks Related to Our Operations

We have a history of operating losses preceeding the quarters ended June 30, 2005 and September 30, 2005, with no assurance that we can stay profitable, which could have a material adverse impact on our ability to continue operations.


We have had a history of losses preceeding the quarters ended June 30, 2005 and September 30, 2005. Our current assets exceeded our current liabilities by $1,946,157 as of September 30, 2005, and our current liabilities exceeded our current assets by ($3,558,826) as of December 31, 2004. Our net income for the nine months ending September 30, 2005, was $839,543, which included a gain on forgiveness of debt of $327,966, compared to a net loss of ($1,497,673) for the nine months ended September 30, 2004, which included a gain on forgiveness of debt of $205,433. Our ability to operate profitably depends on our ability to increase our sales further and achieve sufficient gross profit margins for sustained growth. We can give no assurance that we will be able to increase our sales sufficiently to enable us to operate profitably, which could have a material adverse impact on our business. Our ability to obtain funding has had a material effect on our operations. Additionally, there is no guarantee that the fluctuations in the volume of our sales will stabilize or that we will be able to continue to increase our revenues to exceed our expenses. There are doubts that we will be able to continue as a going concern.


Until recently, our current liabilities exceeded our current assets, which raises doubts that we may continue as a going concern.

Until recently, our current liabilities exceeded our current assets. As of September 30, 2005, our current assets exceeded our current liabilities by $1,946,157. However, our current liabilities exceeded our current assets by ($3,558,826) as of December 31, 2004. For the nine months ended September 30, 2005 and 2004, we had negative cash flows from operations of ($1,255,396) and ($1,075,957), respectively. There can be no guarantee that our current assets will continue to exceed our current liabilities. As such, and in light of our recent history, there remains a doubt we will be able to meet our obligations as they come due and will be able to execute our long-term business plans. If we are unable to meet our obligations as they come due or are unable to execute our long-term business plans, we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws.

The "going concern" paragraph in the reports of our independent registered public accounting firm for the years ended December 31, 2004 and 2003, raises doubts about our ability to continue as a going concern.

The independent registered public accounting firm's reports for our financial statements for the years ended December 31, 2004 and 2003, include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This may have an adverse effect on our ability to obtain financing for our operations and to further develop and market our products.

Our volume of sales has fluctuated significantly over the last four years, and there is no guarantee that we will be able to increase sales. These fluctuations in sales volume could have a material adverse impact on our ability to operate our business profitably.

Our sales volume increased in the year of 2004 as compared to 2003. Our sales volumes for the previous four years have changed as indicated by the following levels of net sales for the periods indicated: $1,870,848 for the year ended December 31, 2001; $2,299,668 for the year ended December 31, 2002 and $1,215,245 for the year ended December 31, 2003. For the year ended December 31, 2004 our sales increased to $8,862,715 which is a 629.3% increase from year ended December 31, 2003. Net sales increased to $11,521,411 for the nine month period ended September 30, 2005, as compared to $5,230,374 during the same period in 2004, for an increase of 120.3%. This increase indicates an increasing trend in sales volume. There is no guarantee that the fluctuations in the volume of our sales will stabilize or that we will be able to continue to increase our sales volume.

We have negotiated settlements with Utah State Tax Commission. However if we are unable to pay the amounts required under the agreements, Utah State Tax Commission could bring statutory foreclosure proceedings against us.

We have entered into an agreement with the Utah State Tax Commission with respect to certain tax liabilities. However, there can be no assurance that we will be able to service our payment obligations. If we are unable to meet our payment obligations, the Utah State Tax Commission could instigate proceedings against us, including foreclosure proceedings, pursuant to the applicable rules and regulations of those two entities

We are involved in numerous legal proceedings that may give rise to significant liabilities, which could impair our ability to continue as a going concern.


We are involved in legal proceedings, several of which involve lawsuits filed against us. As of January 17, 2006, one company had a judgment against us in the amount of $37,966, and there were four additional claims, in connection with pending litigation, in the aggregate amount of approximately $12,000,000. One of the claims involves licensing issues relating to a product which generated approximately $3,500,000 in revenue in 2004 and $970,000 in 2005. As discussed in the "Legal Proceedings" section, we are currently attempting to negotiate with each of these claimants to settle the claims against CirTran, although in many cases, we have not yet reached final settlements. There can be no assurance that we will be successful in those negotiations or that, if successful, we will be able to service any payment obligations which may result from such settlements.

         There is substantial risk, therefore, that the existence and extent of these liabilities could adversely affect our business, operations and financial condition. The liabilities and claims could also result in a reduction in our revenues to the extent that claims relate to specific products or licenses., As a result, we may be forced to curtail our operations, sell part or all of our assets, or seek protection under bankruptcy laws. Additionally, there is substantial risk that our vendors could expand their collection efforts to collect the unpaid amounts. If they undertake significant collection efforts, and if we are unable to negotiate settlements or satisfy our obligations, we could be forced into bankruptcy.


In connection with the sale of the Convertible Debenture, we granted a security interest in all of our assets to secure our payment obligations under the Convertible Debenture. If we are unable to satisfy our payment obligations, Highgate could execute on the security interest and take control of our assets.

In connection with the sale of the Convertible Debenture to Highgate, we entered into a security agreement with the Highgate, pursuant to which we pledged all of our property, including goods; inventory; contract rights and general intangibles; documents, receipts, and chattel paper; accounts and other receivables; products and proceeds; and any interest in any subsidiary, joint venture, or other investment interest to secure our obligation under the Convertible Debenture and the related agreements. In the event that we are unable to make our payment obligations under the Convertible Debenture or to work out alternate arrangements with Highgate, or to arrange for financing to enable us to make our payment obligations to Highgate, Highgate could execute on the security interest and take control of all of our property and assets.

We are dependent on the continued services of our President and other officers, and the untimely death or disability of Iehab Hawatmeh could have a serious adverse effect upon our company.

We view the continued services of our president, Iehab Hawatmeh, and our other officers as critical to the success of our company. Though we have employment agreements with Mr. Iehab Hawatmeh, Mr. Trevor Saliba, and Mr. Shaher Hawatmeh (see "Executive Compensation"), and a key-man life insurance policy for Mr. Iehab Hawatmeh, the untimely death or disability of Mr. Hawatmeh could have a serious adverse affect on our operations.

Our international business activities subject us to risks that could adversely affect our business.

For the nine months ended September 30, 2005, sales of products manufactured in the United States accounted for 21.4 percent of our total net revenues, and sales of products manufactured in China accounted for 78.6 percent of our total net revenues. Our sales of our products manufactured internationally have increased, and now represents a larger percentage of our sales. Additionally, the portion of our products that are produced at facilities in close proximity to our CirTran-Asia production facilities in ShenZhen, China, has increased. As a result, we are subject to the risks inherent in international operations. Our international business activities could be affected, limited, or disrupted by a variety of factors, including:

         * the imposition of or changes in governmental controls, taxes, tariffs, trade restrictions and regulatory requirements;

         * the costs and risks of localizing products for foreign countries;

         *        longer accounts receivable payment cycles;

         * changes in the value of local currencies relative to our functional currency;

         *        import and export restrictions;

         *        loss of tax benefits due to international production;

         *        general   economic  and  social   conditions   within  foreign
                  countries;

         *        taxation in multiple jurisdictions; and/or

         *        political instability, war or terrorism.

All of these factors could harm future sales of our products to international customers or future production outside of the United States of our products, and have a material adverse effect on our business, results of operations and financial condition.

We may continue to expand our operations in international markets. Our failure to effectively manage our international operations could harm our business.

Entering new international markets, including our recent entry into China with CirTran-Asia, may require significant management attention and expenditures and could adversely affect our operating margins and earnings. To date, we have only recently begun to penetrate international markets. To the extent that we are unable to do so, our growth in international markets would be limited, and our business could be harmed.

We expect that our international business operations will be subject to a number of material risks, including, but not limited to:

         *        difficulties in managing foreign sales channels;

         *        difficulties   in   enforcing    agreements   and   collecting
                  receivables through foreign legal systems and addressing other legal issues;

         *        longer payment cycles;

         *        taxation issues;

         * differences in international telecommunications standards and regulatory agencies;

         * product requirements different from those of our current customers;

         *        fluctuations in the value of foreign currencies; and

         * unexpected domestic and international regulatory, economic or political changes.

A combination of any or all of these risks could have a material adverse impact both on our international business, and on our core business operations in the United States.

We are dependent on the continued services of Charles Ho, the President of our CirTran-Asia subsidiary, and the untimely death or disability of Mr. Ho could have a serious adverse effect upon our subsidiary and company.

We view the continued services of Charles Ho, the president of our CirTran-Asia subsidiary, as critical to the success of that subsidiary. Though we have an employment agreement with Mr. Ho (see "Executive Compensation"), we have no key-man life insurance policy for Mr. Ho. The untimely death or disability of Mr. Ho could have a serious adverse affect on our international operations and our operations overall.

Since the merger of CirTran Corporation with Circuit Technology, Abacas Ventures, Inc., has worked with us to settle certain claims against us brought by lenders, vendors, and others. Any failure by Abacas to continue to assist us to settle claims, or any demands by Abacas for payment on claims settled, could have a material adverse impact on our ability to continue in business.

An explanation of the relationship between CirTran and Abacas Ventures, Inc., is as follows: Two trusts, the Saliba Living Trust and the Saliba Private Annuity Trust (collectively, the "Saliba Trusts"), were investors in Circuit Technology, a Utah corporation and predecessor entity of the Company. The trustees of the trusts are Tom and Betty Saliba, and Tom Saliba, respectively. (Tom Saliba is the nephew of the grandfather of Trevor Saliba, one of the directors of CirTran.) In July 2000, CirTran Corporation merged with Circuit Technology. Through that merger, the Saliba Trusts became shareholders of CirTran. The Saliba Trusts are also two of the shareholders of an entity named Abacas Ventures, Inc. ("Abacas"). At the time of the merger, CirTran was in default on several of its obligations, including an obligation to Imperial Bank. The Saliba Trusts, through Abacas, purchased the bank's claim against CirTran to protect their investment in CirTran. Following the merger, Abacas worked to settle debts of CirTran to improve Abacas's position and to take advantage of certain discounts that creditors of CirTran offered to settle their claims. On several occasions, the Abacas shareholders have agreed to convert outstanding debt owed by CirTran to Abacas into shares of CirTran common stock. In March 2005, we agreed with Abacas and its shareholders to settle claims in the aggregate amount of $2,050,000 which Abacas held against us in exchange for the issuance of 51,250,000 shares of our common stock to certain shareholders of Abacas.


As of January 17, 2006, Abacas did not have any claims against us, and we were not working with Abacas or its shareholders relating to the settlement of any of our claims or obligations. However, in the future if claims arise, should we choose to attempt to work with Abacas regarding the settlement of such potential claims, there can be no assurance that Abacas will agree to work with us to settle such claims. Additionally, should Abacas choose to work with us with respect to the settlement of such potential claims, there can be no assurance that Abacus will agree to convert any debt it acquires in the future, into shares of CirTran, or that conversions will occur at a price and on terms that are favorable to CirTran. If Abacus and CirTran cannot agree on acceptable conversion terms, Abacus may demand payment of some or all of the debt. If CirTran does not have sufficient cash or credit facilities to pay the amount then due and owing by CirTran to Abacus, Abacus may exercise its rights and commence foreclosure or other proceedings against the assets of CirTran. Such actions by Abacus could have a material adverse effect upon CirTran and its ability to continue in business.


We have not held an annual meeting in several years, which could result in a legal action being brought against the Company to compel an annual meeting.

We have not held an annual meeting of shareholders since 2001. Under Nevada law, if a Nevada corporation does not hold a meeting to elect directors of the corporation within eighteen months after the last election of directors, a shareholder or shareholders owning at least fifteen percent of the company's outstanding voting stock can apply to a court for an order compelling the company to hold a shareholder meeting to elect directors. Because it has been more than eighteen months since our last meeting where directors were elected, an action could be brought, pursuant to Nevada law, against the Company to compel us to hold an annual meeting and elect directors of the Company.

Risks Related to Our Industry

The variability of customer requirements in the electronics industry could adversely affect our results of operations.

Electronic manufacturing service providers must provide increasingly rapid turnaround time for their OEM customers. We do not obtain firm, long-term purchase commitments from our customers and have experienced a demand for reduced lead-times in customer orders. Our customers may cancel their orders, change production quantities or delay design and production for several factors. Cancellations, reductions or delays by a customer or group of customers could adversely affect our results of operations. Additional factors that affect the electronics industry and that could have a material adverse effect on our business include the inability of our customers to adapt to rapidly changing technology and evolving industry standards and the inability of our customers to develop and market their products. If our customers' products become obsolete or fail to gain commercial acceptance, our results of operations may be materially and adversely affected, which could make it difficult for us to continue as a going concern.

Our customer mix and base fluctuates significantly, and responding to these fluctuations could cause us to lose business or have delayed revenues, which could have a material adverse impact on our business.

A percentage of our revenue is generated from our contract manufacturing services. Of this amount our three largest customers generate approximately 72% of the revenue. Our customers include electronics, telecommunications, networking, automotive, gaming, exercise equipment, and medical device OEMs that contract with us for the manufacture of specified quantities of products at a particular price and during a relatively short period of time. As a result, the mix and number of our clients varies significantly from time to time. Responding to the fluctuations and variations in the mix and number of our clients can cause significant time delays in the operation of our business and the realization of revenues from our clients. These delays could have a material adverse impact on our business, resulting from, among other things, the costs associated from shifting operations to respond to different orders.

Our industry is subject to rapid technological change. If we are not able to adequately respond to changes, our services may become obsolete or less competitive and our operating results may suffer.

We may not be able to effectively respond to the technological requirements of a changing market, including the need for substantial additional capital expenditures that may be required as a result of these changes. The electronics manufacturing services industry is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, our industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete. If we are unable to respond adequately to such changes, our business operations could be adversely impacted, which could make it difficult for us to continue as a going concern.

There may be shortages of required components which could cause us to curtail our manufacturing or incur higher than expected costs.

Component shortages or price fluctuations in such components could have an adverse effect on our results of operations by delaying or making it more difficult or expensive for us to fill customer orders. We purchase the components we use in producing circuit board assemblies and other electronic manufacturing services and we may be required to bear the risk of component price fluctuations. In addition, shortages of electronic components have occurred in the past and may occur in the future. These shortages and price fluctuations could potentially have an adverse effect on our results of operations, again by delaying or making it more difficult or expensive for us to fill orders or to seek new orders.

Risks Related to the Offering

Holders of CirTran common stock are subject to the risk of additional and substantial dilution to their interests as a result of the issuances of common stock in connection with the Convertible Debenture.

The following table describes the number of shares of common stock that would be issuable, assuming that the full principal amount of the Convertible Debenture (excluding any interest accrued) was converted into shares of our common stock, irrespective of the availability of registered shares and any conversion limitations contained in the Convertible Debenture, and further assuming that the applicable conversion or exercise prices at the time of such conversion or exercise were the following amounts:

    Hypothetical Conversion             Shares  Issuable Upon  Conversion of
    Price                               $3,750,000 Principal Amount of
                                        Convertible Debenture

    $0.01                               375,000,000
    $0.02                               187,500,000
    $0.03                               125,000,000
    $0.04                                93,750,000
    $0.05                                75,000,000
    $0.10                                37,500,000
    $0.15                                25,000,000
    $0.25                                15,000,000
    $0.50                                 7,500,000

Given the formula for calculating the shares to be issued in connection with conversions of the Convertible Debenture, there effectively is no limitation on the number of shares of common stock which may be issued in connection with conversions of the Convertible Debenture, except for the number of shares registered under prospectuses and related registration statements. As such, holders of our common stock may experience substantial dilution of their interests to the extent that Highgate converts amounts under the Convertible Debenture.

Our issuances of shares in connection with conversions of the Convertible Debenture likely will result in overall dilution to market value and relative voting power of previously issued common stock, which could result in substantial dilution to the value of shares held by shareholders prior to sales under this prospectus.

The issuance of common stock in connection with conversions of the Convertible Debenture by Highgate may result in substantial dilution to the equity interests of holders of CirTran common stock other than Highgate. Specifically, the issuance of a significant amount of additional common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with conversions of the Convertible Debenture. Furthermore, public resales of our common stock by Highgate following the issuance of common stock in connection with conversions of the Convertible Debenture likely will depress the prevailing market price of our common stock. Even prior to the time of actual conversions and public resales, the market "overhang" resulting from the mere existence of our obligation to honor such conversions or exercises could depress the market price of our common stock, which could make it more difficult for existing investors to sell their shares of our common stock, and could reduce the amount they would receive on such sales.

Existing shareholders likely will experience increased dilution with decreases in market value of common stock in relation to our issuances of shares in connection with the Convertible Debenture, which could have a material adverse impact on the value of their shares.

The formula for determining the number of shares of common stock to be issued in connection with conversions of the Convertible Debenture is based, in part, on the market price of the common stock and are equal to the lower of $0.10 per share or the lowest closing bid price of our common stock over the twenty trading days after the conversion notice is tendered by us to Highgate. As a result, the lower the market price of our common stock at and around the time we issue shares to Highgate in connection with the Convertible Debenture, the more shares of our common stock Highgate will receive. Any increase in the number of shares of our common stock issued upon conversion of principal or interest on the Convertible Debenture as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding paragraphs.

Highgate will experience immediate and substantial dilution to its holdings as a result of the issuances of common stock in connection with the Convertible Debenture.

The potential increase in stockholders' equity if Highgate converted the entire Convertible Debenture could potentially exceed our net tangible book value of $2,868,679 at September 30, 2005. Accordingly, Highgate will experience immediate and substantial dilution between approximately $0.0039 to $0.4901 per share, or approximately 39.43% to 98.02% of the estimated average conversion price of $0.01 to $0.50. The dilution at various estimated average conversion prices is as follows:

                        Average                    Conversion Price
      Estimated         Dilution Per Share         Percent Dilution Per Share
      $0.01 (1)         $0.0039                    39.43%
      $0.02 (1)         $0.0124                    62.24%
      $0.03 (1)         $0.0218                    72.57%
      $0.04             $0.0314                    78.46%
      $0.05             $0.0411                    82.27%
      $0.10             $0.0906                    90.59%
      $0.15             $0.1404                    93.60%
      $0.25             $0.2402                    96.09%
      $0.50             $0.4901                    98.02%

(1) At this conversion price, the Company would be required to register additional shares to convert the entire amount of the Convertible Debenture to shares of common stock.

There is an increased potential for short sales of our common stock due to the sales of shares issued to Highgate in connection with the Convertible Debenture, which could materially effect the market price of our stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock by Highgate issued in connection with conversions of the Convertible Debenture, could encourage short sales of common stock by Highgate. A "short sale" is defined as the sale of stock by an investor that the investor does not own. Typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock. Significant amounts of such short selling could place further downward pressure on the market price of our common stock, which could make it more difficult for existing shareholders to sell their shares.

The restrictions on the number of shares issued upon conversion of the Convertible Debenture may have little if any effect on the adverse impact of our issuance of shares in connection with the Convertible Debenture, and as such, Highgate may sell a large number of shares, resulting in substantial dilution to the value of shares held by our existing shareholders.

Highgate is prohibited, except in certain circumstances, from converting amounts of the Convertible Debenture to the extent that the issuance of shares would cause Highgate to beneficially own more than 4.99% of our then outstanding common stock. These restrictions, however, do not prevent Highgate from selling shares of common stock received in connection with a conversion, and then receiving additional shares of common stock in connection with a subsequent conversion. In this way, Highgate could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time. As a result, existing shareholders and new investors could experience substantial dilution in the value of their shares of our common stock.

The trading market for our common stock is limited, and investors who purchase shares from Highgate may have difficulty selling their shares.

The public trading market for our common stock is limited. On July 15, 2002, our common stock was listed on the OTC Bulletin Board. Nevertheless, an established public trading market for our common stock may never develop or, if developed, it may not be able to be sustained. The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets. Purchasers of our common stock therefore may have difficulty selling their shares should they desire to do so.

It may be more difficult for us to raise funds in subsequent stock offerings as a result of the sales of our common stock by Highgate in this offering.

As noted above, sales by Highgate likely will result in substantial dilution to the holdings and interest of current and new shareholders. Additionally, as noted above, the volume of shares sold by Highgate could depress the market price of our stock. These factors could make it more difficult for us to raise additional capital through subsequent offerings of our common stock, which could have a material adverse effect on our operations.

Our common stock is considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

A "penny stock," is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

         * the equity security is listed on Nasdaq or a national securities exchange;

         * the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

         * the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

The price of our common stock is volatile, and an investor may not be able to resell our shares at or above the purchase price.

In recent years, the stock market in general, and the OTC Bulletin Board and the securities of technology companies in particular, has experienced extreme price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of operating results. Investors in our common stock should be aware that they may not be able to resell our shares at or above the price paid for them due to the fluctuations in the market.

There may be additional unknown risks which could have a negative effect on us and our business.

The risks and uncertainties described in this section are not the only ones facing CirTran. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline.

                                 Use of Proceeds

All of the shares of common stock issued in connection with conversions of the Convertible Debenture, if and when sold, are being offered and sold by the Highgate as the Selling Shareholder or its pledgees, donnees, transferees, or other successors in interest. We will not receive any proceeds from those sales.

Under the Convertible Debenture and related purchase agreement, we used $2,265,000 to repay two promissory notes to Cornell Capital Partners, LP ("Cornell"), one in the amount of $1,700,000, and the other in the amount of $565,000.

We also paid a commitment fee of $240,765, a structuring fee of $10,000 to Highgate, and legal fees of $5,668. As such, of the total purchase amount of $3,750,000, the net proceeds to us were $1,228,566. We intend to use these proceeds for general corporate and working capital purposes, at our discretion.

As discussed below in the section "MET Advisors Agreement," we presently have no acquisitions pending or anticipated. Nevertheless, we will continue to review potential acquisition candidates as they arise, and we may choose to use the proceeds of the sale of the Convertible Debenture in connection with future acquisitions.

                         Determination of Offering Price

The Selling Shareholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as book value or earnings per share. Additionally, because we have not generated any profits for several years, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets we own. No valuation or appraisal has been prepared for our business or possible business expansion.

                             DESCRIPTION OF BUSINESS

Overview

We provide a mixture of high and medium size volume turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics OEMs in the communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our services include pre-manufacturing, manufacturing and post-manufacturing services. Through our subsidiary, Racore Technology Corporation, we design and manufacture Ethernet technology products. Our goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management, and increased purchasing power.

During 2004, we established a new division, CirTran-Asia, Inc, which has contributed to a large portion of the increase in revenue for the year ended December 31, 2004 and the nine months ended September 30, 2005. This division is an Asian-based, wholly owned subsidiary of CirTran Corporation and provides a myriad of manufacturing services to the direct response and retail consumer markets. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase: engineering and design, product development and prototyping, tooling, and high-volume manufacturing. We anticipate that CirTran-Asia will pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses and injection molding systems by establishing complete "box-build" or "turn-key" relationships in the electronics, retail, and direct consumer markets.

CirTran has established a dedicated satellite office for CirTran-Asia, and has retained Mr. Charles Ho to lead the new division. Having proven the value and reliability of its core products, CirTran Corporation has chosen to expand into previously untapped product lines.

We have been preparing since 2003 for this strategic move into the Asian market. Management anticipates that this new division will elevate CirTran to an international contract manufacturer status for multiple products in a wide variety of industries, and will, in short order, allow us to target large-scale contracts. We anticipate that our new clients will be leading manufacturing and marketing firms in the retail and direct consumer markets.

         Information relating to developments in our increasing line of fitness products is as follows:

         In early June 2004, the Company entered into an exclusive manufacturing agreement with certain Developers, including Charles Ho, the President of CirTran-Asia. Under the terms of the agreement, CirTran, through its wholly-owned subsidiary CirTran-Asia, has the exclusive right to manufacture certain products developed by the Developers or any of their affiliates. Pursuant to the agreement, we could enter into addendum agreements with the developers with respect to particular products to be produced and manufactured. The agreement was to be for an initial term of 36 months, and may be continued after that on a month-to-month basis unless terminated by either party by providing written notice.

         On June 7, 2004, we announced that CirTran-Asia had received an initial purchase order on May 26, 2004, from International Edge relating to the manufacture of 80,000 Ab King abdominal fitness machines. This order was the first order placed with CirTran-Asia under the exclusive manufacturing agreement. Subsequently, on June 14, 2004, we received another order for 80,000 units of the abdominal fitness machines, which was announced on June 16, 2004, through a separate press release. Since these announcements, CirTran-Asia has manufactured, shipped, and received payments of approximately $5,546,000. On August 13, 2004, we also announced that on August 11, 2004 we had received new orders for Wal-Mart. The company shipped to Wal-Mart the complete order of abdominal fitness machines and received payments of approximately $400,000 through the date of this Report. The units were distributed to Wal-Mart stores throughout Canada.

         On September 9, 2004, we announced that on September 6, 2004, CirTran-Asia had been awarded the rights to manufacture the Ab Trainer Club Pro, a new abdominal fitness machine, for Tristar Products, under an exclusive manufacturing agreement. This new product is another type of abdominal fitness machine. Since this announcement, and through the date of this Report, CirTran-Asia had manufactured and shipped units, and received payments of approximately $42,000.

         On September 10, 2004, we announced that on September 7, 2004, CirTran-Asia had been awarded the rights to manufacture the AbRoller, another type of an abdominal fitness machine, for Tristar Products, under an exclusive manufacturing agreement. Since this announcement, and through the date of this Report, CirTran-Asia had manufactured and shipped units, and received payments of approximately $1,300,000.

         On September 14, 2004, we announced that on September 7, 2004, we had begun manufacturing the Instant Abs product, another type of abdominal fitness machine, for Tristar Products, under an exclusive manufacturing agreement. Since this announcement, and through the date of this Report, CirTran-Asia had
manufactured,   and  shipped  units,  and  received  payments  of  approximately
$620,000.

         On September 30, 2004, we announced that on September 23, 2004, CirTran-Asia had been awarded the rights to manufacture the Denise Austin
Pilates product, a pilates fitness machine, for Tristar Products, under an exclusive manufacturing agreement. Since this announcement, and through the date of this Report, CirTran-Asia had manufactured and shipped units, and received payments of approximately $85,000.


         On April 28, 2005, CirTran-Asia announced that it has been awarded a contract (the "April 2005 Agreement") from Guthy - Renker Corporation to be the exclusive manufacturer of a new fitness machine (the "Fitness Product") for the sold-on-TV direct response industry. Pursuant to the April 2005 Agreement, GRC agreed to purchase all of its requirements of the Fitness Product during the term of the April 2005 Agreement, which is defined as running from the signing of the agreement through the time when the Fitness Product is not being sold in quantity. Since signing the April 2005 Agreement, we have received orders totaling approximately $720,000 and had expected to complete the shipment of those orders before the end of December 2005. The contract was extended at the customer's request to be weekly shipments. Since these announcements, CirTran-Asia has manufactured and shipped all orders and has received $715,000 as payment for such shipments.


         Information relating to recent developments in new products under development along with procuring new products for development is as follows:

         On August 11, 2004, we announced that CirTran-Asia received a purchase order from Emson in New York, on August 10, 2004 relating to the manufacture of The Hot Dog Express, a household cooking appliance for hot dogs and sausages. Since these announcements, and through the date of this Report, CirTran-Asia had manufactured and shipped units, and received payments of approximately $1,290,000.

         On October 1, 2004, we entered into an agreement with Transactional Marketing Partners, Inc. ("TMP"), for consulting services. Pursuant to the agreement, we engaged TMP to provide strategic planning and for introduction of new business to us. Under the agreement, we agreed to pay to TMP a fee of ten percent of the net proceeds received by us from business brought to us by TMP. The fee is to be paid within 15 calendar days following the end of the month in which we receive the net proceeds. Additionally, we agreed to pay $7,500 during each of the first six months of the term of the agreement, with such payments being viewed as an advance against the fee to be earned. The advance payments are not refundable, but will be deducted from fees earned by TMP. The agreement had an initial term of six months, beginning October 1, 2004, and could automatically extended for successive six-month periods unless either party gives written notice at least 30 days prior to the expiration of the term of the agreement of its intent not to renew. Additionally, we may terminate the agreement at any time by giving 30 days' written notice. In March 2005, we extended our agreement an additional 6 months that would expire in early September 2005. In September 2005, the parties agreed to another six-month extension through March 2006. The parties will evaluate the relationship at that time and decide if there needs to be another extension. To date the relationship has proven successful, resulting in multiple new manufacturing relationships.


         On  January  19,  2005,   CirTran   Corporation   signed  an  Exclusive
Manufacturing Agreement with Advanced Beauty Solutions ("ABS"), a company in California, relating to the manufacture of a flat iron hair care product.

         On July 7, 2005, CirTran Corporation signed an amendment to its prior Exclusive Manufacturing Agreement with ABS, to add new products to the agreement, hair dryers for travel and home use. Through January 17, 2006, the Company had manufactured and provided production samples to ABS, but had received no orders.

         In early October 2005, CirTran Corporation was notified that Advanced Beauty Solutions had defaulted on its obligation to its financing company. In October 2005, we terminated the agreement for both products based on the default. In January 2006, following efforts to resolve the disputes with ABS, the Company filed a lawsuit against ABS, claiming breach of contract, interference with contractual relationships, unjust enrichment, and fraud, and seeking damages from ABS.

         With respect to the flat iron products, through January 17, 2006, CirTran had shipped to ABS directly approximately $4,746,000 worth of the product, and CirTran had received from ABS or its finance company a total amount of approximately $788,000. In November 2005, CirTran repossessed from ABS approximately $2,341,000 worth of the products in the United States, as we were permitted to do pursuant to the agreement. CirTran has a balance remaining unpaid from ABS of approximately $1,600,000 for the flat iron product.

         Since November 2005, CirTran has been pursuing its rights under the agreement and has been offering the flat iron product for sale directly to ABS's customers. In doing so, CirTran sold to ABS's international customers directly approximately $411,000 worth of the flat iron product. The shipments have all been paid in full. These products shipped were not part of the repossessed inventory.

         With respect to the hair dryers, as of January 17, 2006, we had not received any orders or shipped any products, either to ABS or its customers


         Information relating to other recent developments in our on going electronics business and lines of products are as follows:

         On June 10, 2005, we announced that Racore Technology Inc., ("Racore"), a subsidiary of CirTran Corporation, received a purchase order from the New York Fire Department, an established city public department on the east coast for fiber optic Ethernet network adapters. Since this announcement, the product has been manufactured and shipped, and payment has been received. We continue to market and solicit orders on the Racore product line from various commercial and public agency clients.

         On June 23, 2005, we announced that CirTran Corporation entered the "sold-on-TV" market by having its CirTran-Asia subsidiary build consumers' electronics products in China, and is now bringing business to the United
States, refurbishing popular skill-stop slot machines from Japan for home amusement use in the United States. We continue to receive the imported machines from Rock Bottom Slots, perform the conversion and refurbishment services and ship directly to the customer.

         On June 24, 2005, we announced that Racore received a purchase order from Lockheed-Martin, a well-known aerospace manufacturing company for fiber optic token-ring network adapters. Direct sales of new and repeat business from this company have totaled more than $30,000. Since this announcement the product has been manufactured and shipped, and payment has been received. As of the date of this Report, we have shipped an additional $40,000 worth of product to this company.

         On July 22, 2005, we announced that Racore received a purchase order from the United States Air Force for OptiCORE network interface cards.. Since this announcement, the product has been manufactured and shipped, and payment has been received.

         On August 1, 2005, we announced that Racore received a purchase order for fiber optics products from Cherokee City Appraisal District, another city public department located in the southern United States for fiber optic PCI Ethernet network interface cards with VF-45 connectors. Since this announcement, the product has been manufactured and shipped, and payment has been received.

         On August 4, 2005, we announced that Racore received a purchase order from Disney World, a well-known amusement park in the southeastern United States for more than $21,000 worth of network interface cards. Since this announcement, the product has been manufactured and shipped, and payment has been received.

         On August 9, 2005, we announced that CirTran Corporation completed the first phase of the redevelopment of the next-generation SafetyNet(TM) RadioBridge(TM). Since this announcement, the company has begun working on the second phase of the contract.

         On September 13, 2005, we announced that Racore had been named an "approved vendor" by the City of New York. Racore began its current business relationship with the City of New York in April when it received a request for an evaluation unit of the Racore M8190A Fiber Optic Fast Ethernet Network Adapters with Volition Patch Cords. Racore subsequently received an order placed through one of its value-added resellers. Since this announcement, the product has been manufactured and shipped, and payment has been received.

         On October 11, 2005, we announced that CirTran Corporation was opening a satellite office in Los Angeles in accordance with the company's internal expansion program. The new 2,500-square foot office will be located on the 17th floor at 1875 Century Park East in the Century City Entertainment and Business District of Los Angeles. Scheduled to open in late November, the office will serve as headquarters for CirTran's business development and strategic planning activities for the company's multiple business divisions including electronics, consumer products, direct response/retail and "as sold-on-TV" products. Current plans call for CirTran to open additional satellite offices in New York and London in 2006.


         As of December, 2005, CirTran had begun occupying a commercial space in the Century City district of Los Angeles located at 1875 Century Park East, Suite 1790. The space is approximately 2,500 square feet of office space. The office will serve as the Business Development, Sales, Marketing and Strategic Planning Headquarters company-wide and for all divisions and subsidiaries. The sublease, which was signed in October of 2005 expires in October of 2007. Immediate staffing needs will include sales executive positions in the electronics division to feed the low volume domestic manufacturing and high volume off-shore manufacturing. In addition we will be looking for a Director of Business Development for both the Direct Response and Licensed Merchandise Industries. We will also be employing Project Managers to manage the multiple projects in China and interface with our China office. We will also be looking to employ a web/graphic designer to support the marketing efforts.


         On December 2, 2005, we announced that we had formed a new division, CirTran Products, which will offer products for sale at retail. The new division will be run from our new Los Angeles office, with Trevor Saliba, our executive vice president for worldwide business development, working to develop sales. We anticipate that consumer products built by our CirTran Asia subsidiary, as well as other products which we plan to acquire, will be available for retail sale in 2006.

Industry Background

The contract manufacturing industry specializes in providing the program management, technical and administrative support and manufacturing expertise required to take products from the early design and prototype stages through volume production and distribution. The goal is to provide a quality product, delivered on time and at the lowest cost, to the client. This full range of services gives the client an opportunity to avoid large capital investments in plant, inventory, equipment and staffing and to concentrate instead on innovation, design and marketing. By using our contract manufacturing services, our customers have the ability to improve the return on their investment with greater flexibility in responding to market demands and exploiting new market opportunities.

We believe two important trends have developed in the contract manufacturing industry. First, we believe customers increasingly require contract manufacturers to provide complete turnkey manufacturing and material handling services, rather than working on a consignment basis where the customer supplies all materials and the contract manufacturer supplies only labor. Turnkey contracts involve design, manufacturing and engineering support, the procurement of all materials, and sophisticated in-circuit and functional testing and distribution. The manufacturing partnership between customers and contract manufacturers involves an increased use of "just-in-time" inventory management techniques that minimize the customer's investment in component inventories, personnel and related facilities, thereby reducing costs.

We believe a second trend in the industry, that relates to our electronics division, has been the increasing shift from pin-through-hole, or PTH, to surface mount technology, or SMT, interconnection technologies. Surface mount and pin-through-hole printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors and resistors are mounted. These assemblies are key functional elements of many types of electronic products. PTH technology involves the attachment of electronic components to printed circuit boards with leads or pins that are inserted into pre-drilled holes in the boards. The pins are then soldered to the electronic circuits. The drive for increasingly greater functional density has resulted in the emergence of SMT, which eliminates the need for holes and allows components to be placed on both sides of a printed circuit. SMT requires expensive, highly automated assembly equipment and significantly more operational expertise than PTH technology. We believe the shift to SMT from PTH technology has increased the use of contract manufacturers by OEMs seeking to avoid the significant capital investment required for development and maintenance of SMT expertise.

Electronics Assembly and Manufacture

For the year ended December 31, 2004, approximately 38% of our revenues were generated by our low-volume electronics assembly activities, which consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible (i.e., bendable) cables. We also assemble higher-level sub-systems and systems incorporating printed circuit boards and complex electromechanical components that convert electrical energy to mechanical energy, in some cases manufacturing and packaging products for shipment directly to our customers' distributors. In addition, we provide other manufacturing services, including refurbishment and remanufacturing. We manufacture on a turnkey basis, directly procuring any of the components necessary for production where the OEM customer does not supply all of the components that are required for assembly. We also provide design and new product introduction services, just-in-time delivery on low to medium volume turnkey and consignment projects and projects that require more value-added services, and price-sensitive, high-volume production. Our goal is to offer customers significant competitive advantages that can be obtained from manufacturing outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management and increased purchasing power.


As part of our electronics assembly and manufacture focus, in April 2004, we entered into a Preferred Manufacturing Agreement (the "Broadata Agreement") with Broadata Communications, Inc. ("Broadata"). Under this agreement, we will perform exclusive "turn-key" manufacturing services handling most of Broadata's manufacturing operations from material procurement to complete finished box-build. Specifically, Broadata agreed that during the three-year term of the

Broadata Agreement, we would be the exclusive manufacturer of the Broadata products covered by the Broadata Agreement. Under the Broadata Agreement, Broadata issues us purchase orders specifying the work to be completed and the delivery time. The price paid for work performed under the Broadata Agreement is our costs plus 10%, plus an assembly fee of $0.07 per component and an hourly charge of $18 per hour for manual assembly, mechanical assembly, and testing, subject to periodic review and adjustment. We agreed to ship the products manufactured FOB West Valley City, Utah. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party.


Ethernet Technology

Through our subsidiary, Racore Technology Corporation ("Racore"), we design, manufacture, and distribute Ethernet cards. These components are used to connect computers through fiber optic networks. In addition, we produce private label, custom designed networking products and technologies on an OEM basis. Our products serve major industrial, financial, and telecommunications companies worldwide. We market our products through an international network of distributors, value added resellers, and systems integrators who sell, install, and support our entire product catalogue.

Additionally, we have established, and continue to seek to establish, key business alliances with major multinational companies in the computing and data communications industries for which we produce private label, custom designed networking products and technologies on an OEM basis. These alliances generally require that Racore either develop custom products or adapt existing Racore products to become part of the OEM customer's product line. Under a typical contract, Racore provides a product with the customer's logo, packaging, documentation, and custom software and drivers to allow the product to appear unique and proprietary to the OEM customer. Contract terms generally provide for a non-recurring engineering charge for the development and customization charges, together with a contractual commitment for a specific quantity of product over a given term.

Contract Manufacturing

Through our subsidiary, CirTran-Asia, we design, engineer, manufacture and supply (DEMS) of products in the electronics, consumer products and general merchandise industries for various marketers, distributors and national retailers. This new division is an Asian-based, wholly owned subsidiary of CirTran Corporation and provides manufacturing services to the direct response and retail consumer markets. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase: engineering and design, product development and prototyping, tooling, and high-volume manufacturing.

CirTran has established a dedicated satellite office for CirTran-Asia, and has retained Mr. Charles Ho to lead the new division. Having proven the value and reliability of its core products, CirTran Corporation has chosen to expand into previously untapped product lines. CirTran-Asia will pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses and injection molding systems by establishing complete "box-build" or "turn-key" relationships in the electronics, retail, and direct consumer markets.

We have been preparing since 2003 for this strategic move into the Asian market. Management anticipates that this new division will help to elevate CirTran to an international contract manufacturer status for multiple products in a wide variety of industries, and will, in short order, allow us to target large-scale contracts. We anticipate that our new clients will be leading manufacturing and marketing firms in the retail and direct consumer markets

Market and Business Strategy

Our goal is to benefit from the increased market acceptance of, and reliance upon, the use of manufacturing specialists by many OEMs, marketing firms, distributors and national retailers. We believe the trend towards outsourcing manufacturing will continue. OEMs utilize manufacturing specialists for many reasons, including the following:

         * To Reduce Time to Market. Due to intense competitive pressures in the electronics and general manufacturing industry, OEMs are faced with increasingly shorter product life-cycles and, therefore, have a growing need to reduce the time required to bring a product to market. We believe OEMs can reduce their time to market by using a manufacturing specialist's manufacturing expertise and infrastructure.

         * To Reduce Investment. The investment required for internal manufacturing has increased significantly as products have become more technologically advanced and are shipped in greater unit volumes. We believe use of manufacturing specialists allows OEMs to gain access to advanced manufacturing capabilities while substantially reducing their overall resource requirements.

         * To Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are focusing their resources on activities and technologies which add the greatest value to their operations. By offering comprehensive electronics assembly and related manufacturing services, we believe manufacturing specialists allow OEMs to focus on their own core competencies such as product development and marketing.

         * To Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. We believe OEMs are motivated to work with a manufacturing specialist to gain access to the specialist's expertise in interconnect, test and process technologies.

         *        To Improve Inventory Management and Purchasing Power.
Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large required investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using a manufacturing specialist's volume procurement capabilities. In addition, a manufacturing specialist's expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

An important element of our strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Due to the costs inherent in supporting customer relationships, we focus our efforts on customers with which the opportunity exists to develop long-term business partnerships. Our goal is to provide our customers with total manufacturing solutions for both new and more mature products, as well as across product generations.

Another element of our strategy is to provide a complete range of manufacturing management and value-added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging and post-manufacturing services. We believe that as manufacturing technologies become more complex and as product life cycles shorten, OEMs will increasingly contract for manufacturing on a turnkey basis as they seek to reduce their time to market and capital asset and inventory costs. We believe that the ability to manage and support large turnkey projects is a critical success factor and a significant barrier to entry for the market it serves. In addition, we believe that due to the difficulty and long lead-time required to change manufacturers, turnkey projects generally increase an OEM's dependence on its manufacturing specialist, which can result in a more stable customer base.

In our high volume electronics, consumer products, and general merchandise manufacturing divisions, we believe we add value by providing turn-key solutions in design, engineering, manufacturing and supply of products to our clients.

Suppliers; Raw Materials

Our sources of components for our electronics assembly business are either manufacturers or distributors of electronic components. These components include passive components, such as resisters, capacitors and diodes, and active components, such as integrated circuits and semi-conductors. Our suppliers include Siemens, Muriata-Erie, Texas Instruments, Fairchild, Harris and Motorola. Distributors from whom we obtain materials include Avnet, Future Electronics, Digi-key and Force Electronics. Although we have experienced shortages of various components used in our assembly and manufacturing processes, we typically hedge against such shortages by using a variety of sources and, to the extent possible, by projecting our customer's needs.

Research and Development

During 2004 and 2003, CirTran Corporation spent approximately $75,000 and $52,200, respectively, on research and development of new products and services. The costs of that research and development were paid for by our customers. In addition, during the same periods, our subsidiary, Racore, spent approximately $42,536 and $45,244, respectively. None of Racore's expenses were paid for by its customers. We remain committed, particularly in the case of Racore, to continuing to develop and enhance our product line as part of our overall business strategy.

Beginning in 2004, Racore started working more aggressively on marketing existing products by simplifying ordering and sales processing to existing customers. We are also working towards some cost reduced versions of existing product line and adding new sales channels. We are also in the process of expanding the current product line, adding new product categories to existing sales channels, along with products with reduced development costs, quicker time to market, higher profit margins, greatly reduced support costs, less pressure from competitors and shorter sales cycles. We are currently developing one new product that is unique in the market and one new product that will provide us with a more complete product line.

In the coming months, we anticipate that Racore will introduce several new products that will include not only cost reduced versions of existing products, but also similar yet unique products that will satisfy market needs which currently have no deliverable or affordable solutions. These products will realize reduced development costs, quicker time to market, higher profit margins, greatly reduced support costs, less pressure from competitors, and shorter sales and delivery cycles. These products will leverage our expertise in the areas of fiber optics, security, and portability.

We possess advanced design and engineering capabilities with experienced professional staffs at both our Salt Lake City and ShenZhen offices for electrical, software, mechanical and industrial design. This provides the end client a total solution for original design, re-design and final design of products.

Sales and Marketing


As of January 17, 2006, we had three individuals on our internal sales staff, and we have continued to pursue sales representative relationships with firms that work as independent contractors in generating new business. We signed an agreement with TMP and have other outside independent contractors that we continue to work with. This is advantageous to the company, as it provides the company with a broad sales network with no direct cost. It is our intention to continue pursuing sales representative relationships as well as internal salaried sales executives. The company has also established a dedicated satellite sales/engineering office in Los Angeles to headquarter all business development activities companywide. As of December, 2005, CirTran had begun occupying a commercial space in the Century City district of Los Angeles located at 1875 Century Park East, Suite 1790. The space is approximately 2,500 square feet of office space. The office will serve as the Business Development, Sales, Marketing and Strategic Planning Headquarters company-wide and for all divisions and subsidiaries. The sublease, which was signed in October 2005 expires in October 2007.


We are working aggressively to market existing products through current sales channels. We will also add major new conduits to deliver products and services directly to end users, as well as motivate our distributors, partners, and other third party sales mechanisms. We continue to simplify and improve the sales, order, and delivery process.

Historically, we have had substantial recurring sales from existing customers, though we continue to seek out new customers to generate increased sales. We treat sales and marketing as an integrated process involving direct salespersons and project managers, as well as senior executives. We also use independent sales representatives in certain geographic areas. We have also engaged strategic consulting groups to make strategic introductions to generate new business. This strategy has proven successful, and has already generated multiple manufacturing contracts.

During the typical sales process, a customer provides us with specifications for the product it wants, and we develop a bid price for manufacturing a minimum quantity that includes manufacture engineering, parts, labor, testing, and shipping. If the bid is accepted, the customer is required to purchase the minimum quantity and additional product is sold through purchase orders issued under the original contract. Special engineering services are provided at either an hourly rate or at a fixed contract price for a specified task.

In 2004, due to our new contract manufacturing division, only 20% of our net sales were derived from pre-existing customers, whereas during the year ended December 31, 2003, over 96% of our net sales were derived from customers that were also customers during 2002. In 2004, 80% of our sales were derived from new business, with the majority of those sales being secured by exclusive manufacturing contracts. In 2004, our major new customer was International Edge which accounted for about 52% of our net sales. Our second and third largest customers for 2004 were pre-existing customers, Meret Optical Communications with about 14%, and Dynojet Research Inc. with over 7%of our net sales. This trend should continue into 2006 and 2007. Historically, a small number of customers accounted for a significant portion of our electronics assembly and manufacture division net sales. In 2004, our three largest customers accounted for approximately 55% of our total sales in the electronics assembly and manufacture division, compared to 2003 where our three largest customers accounted for approximately 60% of our total sales. In 2003, our three largest customers were pre-existing customers, Dynojet Research Inc with over 28%, Linux Network with about 23%, and The Parvus Corporation with over 9% of our net sales.


In 2005, our three largest customers accounted for approximately 56.5% of our total sales. They were Advanced Beauty Solutions, accounting for approximately 36.0% of our net sales, Tristar, accounting for approximately 12.9% of our net sales, and Dynojet Research Inc., accounting for approximately 7.5% of our net sales.


Our expansion into China manufacturing has allowed us to increase our sales, manufacturing capacity and output with minimal capital investment required. By using various subcontractors, including Zhejiang Hengtai Machinery Manufacturing Co., Ltd., which manufactures the Supreme Pilates and Zhejiang Cuiori Electrical Appliances Co., Ltd,, which manufactures the Perfect Grill, we leveraged our upfront payments for inventories and tooling to control costs and receive benefits from economics of scale in most Asian manufacturing facilities. These expenses can be upwards of $100,000 per product. The Company will, depending on the contract, prepay anywhere from 10% to 50% of the purchase orders for materials to some of the factory we have contracts with. In exchange for theses financial commitments, the Company receives dedicated manufacturing responsiveness, thus eliminating the costly expense associated with capitalizing complete proprietary facilities.


Backlog consists of contracts or purchase orders with delivery dates scheduled within the next twelve months. As of January 17, 2006, our backlog was approximately $2,400,000 with confirmed deliveries dates. The Company also had a total of approximately $70,000,000 of signed contracts for blanket quantities, in which the customer agrees to purchases a set amount and will issue purchases against the contract when product is needed. The majority of these blanket quantities orders consist of a $32,500,000 contract from Guthy - Renker Corporation, a $22,000,000 contract with Arrowhead Industries, Inc., and a contract from Emson for approximately $7,000,000, along with a few other smaller contracts. Each contract contains a buy out clause that varies, depending on the product and amounts of product agreed upon. The Company has terminated the prior contracts with Advanced Beauty Solutions for $22,000,000 and $15,000,000, and as such, they are no longer part of the blanket quantity contracts.


In February 2003, we issued a press release relating to our receiving Certification Approval under the Joint Certification Program ("JCP") from the United States/Canada Joint Certification Office, Defense Logistics Information Service. This is an important recognition for CirTran and is consistent with our efforts to expand our revenue opportunities. Our approved access to technologies in the U.S. Department of Defense and the Canadian Department of National Defense will allow us to support the commercial activities of the broad range of manufacturers working with the U.S. and Canadian governments. We continue to receive proposals on products to manufacture and were able to build products for Hill Air Force Base.

In January and March 2004, we issued two press releases relating to our entering into a Letter of Intent to purchase all the assets of a leading Contract Electronics Manufacturer (CEM) of printed circuit board assemblies based in Orange County, California. In March 2004, the Letter of Intent expired by its terms and we did not pursue the transaction.

In March 2004, we issued two press releases relating to our signing a Letter of Intent (LOI) to acquire a minority ownership interest in a leading manufacturer in the Digital Fiber Optic Cable Communications firm based in Southern California." That Letter of Intent expired and was not renewed.

In December of 2004, we issued a press release relating to our hiring of Mr. Patrick L. Gerrard Sr. as a director of our corporate Quality Control Systems. We also announced that we had received an order for the United States Air Force. The products were built and shipped to them.

Management has continued its internal plan for increasing sales, reducing costs and restructuring the overall financial condition. As part of this strategy, sales for the company in 2004 were greater than sales in 2003, and the company reached an offer in compromise with the Internal Revenue Service and State of Utah settling most outstanding tax liabilities.

The year 2004 was a critical year for CirTran Corporation. The most significant event for CirTran in 2004 was the acceptance of the offer in compromise by the Internal Revenue Service settlement of the Company's prior tax obligation. This has been a top priority for management and the board of directors as the Company's viability was in question. With this new milestone, management feels the Company is financially stable and in position to continue its plan to grow. In addition, our effort to enter high-volume manufacturing in the electronics, consumer products and general merchandise industries has had a dramatic impact to the Company's sales and backlog. Also, management's constant pursuit of establishing the Company as a world-class manufacturer was recognized with the Company receiving ISO9001:2000 certification on March 31, 2005. This is an international monitoring agency that requires all companies who are certified to comply with a set standard of policies on quality and manufacturing.

Material Contracts and Relationships

We generally use form agreements with standard industry terms as the basis for our contracts with our customers. The form agreements typically specify the general terms of our economic arrangement with the customer (number of units to be manufactured, price per unit and delivery schedule) and contain additional provisions that are generally accepted in the industry regarding payment terms, risk of loss and other matters. We also use a form agreement with our independent marketing representatives that features standard terms typically found in such agreements.

Cogent Agreement

On September 14, 2003, we entered into an agreement with Cogent Capital Corp. ("Cogent"), under which we engaged Cogent to provide strategic planning and advisory services relating to acquisitions and with a view to obtaining a listing on either the American Stock Exchange or the NASDAQ. In a September 2003 press release, we mentioned that Cogent was assisting us in connection with a proposed direct investment in CirTran, but that transaction was not closed. We continue to work with Cogent, and they continue to provide strategic planning and advice.

MET Advisors Agreement

In August 2003, we entered into an agreement with MET Advisors ("MET") under which we retained MET to identify and provide detailed information on potential acquisition targets. Pursuant to the MET agreement, we agreed to pay MET a transaction fee equal to 5% of the total value of the transaction (but not less than $100,000), together with expenses incurred by MET in connection with the potential acquisition.

In January and March 2004, we issued press releases relating to a new agreement with a contract electronics manufacturer. The January 21, 2004, press release stated that we had entered into a Letter of Intent to purchase all the assets of a leading contract electronics manufacturer of printed circuit board assemblies based in Orange County, California. The March 2, 2004 press release was issued to give an update on the due diligence process. However, the letter of intent expired on March 5, 2004, and no agreement was reached regarding an extension. We have decided not to pursue further negotiations relating to this matter.

In March 2004, we issued two additional press releases relating to our potential acquisition of an interest in a manufacturer of digital fiber optic cable equipment. On March 18, 2004, we announced that we had signed a letter of intent to acquire a minority interest in a manufacturer based in southern California, and that in connection with the acquisition, we anticipated that we would enter into an exclusive manufacturing agreement. On March 26, 2004, we announced that we anticipated that we expected to finalize the acquisition of the interest and the exclusive agreement. On April 13, 2004, we entered into a stock purchase agreement with Broadata Communications, Inc., a California corporation ("Broadata") under which we purchased 400,000 shares of Broadata Series B Preferred Stock (the "Broadata Preferred Shares") for an aggregate purchase price of $300,000. The Broadata Preferred Shares are convertible, at our option, into an equivalent number of shares of Broadata common stock, subject to adjustment. The Broadata Preferred Shares are not redeemable by Broadata. As a holder of the Broadata Preferred Shares, we have the right to vote the number of shares of Broadata common stock into which the Broadata Preferred Shares are convertible at the time of the vote. Separate from the acquisition of the Broadata Preferred Shares, we also entered into a Preferred Manufacturing Agreement with Broadata. Under this agreement, we will perform exclusive "turn-key" manufacturing services handling most of Broadata's manufacturing operations from material procurement to complete finished box-build of all of Broadata's products. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party.


As of January 17, 2006, we had no other acquisitions planned or anticipated. We continue to work with MET and Cogent with respect to potential acquisitions.



Competition

The electronic manufacturing services industry is large and diverse and is serviced by many companies, including several that have achieved significant market share. Because of our market's size and diversity, we do not typically compete for contracts with a discreet group of competitors. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development and marketing resources. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.

We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

Furthermore,  the  Asian  manufacturing  market  is  growing  at a  rapid  pace.
Particularly in China, therefore, management feels that the Company is strategically positioned to hedge against unforeseen obstacles and continues its efforts to increase establishing additional relationships with manufacturing partners, facilities and personnel.

Regulation

We are subject to typical federal, state and local regulations and laws governing the operations of manufacturing concerns, including environmental disposal, storage and discharge regulations and laws, employee safety laws and regulations and labor practices laws and regulations. We are not required under current laws and regulations to obtain or maintain any specialized or agency-specific licenses, permits, or authorizations to conduct our manufacturing services. Other than as discussed in "Item 3 - Legal Proceedings" concerning delinquent payroll taxes, we believe we are in substantial compliance with all relevant regulations applicable to our business and operations.

Employees

In our Salt Lake headquarters, we employ 90 persons: 5 in administrative positions, 2 in engineering and design, 81 in clerical and manufacturing, and 2 in sales. In our CirTran-Asia division, we employ 7 people; 1 administrative, 2 accounting staff, 2 quality engineers, and 2 design engineers. We believe that our relationship with our employees is good.

Corporate Background

Our core business was commenced by Circuit Technology, Inc. ("Circuit"), in 1993 by our president, Iehab Hawatmeh. Circuit enjoyed increasing sales and growth in the subsequent five years, going from $2.0 million in sales in 1994 to $15.4 million in 1998, leading to the purchase of two additional SMT assembly lines in 1998 and the acquisition of Racore Computer Products, Inc., in 1997. During that period, Circuit hired additional management personnel to assist in managing its growth, and Circuit executed plans to expand its operations by acquiring a second manufacturing facility in Colorado. Circuit subsequently determined in early 1999, however, that certain large contracts that accounted for significant portions of our total revenues provided insufficient profit margins to sustain the growth and resulting increased overhead. Furthermore, internal accounting controls then in place failed to apprise management on a timely basis of our deteriorating financial position.

We were incorporated in Nevada in 1987, under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until July 1, 2000, when we issued a total of 10,000,000 shares of our common stock (150,000,000 of our shares as presently constituted) to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit.

In 1987, Vermillion Ventures, Inc. filed an S-18 registration statement with the United States Securities and Exchange Commission ("SEC") but did not at that time become a registrant under the Securities Exchange Act of 1934 ("1934 Act"). From 1989 until 2000, Vermillion did not make any filings with the SEC under the 1934 Act. In July 2000, we commenced filing regular annual, quarterly, and current reports with the SEC on Forms 10-KSB, 10-QSB, and 8-K, respectively, and have made all filings required of a public company since that time. In February 2001, we filed a Form 8-A with the SEC and became a registrant under the 1934 Act. We may be subject to certain liabilities arising from the failure of Vermillion to file reports with the SEC from 1989 to 1990, but we believe these liabilities are minimal because there was no public market for the common shares of Vermillion from 1989 until the third quarter of 1990 (when our shares began to be traded on the Pink Sheets) and it is likely that the statute of limitations has run on whatever public trades in the shares of our common stock may have taken place during the period during which Vermillion failed to file reports.

On August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares.


The short- and long-term success of CirTran is subject to certain risks, many of which are substantial in nature and outside the control of CirTran. You should consider carefully the following risk factors, in addition to other information contained herein. When used in this Report, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates," and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. You should understand that several factors govern whether any forward-looking statement contained herein will or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including the strategies, plans and objectives relating to the products and the future economic performance of CirTran and its subsidiaries discussed above.

Description of Property

On December 17, 2003, we entered into a ten-year lease agreement (the "Lease") with PFE Properties, LLC, a Utah limited liability company (the "Lessor"), for our existing 40,000 square-foot headquarters and manufacturing facility, located at 4125 South 6000 West in Salt Lake City, Utah. The workspace includes 10,000 square feet of office space to support the Registrant's Administration, Sales, and Engineering Staff. The 30,000 square feet of manufacturing space includes a highly secured inventory area, shipping and receiving areas, and manufacturing and assembly space that support six full surface-mount lines with state-of-the-art equipment capable of placing over 360 million components per year.

On March 31, 2005, the Company entered into a Membership Acquisition Agreement (the "Acquisition Agreement") with Rajayee Sayegh (the "Seller") for the purchase of one hundred percent (100%) of the membership interests in PFE Properties LLC, a Utah limited liability company ("PFE"). Under the Acquisition Agreement, the Company agreed to issue twenty million (20,000,000) shares of its restricted common stock, with a fair value of $800,000 on the date of issuance. No registration rights were granted. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

The primary asset of PFE is its rights, titles and interests in and to a parcel of real property, together with any improvements, rents and profits thereon or associated therewith, located at 4125 S. 6000 W., West Valley City, Utah, 84128, where the Company presently has its headquarters and manufacturing facility.

Following the acquisition of the PFE interests, PFE will continue to own the building. PFE will remain a separate LLC due to liability issues and the Company will continue to make intercompany lease payments under the 2003 lease.

Our facilities in Shenzhen, China, constitute a sales and business office. We have no manufacturing facilities in China. Our office in Shenzhen is approximately 1,600 square feet. Under the terms of our lease on the space, the monthly payment is 15,000 Renminbi, which in October 2004 was approximately $2,100, depending on the exchange rate. The term of the lease is for two years, running from July 18, 2004.


As of December, 2005, CirTran had begun occupying a commercial space in the Century City district of Los Angeles located at 1875 Century Park East, Suite 1790. The space is approximately 2,500 square feet of office space. The office will serve as the Business Development, Sales, Marketing and Strategic Planning Headquarters company-wide and for all divisions and subsidiaries. The sublease, which was signed in October of 2005 expires in October of 2007. The lease payment is $4,500 per month, all inclusive.


We believe that the facilities and equipment described above are generally in good condition, are well maintained, and are generally suitable and adequate for our current and projected operating needs.

Where to get additional information

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

CirTran's internet address' are www.cirtran.com, www.cirtranasia.com, www.racore.com.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We provide a mixture of high- and medium volume turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics original equipment manufactures ("OEMs") in the communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our services include pre-manufacturing, manufacturing, and post-manufacturing services. Through our subsidiary, Racore Technology Corporation, we design and manufacture Ethernet technology products. Our goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management, and increased purchasing power.

During 2004, we established a new division, CirTran-Asia, Inc., which has contributed to a major portion of the increase in revenue for the nine months ended September 30, 2005 as compared to the same period in 2004. This division is an Asian-based, wholly owned subsidiary of CirTran Corporation and provides a myriad of manufacturing services to the direct response and retail consumer markets. Since the introduction of this new division, we have been manufacturing mainly fitness equipment, beauty products, and food preparation equipment for the direct response market. We are looking into manufacturing more of these types of products and expanding into other areas in the coming years. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase: engineering and design, product development and prototyping, tooling, and high-volume manufacturing.

CirTran has established a dedicated satellite office for CirTran-Asia, and has retained Mr. Charles Ho to lead the new division. Having proven the value and reliability of its core products, CirTran Corporation has chosen to expand into previously untapped product lines. CirTran-Asia will pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses and injection molding systems by establishing complete "box-build" or "turn-key" relationships in the electronics, retail and direct consumer markets.

We have been preparing for more than a year for this strategic move into the Asian market. Management anticipates that this new division will elevate CirTran to an international contract manufacturer status of multiple products in a wide variety of industries, and will, in short order, allow us to target large-scale contracts. We anticipate that our new clients will be leading manufacturing and marketing firms in the retail and direct consumer markets.

Significant Accounting Policies

Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Financial Statements contained in our Annual Report on form 10-KSB/A includes a summary of the significant accounting policies and methods used in the preparation of our Financial
Statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Estimated amounts may differ under different assumptions or conditions, and actual results could differ from the estimates.

         Revenue Recognition

Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

         Inventories

Inventories are stated at the lower of average cost or market value. Costs include labor, material, and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory, and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory based on management's estimate of the benefit of indirect manufacturing costs to the manufacturing process.

When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its customers that require the customer to purchase inventory items related to their contracts in the event that the contracts are cancelled. The market value of related inventory is based upon those agreements.

The Company typically orders inventory on a customer-by-customer basis. In doing so the Company enters into binding agreements that the customer will purchase any excess inventory after all orders are complete. Almost 80% of the total inventory is secured by these agreements.

Related Party Transactions

Certain transactions involving Abacas Ventures, Inc., the Saliba Private Annuity Trust and the Saliba Living Trust are regarded as related party transactions under FAS 57. Disclosure concerning these transactions is set out in this section under "Liquidity and Capital Resources - Liquidity and Financing Arrangements," and in "Certain Relationships and Related Transactions."

Results of Operations - Comparison of Periods ended September 30, 2005 and 2004

         Sales and Cost of Sales

Net sales increased to $4,291,762 for the three months period ended September 30, 2005, as compared to $2,626,770 during the same period in 2004, for an increase of 63.4%. Net sales increased to $11,521,411 for the nine months period ended September 30, 2005, as compared to $5,230,374 during the same period in 2004, for an increase of 120.3%. The largest factor contributing to the increase of net sales during the third quarter was the new division, CirTran-Asia, which has contributed $1,664,992 and for the nine months ended September 30, 2005, a $6,295,406 increase in revenue. CirTran-Asia, the Asian-based wholly owned subsidiary of CirTran Corporation, provides a myriad of manufacturing services to the direct response and retail consumer markets. Our experience and expertise in manufacturing enables CirTran-Asia to enter a project at any phase: engineering and design, product development and prototyping, tooling, and high-volume manufacturing. Cost of sales increased by 26.6%, from $2,069,828 during the three months period ended September 30, 2004, to $2,620,109 during the same period in 2005. Cost of sales increased by 71.2%, from $4,066,375 during the nine months period ended September 30, 2004, to $6,962,380 during the same period in 2005. The increase in cost of sales is due to the increase in revenue. Our gross profit margin for the three months period ended September 30, 2005, was 39.0%, up from 21.2% for the same period in 2004 Our gross profit margin for the nine months period ended September 30, 2005, was 39.6%, up from 22.3% for the same period in 2004. The majority of the increase is due to a considerable increase in CirTran-Asia sales which has consistent and less favorable margins compared to the electronics assembly and Ethernet technology business operations.

         Inventory

We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at September 30, 2005, was $1,448,585, as compared to $1,453,754 at December 31, 2004. The decrease in inventory is nominal.

         Selling, General and Administrative Expenses

During the three months ended September 30, 2005, selling, general and administrative expenses were $1,036,565 versus $876,043 for the same period in 2004, an 18.3% increase. During the nine months ended September 30, 2005, selling, general and administrative expenses were $3,565,707 versus $2,240,620 for the same period in 2004, a 59.1% increase. The increase was due to expenses related to the CirTran-Asia division, along with our efforts to aggressively market our products. Selling, general and administrative expenses as a percentage of sales for the three months ended September 30, 2005 were 24.2% as compared to 33.4% during the same period in 2004. Selling, general and administrative expenses as a percentage of sales for the nine months ended September 30, 2005 were 30.9% as compared to 42.8% during the same period in 2004. This decrease is due in part to an increase in sales and better control of expenses.

         Interest Expense

Interest expense for three months ended September 30, 2005, was $149,732 as compared to $85,446 for the same period in 2004, an increase of 75.2%. Interest expense for nine months ended September 30, 2005, was $412,530 as compared to $400,039 for the same period in 2004, an increase of 3.1%. The increase is primarily due to the convertible debenture, discussed below.

As a result of the above factors, we have net income of $575,042 for the quarter ended September 30, 2005, as compared to a net loss of ($552,086) for the quarter ended September 30, 2004. This net profit is attributed to a substantial increase in sales and better cost controls.

Results of Operations - Comparison of Years Ended December 31, 2004 and 2003

         Sales and Cost of Sales

Net sales increased 629.3% to $8,862,715 for the year ended December 31, 2004, as compared to $1,215,245 for the year ended December 31, 2003. This sales increase can be attributed to several factors. The first factor was the strengthening of the overall market economy. Industry-wide, we are seeing more OEMs release larger order commitments with extended time tables. The second significant factor directly related to CirTran is our marketing approach. Most contract manufacturers approach customers on a job-by-job basis. CirTran approaches customers on a partner basis. We have developed a program where we can be more effective when we control the material procurement, purchasing, and final assembly, providing the customer a final quality product delivered on time and at a lower market cost. This approach for the electronics assembly and manufacture division has resulted in sales to new customers of $577,337 during the year ended December 31, 2004. The biggest factor that contributed to the increase of net sales during the 2004 was the establishment of the new division CirTran-Asia, which contributed $5,458,944 of the increase in revenue.

Cost of sales increased by 722.8%, from $854,542 during the year ended December 31, 2003, to $7,030,934 during year ended December 31, 2004. The increase in cost of sales is due to an increase in revenue. Our gross profit margin for the year ended December 31, 2004, was 20.5%, down from 16.5% from the year ended December 31, 2003. The decrease is due to the increase of cost of sales for CirTran-Asia products that have smaller gross margins, but higher sales volume.

The following charts present (i) comparisons of sales, cost of sales and gross profit generated by our two main areas of operations, i.e., electronics assembly and Ethernet technology, for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003; and (ii) comparisons during these periodsfor each division between sales generated by pre-existing customers and sales generated by new customers.

------------- ------------ ------------  -------------  ---- -----------------
                9 Months
               ended/Year     Sales      Cost of Sales       Gross Loss/Margin
------------- ------------ ------------  -------------  ---- -----------------

Asia Division    2005      $ 9,054,870    $ 5,580,313           $ 3,474,557
------------- ------------ ------------  -------------  ---- -----------------
                 2004      $ 5,458,944    $ 4,736,479           $   722,465
------------- ------------ ------------  -------------  ---- -----------------
                 2003      $         0    $         0           $         0
------------- ------------ ------------  -------------  ---- -----------------
Electronics
Assembly         2005      $ 2,355,655    $ 1,329,658           $ 1,025,997
------------- ------------ ------------  -------------  ---- -----------------
                 2004      $ 3,354,057    $ 2,282,531    (2)    $ 1,071,526
------------- ------------ ------------  -------------  ---- -----------------
                 2003      $ 1,050,090    $   929,800    (1)    $   120,290
------------- ------------ ------------  -------------  ---- -----------------
Ethernet
Technology       2005      $   110,886    $    52,409           $    58,477
------------- ------------ ------------  -------------  ---- -----------------
                 2004      $    49,714    $    25,202           $    24,512
------------- ------------ ------------  -------------  ---- -----------------
                 2003      $   165,155    $    84,742           $    80,413
------------- ------------ ------------  -------------  ---- -----------------

(1)      Includes the write-down of carrying value of inventories of $160,000
(2)      Includes the write-down of carrying value of inventories of $13,000


--------------   ----------    -------------   ------------    -----------------
                  9 Months                     Pre-existing
                 Ended/Year     Total Sales     Customers        New Customers
--------------   ----------    -------------   ------------    -----------------
Asia Division       2005         $9,054,870     $2,345,648        $6,709,222
--------------   ----------    -------------   ------------    -----------------
                    2004         $5,458,944     $        0        $5,458,944
--------------   ----------    -------------   ------------    -----------------
                    2003         $        0     $        0        $        0
--------------   ----------    -------------   ------------    -----------------
Electronics
Assembly            2005         $2,355,655     $2,084,796        $  270,859
--------------   ----------    -------------   ------------    -----------------
                    2004         $3,354,057     $2,796,720        $  557,337
--------------   ----------    -------------   ------------    -----------------
                    2003         $1,050,090     $1,036,418        $   13,672
--------------   ----------    -------------   ------------    -----------------
Ethernet
Technology          2005         $  110,886     $   55,667        $   55,219
--------------   ----------    -------------   ------------    -----------------
                    2004         $   49,714     $   30,257        $   19,457
--------------   ----------    -------------   ------------    -----------------
                    2003         $  165,155     $  127,040        $   38,115
--------------   ----------    -------------   ------------    -----------------


         Inventory

We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at December 31, 2004 was $1,453,754, as compared to $1,247,428 at December 31, 2003. The increase in inventory was required to facilitate the increase in turnkey sales.

         Selling, General and Administrative Expenses

During the year ended December 31, 2004, selling, general and administrative expenses were $3,362,933 versus $2,402,968 for 2003, a 39.9% increase. The increase was due to expenses related to the CirTran-Asia division, along with our efforts to aggressively market our products. Selling, general and administrative expenses as a percentage of sales as of December 30, 2004 were 37.9% as compared to 197.7% during 2003. This decrease is due in part to an increase in sales and better control of expenses.

         Other Income and Expense

Interest expense for 2004 was $495,637 as compared to $571,044 for 2003, a decrease of 13.2%. The decrease is primarily due to the reduction in interest expense related the settlement of various notes payable. We also had a gain on forgiveness of debt in the amount of $1,713,881.

As a result of the above factors, our overall net loss decreased 77.4% to $658,322 for the year ended December 31, 2004, as compared to $2,910,978 for the year ended December 31, 2003.

Liquidity and Capital Resources

Our revenues are currently greater than our expenses. We have had a history of losses preceeding this quarter, and our accumulated deficit has decreased to $17,960,059 at September 30, 2005, compared to $18,799,602 at December 31, 2004.
Our net income for the quarter ending September 30, 2005, was $575,042, compared to a net loss of ($552,086) for the quarter ended September 30, 2004. Our current assets exceeded our current liabilities by $1,946,157 as of September 30, 2005, and our current liabilities exceeded our current assets by ($3,558,826) as of December 31, 2004. The decrease was mostly attributable to settlements of notes payable, an increase in accounts receivable and inventory along with acquiring the building and property. For the nine months ended September 30, 2005 and 2004, we had negative cash flows from operations of ($1,255,396) and ($1,075,957) respectively.

         Cash

We had cash on hand of $377,357 at September 30, 2005, and $81,101 at December 31, 2004.

Net cash used in operating activities was $1,255,396 for the nine months ended September 30, 2005. Cash received from customers of $7,775,664 was not sufficient to offset cash paid to vendors, suppliers, and employees of $9,031,060. The non-cash charges were for depreciation and amortization of $253,701 and loan costs and interest paid from loan proceeds of $67,168. Because the Company has negative cash flows from operations, it must rely on sources of cash other than customers to support its operations. It is anticipated that various methods of equity financing will be required to support operations until cash flows from operations are positive.

Net cash used in investing activities during the nine months ended September 30, 2005, consisted of equipment purchases of $353,196 and cash acquired with PFE acquisition in the amount of $39,331.

Net cash provided by financing activities was $1,865,367 during the nine months ended September 30, 2005. Principal sources of cash were proceeds of $95,586 from notes payable to related parties, proceeds from notes payable of $1,732,067, and proceeds from the exercise of options to purchase common stock of $33,300.

         Accounts Receivable

At September 30, 2005, we had receivables of $5,034,466, net of a reserve for doubtful accounts of $40,867, as compared to $1,288,719 at December 31, 2004, net of a reserve of $41,143. This increase was primarily attributed to sales having substantially increased in the last month of the third quarter as compared to the last two months in 2004. The Company has implemented an aggressive process to collect past due accounts over the past several years. Individual accounts are continually monitored for collectibilty. As part of monitoring individual customer accounts, the Company evaluates the adequacy of its allowance for doubtful accounts. Since the implementation of the new collection process, very few accounts have been deemed uncollectible. In addition, the majority of the increase in accounts receivable as of September 30, 2005, related to sales that occurred in the last month of the quarter. Therefore they were not deemed uncollectible.

         Accounts Payable

Accounts payable were $2,068,346 at September 30, 2005, as compared to $1,104,392 at December 31, 2004. This increase is primarily attributed to the new sales generated from our new division, CirTran Asia and to facilitate the continuing increase in turnkey sales.

         Liquidity and Financing Arrangements

We have a history of substantial losses from operations and using rather than providing cash in operations. We had an accumulated deficit of $17,960,059 and a total stockholders' equity of $2,868,679 at September 30, 2005. As of September 30, 2005, our monthly operating costs and interest expenses averaged approximately $450,000 per month.

Abacas Ventures, Inc.

An explanation of the relationship between CirTran and Abacas Ventures, Inc., is as follows: Two trusts, the Saliba Living Trust and the Saliba Private Annuity Trust (collectively, the "Saliba Trusts"), were investors in Circuit Technology, a Utah corporation and predecessor entity of the Company. The trustees of the trusts are Tom and Betty Saliba, and Tom Saliba, respectively. (Tom Saliba is the nephew of the grandfather of Trevor Saliba, one of the directors of CirTran.) In July 2000, CirTran Corporation merged with Circuit Technology. Through that merger, the Saliba Trusts became shareholders of CirTran. The Saliba Trusts are also two of the shareholders of an entity named Abacas Ventures, Inc. ("Abacas"). At the time of the merger, CirTran was in default on several of its obligations, including an obligation to Imperial Bank. The Saliba Trusts, through Abacas, purchased the bank's claim against CirTran to protect their investment in CirTran. Following the merger, Abacas worked to settle debts of CirTran to improve Abacas's position and to take advantage of certain discounts that creditors of CirTran offered to settle their claims. On several occasions, the Abacas shareholders have agreed to convert outstanding debt owed by CirTran to Abacas into shares of CirTran common stock. In March 2005, we agreed with Abacas and its shareholders to settle claims in the aggregate amount of $2,050,000 which Abacas held against us in exchange for the issuance of 51,250,000 shares of our common stock to certain shareholders of Abacas.


As of January 17, 2006, Abacas did not have any claims against us, and we were not working with Abacas or its shareholders relating to the settlement of any of our claims or obligations. However, in the future if claims arise, should we choose to attempt to work with Abacas regarding the settlement of such potential claims, there can be no assurance that Abacas will agree to work with us to settle such claims. Additionally, should Abacas choose to work with us with respect to the settlement of such potential claims, there can be no assurance that Abacus will agree to convert any debt it acquires in the future, into shares of CirTran, or that conversions will occur at a price and on terms that are favorable to CirTran.


In conjunction with our efforts to improve our results of operations, discussed above, we are also actively seeking infusions of capital from investors. It is unlikely that we will be able, in our current financial condition, to obtain additional debt financing; and if we did acquire more debt, we would have to devote additional cash flow to paying the debt and securing the debt with assets. We may therefore have to rely on equity financing to meet our anticipated capital needs. There can be no assurances that we will be successful in obtaining such capital. If we issue additional shares for debt and/or equity, this will dilute the value of our common stock and existing shareholders' positions.

Notes Payable to Equity Line Investor -- During 2003, we borrowed a total of $1,830,000 from Cornell Capital Partners, LP, pursuant to nine unsecured promissory notes. The loans were made and the notes were issued from June 2003 through December 2003. In lieu of interest, we paid fees to the lender, ranging from 5% to 10%, of the amount of the loan. These fees have been recorded as interest expense. The fees were negotiated in each instance and agreed upon by us and by the lender and its affiliate. The notes were repayable over periods ranging from 70 days to 131 days. Each of the notes stated that if we did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance. Through December 31, 2003, we directed the repayment of $1,180,000 of these notes from proceeds generated under the Equity Line Agreement, discussed in Note 10 below. At December 31, 2003, the balance owing on these notes was $650,000. All notes were paid when due or before, and at no time did we incur the 24% penalty interest rate.

During the year ended December 31, 2004, Cornell loaned us an additional $3,200,000 pursuant to four additional unsecured promissory notes, $1,700,000 of which remained outstanding at December 31, 2004. The loans were made and the notes were issued in January through June 2004, bringing the total aggregate loans from Cornell to $5,030,000. As before, in lieu of interest, we paid fees to the lender, ranging from 4% to 5%, of the amount of the loan. The fees were negotiated in each instance and agreed upon by us and by the lender and its affiliate. The notes were repayable over periods of 88 days and 193 days. Each of the notes stated that if we did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance.

As noted above, we received proceeds of $5,030,000 from notes payable to Cornell. We used the proceeds from these notes to fund operating losses of approximately $2,938,000, pay down accounts payable, notes payable and other settlements of approximately $1,401,000, purchase equipment and tooling in the amount of $391,000, and to invest in Broadata in the amount of $300,000. During January 2005, the Company received proceeds of $565,000 from an additional note payable to Cornell to fund the settlement with the Internal Revenue Service

With the sale of the Convertible Debenture in May 2005 to Highgate, $2,265,000 of the proceeds were paid to Cornell to repay promissory notes in the amount of $1,700,000 and $565,000.

Prior Equity Line of Credit Agreement - In conjunction with efforts to improve the results of our operations, discussed above, on November 5, 2002, we entered into an Equity Line of Credit Agreement with Cornell. We subsequently terminated that agreement, and on April 8, 2003, we entered into an amended equity line agreement (the "Equity Line Agreement") with Cornell. Under the Equity Line Agreement, we had the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of our common stock in lieu of repayment of the draw. The number of shares to be issued was determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice was tendered. Cornell was required under the Equity Line Agreement to tender the funds requested by us within two trading days after the five-trading-day period used to determine the market price.

During the year ended December 31, 2004, we drew an aggregate amount of $2,150,000 under the Equity Line Agreement, pursuant to draws on the Equity Line, net of fees of $86,000, and issued a total of 57,464,386 shares of common stock to Cornell under the Equity Line Agreement. At our direction, Cornell retained the proceeds of the draws under the Equity Line Agreement and applied them as payments on the notes to Cornell, discussed above.

Pursuant to the Equity Line Agreement, in connection with each draw, we agreed to pay a fee of 4% of the amount of the draw to Cornell as consideration for its providing the Equity Line. Total fees paid for the year ended December 31, 2004 were $128,000. Of these payments, $86,000 was offset against additional paid-in capital as shares were issued under the Equity Line Agreement and $68,000 was recorded as deferred offering costs for total deferred offering costs of $68,000 at December 31, 2004. These deferred offering costs were expensed as the Equity Line Agreement was terminated in conjunction with the sale of the Convertible Debenture in May 2005.

Standby Equity Distribution Agreement - We entered into a Standby Equity Distribution Agreement (the "Agreement") dated May 21, 2004, with Cornell. Under the Agreement, we had the right, at our sole discretion, to sell periodically to Cornell shares of our common stock for an aggregate purchase price of up to $20 million. The purchase price for the shares sold to Cornell was to be equal to the lowest volume-weighted average price of our common stock during the pricing period consisting of the five consecutive trading days after we gave an advance notice. The periodic sale of shares was known as an advance. We could request an advance, by giving a written advance notice to Cornell, and could not request advances more frequently than every seven trading days. A closing was to be held on the first trading day after the end of the pricing period. The maximum advance amount was one million dollars ($1,000,000) per advance, with a minimum of seven trading days between advances. In addition, we could not request advances if the shares to be issued in connection with such advances would result in Cornell owning more than 9.9% of our outstanding common stock.

Cornell was to retain a commitment fee of 5% of the amount of each advance under the Agreement.

With the sale of the Convertible Debenture in May 2005, the Standby Equity Distribution Agreement and related agreements were terminated.

Convertible Debenture - On May 26, 2005, the Company entered into an agreement with Highgate House Funds, Ltd. ("Highgate") to sale to Highgate a $3,750,000, 5% Secured Convertible Debenture (the "Debenture"). The Debenture is due December 2007 and is secured by all of the Company's property.

Accrued interest is payable at the time of maturity or conversion. The Company may, at its option, elect to pay accrued interest in cash or shares of the Company's common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either the date the interest payment is due or the date on which the interest payment is made.

At any time, Highgate may elect to convert principal amounts owing on the Debenture into shares of the Company's common stock at a conversion price equal to the lesser of $0.10 per share, or an amount equal to the lowest closing bid price of our common stock for the twenty trading days immediately preceding the conversion date. The Company has the right to redeem a portion or the entire Debenture then outstanding by paying 105% of the principal amount redeemed plus accrued interest thereon.

Highgate's right to convert principal amounts into shares of the Company's common stock is limited as follows:

                  (i) Highgate may convert up to $250,000 worth of the principal amount plus accrued interest of the Debenture in any consecutive 30-day period when the market price of the Company's stock is $0.10 per share or less at the time of conversion;

                  (ii) Highgate may convert up to $500,000 worth of the principal amount plus accrued interest of the Debenture in any consecutive 30-day period when the price of the Company's stock is greater than $0.10 per share at the time of conversion; provided, however, that Highgate may convert in excess of the foregoing amounts if the Company and Highgate mutually agree; and

                  (iii) Upon the occurrence of an event of default, Highgate may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may convert the Debentures and accrued interest thereon into shares of the Company's common stock.

Except in the event of default, Highgate may not convert the Debenture for a number of shares that would result in Highgate owning more than 4.99% of the Company's outstanding common stock.

The Company granted Highgate registration rights, pursuant to which the Company agreed to file, within 120 days of the closing of the purchase of the debenture, a registration statement to register the resale of shares of the Company's common stock issuable upon conversion of the principal or accrued interest on the Debenture. The Company agreed to register the resale of up to 100,000,000 shares, and to keep such registration statement effective until all of the shares issuable upon conversion of the principal or interest accrued on the

Debenture have been sold. In the event that the Company issues more than 100,000,000 shares of its common stock, it will file additional registration statements as necessary.

The Company determined that Highgate LLC received a beneficial conversion option and allocated $441,402 of the proceeds received to the beneficial conversion option that resulted in an offsetting discount to the note payable. The discount on the note payable is being amortized to interest expense from the date proceeds were received through December 2007, and amounted to $16,271 of accretion of the discount during the six months ended June 30, 2005.

In connection with the sale of the Debenture, $2,265,000 of the proceeds was paid directly to Cornell to repay promissory notes. Fees of $256,433 were also withheld from the proceeds. As such, of the total Debenture amount of $3,750,000, the net proceeds to us were $1,228,567. The proceeds will be used for general corporate and working capital purposes, at the Company's discretion.

Forward-looking statements

All statements made in this prospectus, other than statements of historical fact, which address activities, actions, goals, prospects, or new developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of operations and other such matters are forward-looking statements. Any one or a combination of factors could materially affect our operations and financial condition. These factors include competitive pressures, success or failure of marketing programs, changes in pricing and availability of parts inventory, creditor actions, and conditions in the capital markets. Forward-looking statements made by us are based on knowledge of our business and the environment in which we currently operate. Because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.

5% Convertible Debenture

On May 26, 2005, we entered into a securities purchase agreement (the "Purchase Agreement") with Highgate House Funds, Ltd., a Cayman Island exempted company ("Highgate" or the "Selling Shareholder"), relating to the sale by us of a 5% Secured Convertible Debenture, due December 31, 2007, in the aggregate principal amount of $3,750,000 (the "Convertible Debenture").

In connection with the purchase of the Convertible Debenture, we used $2,265,000 to repay two promissory notes to Cornell Capital Partners, LP ("Cornell"), one in the amount of $1,700,000, and the other in the amount of $565,000. Highgate and Cornell have the same general partner, Yorkville Advisors, but have different portfolio managers.

We also paid a commitment fee of $240,765.11, a structuring fee of $10,000 to the Selling Shareholder, and legal fees of $5,668.17. As such, of the total purchase amount of $3,750,000, the net proceeds to us were $1,228,566.72, which we received following the closing of the purchase of the Convertible Debenture. We intend to use these proceeds for general corporate and working capital purposes, in our discretion.

The Convertible Debenture bears interest at a rate of 5%. The Selling Shareholder is entitled to convert, at its option, all or part of the principal amount owing under the Convertible Debenture into shares of our common stock at a conversion price equal to the lesser of (a) $0.10 per share, or (b) an amount equal to the lowest closing bid price of the Common Stock as listed on the OTC Bulletin Board, as quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the conversion date. Except as otherwise set forth in the Convertible Debenture, the Selling Shareholder's right to convert principal amounts owing under the Convertible Debenture into shares of our common stock is limited as follows:

         1. The Selling Shareholder may convert up to $250,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the market price of our stock is $0.10 per share or less at the time of conversion;

         2. The Selling Shareholder may convert up to $500,000 worth of the principal amount plus accrued interest of the Convertible Debenture in any consecutive 30-day period when the price of our stock is greater than $0.10 per share at the time of conversion, provided, however, that the Selling Shareholder may convert in excess of the foregoing amounts if we and the Selling Shareholder mutually agree; and

         3. Upon the occurrence of an event of default (as defined in the Convertible Debenture), the Selling Shareholder may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may, notwithstanding any limitations contained in the Convertible Debenture and/or the Purchase Agreement, convert the Convertible Debenture and accrued interest thereon into shares of our common stock pursuant to the Convertible Debenture.

A chart showing the number of shares issuable upon hypothetical conversions at particular conversion prices is set forth in the "Risk Factors" section on page 11.

Pursuant to the Convertible Debenture, interest is to be paid at the time of maturity or conversion. We may, in our option, pay accrued interest in cash or in shares of common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either (i) the date the interest payment is due; or (ii) if the interest payment is not made when due, the date on which the interest payment is made.

Under the terms of the Convertible Debenture, except upon an event of default as defined in the Convertible Debenture, the Selling Shareholder may not convert the Convertible Debenture for a number of shares of common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Selling Shareholder and its affiliates to exceed 4.99% of the outstanding shares of the common stock following such conversion.

Also pursuant to the Convertible Debenture, we have the right to redeem, by giving 3 days' written notice to the Selling Shareholder, a portion or all of the Convertible Debenture then outstanding by paying an amount equal to one hundred five percent (105%) of the amount redeemed plus interest accrued thereon. In the event that we redeem only a portion of the outstanding principal amount of the Convertible Debenture, the Selling Shareholder may convert all or any portion of the unpaid principal or interest of the Convertible Debenture not being redeemed. Additionally, if after the earlier to occur of (x) fifteen (15) months following the date of the purchase of the Convertible Debenture or (y) twelve (12) months following the date on which the initial registration statement is declared effective, all or any portion of the Convertible Debenture remains outstanding, then we, at the request of the Selling Shareholder, shall redeem such amount outstanding at the rate of five hundred thousand dollars ($500,000) per each 30-day period. Finally, upon the occurrence of an event of default as defined in the Convertible Debenture, the Selling Shareholder can convert all outstanding principal and accrued interest under the Convertible Debenture irrespective of any of the limitations set forth in the Convertible Debenture and/or the Purchase Agreement, and in such event, all such principal and interest shall become immediately due and payable.

In connection with the Purchase Agreement, we entered into an investor registration rights agreement (the "Registration Rights Agreement") with the Selling Shareholder, pursuant to which, we agreed to file, within 120 days of the closing of the purchase of the Convertible Debenture, a registration statement to register the resale of shares of the Company's common stock issuable to the Selling Shareholder upon conversion of the principal or interest on the Convertible Debenture. We agreed to register the resale of up to 100,000,000 shares, and to keep such registration statement effective until all of the shares issuable upon conversion of the principal or accrued interest on the Convertible Debenture have been sold. In the event that we issue more than 100,000,000 shares of common stock upon conversion of the Convertible Debenture, we will file additional registration statements as necessary.


This registration statement does not register the resale of any shares issued to Highgate as payment of interest accrued on the Convertible Debenture, and neither this registration statement nor the prospectus may be used to sell shares issued to Highgate as payment of interest accrued on the Convertible Debenture.

We also entered into a security agreement (the "Security Agreement") with the Selling Shareholder, pursuant to which we pledged all of our property, including goods; inventory; contract rights and general intangibles; documents, receipts, and chattel paper; accounts and other receivables; products and proceeds; and any interest in any subsidiary, joint venture, or other investment interest to secure our obligation under the Convertible Debenture and the related agreements.

We also entered into an escrow agreement (the "Escrow Agreement") with the Selling Shareholder relating to the holding and disbursement of payment of the purchase price of the Convertible Debenture and cash payments made by us in payment of the obligations owing under the Convertible Debenture. David Gonzalez was appointed as the Escrow Agent under the Escrow Agreement.

We sold the Convertible Debenture without registration under the Securities Act of 1933, as amended (the "1933 Act") in reliance on Section 4(2) of the 1933 Act, and the rules and regulations promulgated thereunder. Upon future conversions, if any, of the Convertible Debenture into shares of our common stock, we intend to issue the shares without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, and the rules and regulations promulgated thereunder. As noted above, we anticipate that any resales by the Selling Shareholder of the shares issued upon conversion of the Convertible Debenture will be made pursuant to this registration statement.

Selling shareholder

One of our investors, Highgate House Funds, Ltd., a Cayman Island exempted company, is the Selling Shareholder in connection with this prospectus and the registration statement of which it is a part. Highgate is not affiliated in any way with CirTran or any of our affiliates, except that the escrow agent appointed in connection with the Purchase Agreement and the Escrow Agreement, David Gonzalez, is an officer of Cornell Capital Partners, LLP ("Cornell"), an entity with which we previously entered into two transactions, an equity line of credit agreement and a standby equity distribution agreement. Highgate and Cornell have the same general partner, Yorkville Advisors, but have different portfolio managers. Both the equity line of credit agreement and the standby equity distribution agreement have been terminated. Additionally, as described above, prior to our entering into the Purchase Agreement with Highgate, Cornell had previously made loans to us in the aggregate amounts of $5,595,000, all of which have been repaid, including two notes for $1,700,000 and $565,000, respectively, which loans we repaid with part of the proceeds of the sale of the Convertible Debenture.

This prospectus, and the registration statement of which it is a part, cover the resales of the shares to be issued to Highgate, the Selling Shareholder, in connection with conversions of the Convertible Debenture.


The following table provides information about the actual and potential ownership of shares of our common stock by Highgate in connection with the Convertible Debenture as of January 17, 2006, and the number of our shares registered for sale in this prospectus. The number of shares of common stock issuable to Highgate in connection with conversions of the Convertible Debenture varies according to the market price at and immediately preceding the date of a conversion by Highgate. Solely for purposes of estimating the number of shares of common stock that would be issuable to Highgate as set forth in the table below, we have assumed a hypothetical conversion by Highgate on January 17, 2006, of the full amount of $3,750,000 principal amount of the Convertible Debenture (with no interest accrued) at a per share price of $0.03. The actual per share price and the number of shares issuable upon actual conversions by Highgate could differ substantially. This prospectus and the registration statement of which it is a part covers the resale of up to 100,000,000 shares of our common stock issuable to Highgate in connection with conversions of the principal or interest on the Convertible Debenture.


Under the terms and conditions of the Convertible Debenture and the Purchase Agreement, Highgate is prohibited from converting amounts under the Convertible Debenture that would cause Highgate to beneficially own more than 4.99% of the then-outstanding shares of our common stock following such issuance. This restriction does not prevent Highgate from receiving and selling shares and thereafter receiving additional shares. In this way, Highgate could sell more than 4.99% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 4.99% of the outstanding CirTran common stock at any one time. For purposes of calculating the number of shares of common stock issuable to Highgate assuming a conversion of the full amount of the Convertible Debenture, as set forth below, the effect of such 4.99% limitation has been disregarded. The number of shares issuable to Highgate as described in the table below therefore may exceed the actual number of shares Highgate may be entitled to beneficially own under the Convertible Debenture. The following information is not determinative of Highgate's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.



----------------------------------------------------------------------------------------------------------
                  Shares of   Shares of          Percentage of
                  Common      Common             Common
                  Stock       Stock Issuable     Stock Issuable
                  Owned by    to Selling         to Selling       Number of    Number of     Percentage of
Name of Selling   Selling     Shareholder        Shareholder      Shares of    Shares of     Common
Shareholder       Share-      in Connection      in Connection    Common       Common        Stock
                  holder      with SEDA          with SEDA        Stock        Stock Owned   Beneficially
                  Prior to    Facility           Facility         Registered   After         Owned After
                  Offering    Transaction        Transaction      Hereunder    Offering      the Offering
                  (1)                            (2)              (3)
----------------------------------------------------------------------------------------------------------

Highgate House     0          125,000,000        17.84%          100,000,000   0 (5)         0% (5)
Funds, Ltd.                   (4)
----------------------------------------------------------------------------------------------------------

---------------------


         (1) To our knowledge, and based on representations from Highgate's management, Highgate did not own any shares of our common stock as of January 17, 2006. Highgate House Funds, Ltd., is an entity managed by Yorkville
Advisors, LLC. Adam Gottbetter is the co-portfolio manager of Yorkville Advisors, LLC.


         (2) As noted above, Highgate is prohibited by the terms of the Convertible Debenture from converting amounts of the Convertible Debenture that would cause it to beneficially own more than 4.99% of the then outstanding shares of our common stock following such put. The percentages set forth are not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

         (3) The registration statement of which this prospectus is a part covers up to 100,000,000 shares of common stock issuable in connection with the Convertible Debenture. Because the specific circumstances of the issuances under the Convertible Debenture are within the discretion of Highgate and are therefore unascertainable at this time, the precise total number of shares of our common stock offered by the Selling Shareholder cannot be fixed at this time, but cannot exceed 100,000,000 unless we file additional registration statements registering the resale of the additional shares. The amount set forth in the table represents the number of shares of our common stock that have been issued and that would be issuable, and hence offered in part hereby, assuming a conversion of the full principal amount of the Convertible Debenture (excluding any interest accrued thereon) as of December 12, 2005. The actual number of shares of our common stock offered hereby may differ according to the actual number of shares issued upon such conversions.


         (4)      Includes:

                  125,000,000       shares of common  stock   issuable   upon  a
                                    hypothetical    conversion   of   the   full
                                    $3,750,000    principal    amount   of   the
                                    Convertible  Debenture  as  of  January  17,
                                    2006. This  prospectus  registers only up to
                                    100,000,000  shares of common stock issuable
                                    in   connection    with   the    Convertible
                                    Debenture.  Accordingly,  we may  not  issue
                                    shares in excess  of  100,000,000  unless we
                                    file  additional   registration   statements
                                    registering the resale of the additional shares.

         (5) Assumes a hypothetical conversion of the full $3,750,000 principal amount of the Convertible Debenture as of January 17, 2006, and the issuance of 125,000,000 shares of our common stock, together with the sale by Highgate of all such shares. There is no assurance that Highgate will sell any or all of the shares offered hereby. However, Highgate is contractually prohibited from converting amounts of the Convertible Debenture that would cause it to hold shares in excess of 4.99% of the then-issued and shares of our common stock. This number and percentage may change based on Highgate's decision to sell or hold the Shares. There is no assurance that Highgate will sell any or all of the shares offered hereby. If Highgate sells all of the shares issued to it in connection with the Convertible Debenture, the number of shares held following such sales would be 0 and the percentage of ownership would be 0%.


Plan of Distribution

The Selling Shareholder, its pledgees, donees, transferees or other successors in interest, may from time to time sell the Shares of our Common Stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The Selling Shareholder may sell all or part of its shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The Selling Shareholder will determine the specific offering price of the Shares from time to time that, at that time, may be higher or lower than the market price of our Common Stock quoted on the OTC Bulletin Board.

The Selling Shareholder and any underwriters, broker-dealers or agents participating in the distribution of the Shares of our Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Shareholder and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Shareholder may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the Warrants or shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The  method  by  which  the  Selling  Shareholder,   or  its  pledgees,  donees,
transferees or other successors in interest, may offer and sell their Shares may include, but are not limited to, the following:

         * sales on the over-the-counter market, or other securities exchange on which the Common Stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;
         *        sales in privately negotiated transactions;
         *        sales for their own account pursuant to this prospectus;

         * through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

         * cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;
         * purchases by broker-dealers who then resell the shares for their own account;
         *        brokerage transactions in which a broker solicits purchasers;
         *        any combination of these methods of sale; and
         *        any other method permitted pursuant to applicable law.

Any Shares of Common Stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Shares of our Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the Shares of our Common Stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Shareholder. The Selling Shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholder and any underwriter, broker-dealer or agent regarding the sale of Shares of our Common Stock by the Selling Shareholder.

The Selling Shareholder will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of securities may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the securities for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Shareholder will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the securities by Selling Shareholder. The foregoing may affect the marketability of the securities offered hereby.

The Selling Shareholder may be deemed to be an "underwriter" as such term is defined in the Securities Act, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol "CIRT.OB."

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the Shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings


As of September 30, 2005, the Company had accrued liabilities in the amount of $155,627 for delinquent payroll taxes, including interest and penalties due to the State of Utah. In November 2003, the Company entered into an agreement with the Utah State Tax Commission to allow the Company to pay the tax liability incurred by CirTran Corporation owing to the State of Utah in equal monthly installments over a two year period. Under the agreement, the Company would make monthly payments of $4,000 per month through November 2005 to pay the tax liability only. When this has been satisfied, we anticipate that we will negotiate with the Utah State Tax Commission regarding the payment of the penalties and interest along with the balance due from Circuit Technology. As of January 17, 2006, the Company was current in its payments to the State of Utah.


As of December 31, 2004, the Company had accrued liabilities in the amount of $500,000 for delinquent payroll taxes, including interest and penalties, owed to the Internal Revenue Service. The Company, in response to collection notices, filed a due process appeal with the Internal Revenue Service's Appeals Office. The appeal was resolved by an agreement with the Appeals Office that allowed the Company to file an offer in compromise of all federal tax liabilities owed by the Company based on its ability to pay. The Company filed its offer in compromise with the IRS in November 2003, and after meeting with IRS personnel, filed a revised offer in compromise on August 31, 2004. The Company was notified in November 2004 that the IRS had accepted the offer in compromise. Under the offer, the Company was required to pay an aggregate amount of $500,000 (representing payments of $350,000 by Circuit Technology, Inc., $100,000 by CirTran Corporation, and $50,000 by Racore Technology, Inc.), not later than February 3, 2005. These amounts were paid. Additionally, the Company must remain current in its payment of taxes for 5 years, and may not claim any NOLs for the years 2001 through 2015, or until the three companies pay taxes in an amount equal to the taxes waived by the offer in compromise.


We also assumed certain liabilities of Circuit Technology, Inc., in connection with our transactions with that entity in the year 2000, and as a result we are defendant in a number of legal actions involving nonpayment of vendors for goods and services rendered. We have accrued these payables and have negotiated settlements with respect to some of the liabilities, including those detailed below, and are currently negotiating settlements with other vendors. As of January 17, 2006, the only remaining liabilities of Circuit Technology were Sunborne and C/S Utilities, discussed below.


We (as successor to Circuit Technology, Inc.) were a defendant in an action in El Paso County, Colorado District Court, brought by Sunborne XII, LLC, a
Colorado limited liability company, for alleged breach of a sublease agreement involving facilities located in Colorado. Our liability in this action was originally estimated to range up to $2.5 million, and we subsequently filed a counter suit in the same court against Sunborne in an amount exceeding $500,000 for missing equipment. Effective January 18, 2002, we entered into a settlement agreement with Sunborne with respect to the above-described litigation. The settlement agreement required us to pay Sunborne the sum of $250,000. Of this amount, $25,000 was paid upon execution of the agreement, and the balance of $225,000, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, we executed and delivered to Sunborne a Confession of Judgment and also issued to Sunborne 3,000,000 shares of our common stock, which were held in escrow and have been treated as treasury stock recorded at no cost. Because 75% of the balance owing under the agreement was not paid by May 18, 2002, we were required to prepare and file with the Securities & Exchange Commission, at our expense, a registration statement with respect to the shares that were escrowed. The payment was not made, nor was a registration statement filed with respect to the escrowed shares.

Pursuant to a Termination of Sublease Agreement dated as of May 22, 2002 among the Company, Sunborne and other parties, the sublease agreement that was the subject of our litigation with Sunborne was terminated and a payment of approximately $109,000 was credited against the amount owed by the Company to Sunborne under the Company's settlement agreement with them. Sunborne has filed a claim that this amount was to be an additional rent expense rather than a payment on the note payable. The Company disputes this claim and intends to vigorously defend the action.

As of September 30, 2005, the Company was in default of its obligations under the settlement agreement with Sunborne, i.e., the total payment due thereunder had not been made, a registration statement with respect to the escrowed shares was not filed, and the Company did not replace the escrowed shares with registered, free-trading shares as per the terms of the agreement. Accordingly, Sunborne has filed the Confession of Judgment and proceeded with execution thereon. Additionally, Sunborne sold the 3,000,000 shares. The Company is continuing to negotiate with Sunborne in an attempt to settle the remaining obligation.

C/S Utilities notified the Company that (as successor to Circuit Technology, Inc.) it believes it has a claim against the Company in the amount of $32,472 regarding utilities services. The claim was assigned to BC Services, Inc., which obtained a judgment against Circuit Technology, Inc., for $37,965.84 in El Paso County, Colorado, District Court on February 13, 2003. The Company is reviewing its records in an effort to confirm the validity of the claims and is evaluating its options.


Howard Salamon, dba Salamon Brothers vs. CirTran Corporation, Civil No. 2:03-00787, U.S. District Court, District of Utah. Howard Salamon originally filed suit against the Company in the U.S. District Court, Eastern District of New York, seeking payment of a commission, consisting of shares of the Company's common stock valued at $350,000, allegedly owed in connection with Salamon's introducing the Company to Cornell Capital Partners, L.P., the Equity Line Investor. The Company disputes the claims in the complaint. The case was dismissed in New York and refiled in Utah. The Company has filed its answer in the Utah case, and the lawsuit is proceeding. The Plaintiff sought leave to file a supplemental complaint, which the court granted. The Company subsequently was served with the supplemental complaint, in which Salamon seeks additional commissions, consisting of shares of the Company's common stock valued at $1,400,000 (for an aggregate claim of $1,750,000), to which the Company filed its answer. The parties filed cross motions for summary judgment, both of which were denied by the district judge. The case is set to go to trial in February 2006. The Company is also currently conducting settlement negotiations.


RecovAR Group, LLC vs. CirTran Corporation, Inc., District Court of Maryland. This matter arises from an agreement between the Company and United Parcel Services, Inc. ("UPS"). UPS alleges that the Company owes approximately $8,024 for services rendered. RecovAR Group, LLC, brought the action on behalf of UPS. The Company is continuing its settlement negotiations with RecovAR Group, LLC.

CirTran Asia v. Mindstorm Civil No. 050902290, Third Judicial District Court, Salt Lake County, State of Utah. CirTran Asia brought suit against Mindstorm Technologies, LLC, for nonpayment for goods provided. On April 22, 2005, the defendant filed its answer and counterclaim, following which, defendant's counsel withdrew from representation. CirTran Asia notified defendant that under local rules it was required to appoint successor counsel. The defendant failed to do so, and CirTran Asia moved for default judgment, which was granted. CirTran Asia submitted a proposed order of default judgment in the amount of $288,529.29 to the court in September 2005, which has been signed.

CirTran Asia, et al. v. International Edge, et al., Civil No. 2:05 CV 413BSJ, U.S. District Court, District of Utah. On May 11, 2005, CirTran Asia, UKING System Industry Co., Ltd., and Charles Ho filed suit against International Edge, Inc., Michael Casey Enterprises, Inc., Michael Casey, David Hayek, and HIPMG, Inc., for breach of contract, breach of the implied covenant of good faith and fair dealing, interference with economic relationships, and fraud in relation to certain licensing issues relating to the Ab King Pro. The defendants counterclaimed, alleging breach of contract, fraud, defamation and related claims, all related to the Ab King Pro. CirTran Asia and the other plaintiffs filed their reply to the counterclaim, disputing all of the allegations and claims. International Edge filed a motion to dismiss for lack of jurisdiction, which was pending as of the date of this report. Sales from this product in the year ended December 31, 2004 were approximately $3,480,000, and as of the nine months ended September 30, 2005 were approximately $940,000. CirTran Asia intends to vigorously pursue this action.


CirTran Asia v. Robinson, Civil No. 050915272, Third Judicial District Court, Salt Lake County, State of Utah. On August 30, 2005, CirTran Asia brought suit against Glenn Robinson, one of the principals of Mindstorm Technologies, LLC, for nonpayment for goods provided. Mr. Robinson filed an answer and subsequently filed for personal bankruptcy. CirTran Asia is reviewing its options and intends to vigorously pursue this action.

CirTran Corporation vs. Advanced Beauty Solutions, LLC, and Jason Dodo, Civil No. 060900332, Third Judicial District Court, Salt Lake County, State of Utah. On January 9, 2006, CirTran Corporation brought suit against Advanced Beauty Solutions ("ABS") and Jason Dodo, bring claims including breach of contract, breach of the implied covenant of good faith and fair dealing, interference with economic relations, fraud, unjust enrichment, and seeking damages for breaches of the exclusive manufacturing agreements with ABS. As of January 17, 2006, no responsive pleading had been filed.


Directors, Executive Officers, Promoters and Control Persons

Directors and Officers


The following sets forth the names, ages and positions of our directors and officers and the officers of our operating subsidiaries, CirTran Corporation
(Utah) and CirTran Asia, along with their dates of service in such capacities.


      Name           Age                     Positions

Iehab J. Hawatmeh    38      President, Chief Executive Officer, Chief Financial
                             Officer, Secretary and Director of CirTran
                             Corporation; President of CirTran Corporation
                             (Utah)
                             Served since July 2000

Raed Hawatmeh        39      Director since June 2001.

Trevor Saliba        31      Director since June 2001. Senior Vice-President,
                             Sales and Marketing
                             Served since January 2002

Shaher Hawatmeh      39      Chief Operating Officer
                             Served since June 2004

Charles Ho           50      President, CirTran-Asia
                             Served since June 2004


Iehab J. Hawatmeh, MBA
Chairman, President & CEO

Mr. Iehab Hawatmeh founded CirTran Corporation in 1993 and has been its Chairman, President and CEO since its inception. Mr. Hawatmeh oversees all daily operation including financial, technical, operational and sales functions for the company. Under Mr. Hawatmeh's direction, the company has seen its annual sales exceed $20 million, its employment exceed 360 and completed two strategic acquisitions. Prior to forming the company, Mr. Hawatmeh was the Processing Engineering Manager for Tandy Corporation overseeing the company's entire contract manufacturing printed circuit board assembly division. In addition, Mr. Hawatmeh was responsible for developing and implementing Tandy's facility Quality Control and Processing Plan model which is used by CirTran today. Mr. Hawatmeh received his Master's of Business Administration from University of

Phoenix and his Bachelor's of Science in Electrical and Computer Engineering from Brigham Young University. Iehab and Shaher Hawatmeh are brothers.

Raed Hawatmeh.
Director

Mr. Raed Hawatmeh, who is not related to Iehab Hawatmeh, has served as a director since June 2001. Mr. Raed Hawatmeh has been a self-employed investor and venture capitalist for the past five years, specializing in financing start-up companies in various industries.

Trevor M. Saliba, MS
Senior Vice President,
Worldwide Business Development

Mr. Saliba is responsible for sales and marketing activities worldwide and is responsible for overseeing all worldwide business development strategies for the company. Mr. Saliba was elected to the Board of Directors in 2001. From 1997 - 2001 he was President and CEO of Saliba Corp., a privately held contracting firm he founded. From 1995-1997 he was an Associate with Morgan Stanley. From 1992 - 1995 he was Vice President of Sales and Marketing for SNJ Industries. Mr. Saliba holds a Bachelors Degree in Business Administration and a Masters Degree in Finance from La Salle University and has completed an Advanced Graduate Program in Engineering and Management at the University of California, Berkeley.

In June 2002 Mr. Saliba filed for personal bankruptcy in the U.S. Bankruptcy Court in Los Angeles, California, which has not yet been discharged. The bankruptcy was unrelated to Mr. Saliba's involvement in CirTran.

James Snow
Vice President,
Product Development
President - Racore Technology Corporation

Mr. Snow is the Vice President of Product Development for CirTran Corporation and also President of Racore Technology Corp., a wholly owned subsidiary of the company. Mr. Snow directly oversees the design, planning and management of Racore's proprietary Local Area Network (LAN) products and provides network consulting services to clients. Mr. Snow held the position of Director of Forward Planning and Project Engineering for Phillips Telecommunications and Data Systems (a Division of N.V. Phillips) from 1982 - 1992. In addition he was a Principle Engineer for Digital Equipment Corp. from 1992 - 1994. Mr. Snow holds a Bachelor's degree in Electrical Engineering from Brigham Young University and Business Management from Brookhaven College.

Shaher Hawatmeh
Chief Operating Officer

Mr. Shaher Hawatmeh joined the company in 1993 as its Controller shortly after its founding. Today, Mr. Hawatmeh directly oversees all daily manufacturing production, customer service, budgeting and forecasting for the company. Following the companies acquisition of Pro Cable Manufacturing in 1996, Mr. Hawatmeh directly managed the entire company, supervising all operations for approximately two years and successfully oversaw the integration of this new division into the company. Prior to joining CirTran, Mr. Hawatmeh worked for the Utah State Tax Commission. Mr. Hawatmeh earned his Master's of Business Administration with an emphasis in Finance from the University of Phoenix and his Bachelor's of Science in Business Administration and a Minor in Accounting. Iehab and Shaher Hawatmeh are brothers.

Charles Ho
President, CirTran-Asia

Mr. Ho, who became the President of our CirTran-Asia division on June 15, 2004, served for six years as the chairman of Meicer Semiconductor Co., Ltd., one of the leading semiconductor manufacturers located in China, and was a co-founder of two of the leading design and manufacturing firms of DVD and CD players: Lead Data Co., Ltd., and Media Group. Mr. Ho has served as CEO for Uking System Inc. since 1986 and is still holds that position. Mr. Ho has a Master of Business Administration Degree from the University of South Australia and Bachelor of Science degree in Industrial Design from National Taipei University of Technology.

Indemnification Provisions

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Commission's Position on Indemnification for Securities Act Liabilities

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Security Ownership of Certain Beneficial Owners and Management

The  following  table sets forth the number and  percentage  of the  577,368,569 outstanding shares of our common stock which, according to the information supplied to us, were beneficially owned, as of September 21, 2005, by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more shareholder, as the case may be, has furnished us information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.


-------------------------------  --------------   ---------------   ------------
                                                                      Percent
    Name and Address              Relationship     Common Shares      of Class
-------------------------------  --------------   ---------------   ------------
Saliba Private Annuity Trust(1)   5%               75,698,990          13.40%
115 S. Valley Street              Shareholder
Burbank, CA 91505

-------------------------------  --------------   ---------------   ------------
Iehab J. Hawatmeh *               Director,        64,729,621          11.42%
4125 South 6000 West              Officer
West Valley City, Utah 84128      & 5%
                                  Shareholder
-------------------------------  --------------   ---------------   ------------

Raed Hawatmeh **                  Director         33,566,530           5.94%
10989 Bluffside Drive             & 5%
Studio City, CA 91604             Shareholder

-------------------------------  --------------   ---------------   ------------
Trevor Saliba *                   Director         13,375,000           2.36%
13848 Valleyheart Drive
Sherman Oaks, CA 91423

-------------------------------  --------------   ---------------   ------------
All Officers and Directors as a Group             187,370,141          19.52%
(3 persons)
-------------------------------  --------------   ---------------   ------------

-------------------

(1) Includes 13,189,620 shares held by the Saliba Living Trust. Thomas L. Saliba and Betty R. Saliba are the trustees of The Saliba Living Trust and Thomas L. Saliba is the sole trustee of The Saliba Private Annuity Trust. These persons control the voting and investment decisions of the shares held by the respective trusts. Mr. Thomas L. Saliba is a nephew of the grandfather of Mr. Trevor Saliba, one of our directors and officers. Mr. Trevor Saliba is one of five passive beneficiaries of Saliba Private Annuity Trust and has no control over its operations or management. Mr. Saliba disclaims beneficial control over the shares indicated.

* Includes options of 2,000,000 shares each that can be exercised anytime at exercise price of $0.02 - $0.03 per share.

**       Includes options of 4,250,000  shares that can be exercised  anytime at exercise price of $0.02 - $0.03 per share.


Description of Common Stock

Effective August 6, 2001, our authorized capital was increased from 500,000,000 to 750,000,000 shares of common stock, $0.001 par value, and we also effected, effective the same date, a 1:15 forward split of our issued and outstanding shares of common stock through a forward split and share distribution. As of September 21, 2005, 577,368,569 (post forward-split) shares of our common stock were issued and outstanding. We are not authorized to issue preferred stock.

Each holder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments, and are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, in its sole discretion, from funds legally available for such use. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

We have never declared or paid a cash dividend on our capital stock, nor do we expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

We have  elected not to be governed  by the terms and  provisions  of the Nevada
Private Corporations Law that are designed to delay, defer or prevent a change in control of the Company.

Registration Rights and Related Matters

Pursuant to an agreement dated November 3, 2000, and as part of our debt settlement with Future Electronics Corporation ("Future"), we granted certain registration rights to Future with respect to 5,281,050 (352,070 pre-forward split) shares of our common stock. These rights provide Future with the opportunity, subject to certain terms and conditions, to include up to 50% of our common stock that it holds in any registration statement filed by us. Among other things, we have agreed to pay any costs incurred with the registration of such stock and to keep any registration statement we file active for a period of 180 days or until the distribution contemplated in the registration statement has been completed. Future's registration rights are assignable and transferable to any individual or entity that does not directly compete with us. These registration rights are not exercisable, however, with respect to registration statements relating solely to the sale of securities to participants in a company stock plan or relating solely to corporate reorganizations. In addition, the rights would not be fully exercisable if an underwriter managing a public offering determined in good faith that market factors required a limitation on the number of shares that Future (or its assignee) would otherwise be entitled to have registered.

In  connection  with  our  debt  settlement  with  Future,   our  three  largest
shareholders, Iehab Hawatmeh, Raed Hawatmeh and Roger Kokozyon (see "Security Ownership of Certain Beneficial Owners and Management"), entered into lock-up agreements with Future, whereby they agreed not to sell to the public any shares of our common stock held by them. Such lock-up agreements expired of their terms, were not renewed, and are no longer in effect.

Certain Relationships and Related Transactions

An explanation of the relationship between CirTran and Abacas Ventures, Inc., is as follows:

Two trusts, the Saliba Living Trust and the Saliba Private Annuity Trust (collectively, the "Saliba Trusts"), were investors in Circuit Technology, a Utah corporation and predecessor entity of the Company. The trustees of the trusts are Tom and Betty Saliba, and Tom Saliba, respectively. (Tom Saliba is the nephew of the grandfather of Trevor Saliba, one of the directors of CirTran.) In July 2000, CirTran Corporation merged with Circuit Technology. Through that merger, the Saliba Trusts became shareholders of CirTran. The Saliba Trusts are also two of the shareholders of an entity named Abacas Ventures, Inc. ("Abacas"). At the time of the merger, CirTran was in default on several of its obligations, including an obligation to Imperial Bank. The Saliba Trusts, through Abacas, purchased the bank's claim against CirTran to protect their investment in CirTran. Since that time, Abacas has continued to settle debts of CirTran to improve Abacas's position and to take advantage of certain discounts that creditors of CirTran offered to settle their claims. On two occasions, the Abacas shareholders have agreed to convert outstanding debt owed by CirTran to Abacas into shares of CirTran common stock (discussed below). Abacas continues to work with the company to settle claims by creditors against CirTran, and, on occasion, to provide funding. There can be no assurance that Abacus will agree to convert its existing debt, or any debt it acquires in the future, into shares of CirTran, or that conversions will occur at a price and on terms that are favorable to CirTran. If Abacus and CirTran cannot agree on acceptable conversion terms, Abacus may demand payment of some or all of the debt. If CirTran does not have sufficient cash or credit facilities to pay the amount then due and owing by CirTran to Abacus, Abacus may exercise its rights as a senior secured lender and commence foreclosure or other proceedings against the assets of CirTran. Such actions by Abacus could have a material adverse effect upon CirTran and its ability to continue in business.

In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock to four of Abacas's shareholders in exchange for cancellation by Abacas of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000.

In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock to four of Abacas's shareholders in exchange for cancellation by Abacas of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000.

During 2002, the Company entered into a verbal bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the years ended December 31, 2004 and 2003, the Company was advanced $3,128,281 and $350,000, respectively, and made cash payments of $3,025,149 and $875,000, respectively.

During the year ended December 31, 2004, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as notes payable (see Note 6). The total of these obligations was $1,263,713. The Company has recorded this transaction as a $1,263,713 non-cash increase to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement.

The total principal amount owed to Abacas between the note payable and the bridge loan was $1,530,587 and $163,742 as of December 31, 2004 and 2003, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was $430,828 and $230,484 as of December 31, 2004 and 2003, respectively, and is included in accrued liabilities.


In March 2005, the shareholders of Abacas agreed to cancel $2,050,000 of principal and accrued interest in return for the Company's issuing 51,250,000 shares of our restricted common stock to certain shareholders of Abacas. No registration rights were granted. As of January 17, 2006, Abacas had no claims against us.


         Additional Information

As of December 31, 2001, Iehab Hawatmeh had loaned us a total of $1,390,125. The loans were demand loans, bore interest at 10% per annum and were unsecured. Effective January 14, 2002, we entered into four substantially identical agreements with existing shareholders pursuant to which we issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share for $500,000 in cash and the cancellation of $2,749,090 principal amount of our debt. Two of these agreements were with the Saliba Private Annuity Trust, one of our principal shareholders, and a related entity, the Saliba Living Trust. The Saliba trusts are also principals of Abacas Ventures, Inc., which entity purchased our line of credit in May 2000. Pursuant to the Saliba agreements, the trusts were issued a total of 26,654,520 shares of common stock in exchange for $500,000 cash and the cancellation of $1,499,090 of debt. We used the $500,000 cash from the sale of the shares for working capital. As a result of this transaction, the percentage of our common stock owned by the Saliba Private Annuity Trust and the Saliba Living Trust increased from approximately 6.73% to approximately 17.76%. Mr. Trevor Saliba, one of our directors and officers, is a passive beneficiary of the Saliba Private Annuity Trust. Pursuant to the other two agreements made in January 2002, we issued an aggregate of 16,666,666 shares of restricted common stock at a price of $0.075 per share in exchange for the cancellation of $1,250,000 of notes payable by two shareholders, Mr. Iehab Hawatmeh (our president, a director and our principal shareholder) and Mr. Rajai Hawatmeh. Of these shares, 15,333,333 were issued to Iehab Hawatmeh in exchange for the cancellation of $1,150,000 in debt. As a result of this transaction, the percentage of our common stock owned by Mr. Hawatmeh increased from 19.9% to approximately 22.18%.

In February 2000, prior to its acquisition of Vermillion Ventures, Inc., a public company, Circuit Technology, Inc., while still a private entity, redeemed 680,145 shares (as presently constituted) of common stock held by Raed Hawatmeh, who was a director of Circuit Technology, Inc. at that time, in exchange for $80,000 of expenses paid on behalf of the director. No other stated or unstated rights, privileges, or agreements existed in conjunction with this redemption. This transaction was consistent with other transactions where shares were offered for cash.

In 1999, Circuit entered into an agreement with Cogent Capital Corp., or "Cogent," a financial consulting firm, whereby Cogent agreed to assist and provide consulting services to Circuit in connection with a possible merger or acquisition. Pursuant to the terms of this agreement, we issued 800,000 (pre-forward split) restricted shares (12,000,000 post-forward split shares) of our common stock to Cogent in July 2000 in connection with our acquisition of the assets and certain liabilities of Circuit. The principal of Cogent was appointed a director of Circuit after entering into the financial consulting agreement and resigned as a director prior to the acquisition of Circuit by Vermillion Ventures, Inc. on July 1, 2000.

Also, as of December 31, 2004 the company owed I&R Properties, LLC, the previous owner of our principal office and manufacturing facility for unpaid accrued rent and accrued interest. The Company settled with owed I&R Properties, LLC., on accrued rent and interest of $400,000 by issuing 10,000,000 shares of unregistered common stock in March 2005. I&R Properties, LLC, is an entity that is owned as follows: 40% by Iehab Hawatmeh, our President, CEO, and Chairman; 10% by Shaher Hawatmeh, Chief Operating Officer of CirTran and the brother of Iehab Hawatmeh; and 50% by Raed Hawatmeh, a director of CirTran, but who is not related to Iehab or Shaher Hawatmeh.

Management believed at the time of each of these transactions and continues to believe that each of these transactions were as fair to the Company as could have been made with unaffiliated third parties.

         Purchase of Interests in Landlord

On March 31, 2005, the Company entered into a Membership Acquisition Agreement (the "Acquisition Agreement") with Rajayee Sayegh (the "Seller") for the purchase of one hundred percent (100%) of the membership interests in PFE Properties LLC, a Utah limited liability company ("PFE"). Under the Acquisition Agreement, the Company agreed to issue twenty million (20,000,000) shares of its restricted common stock, with a fair value of $800,000 on the date of issuance. No registration rights were granted. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

The primary asset of PFE is its rights, titles and interests in and to a parcel of real property, together with any improvements, rents and profits thereon or associated therewith, located at 4125 S. 6000 W., West Valley City, Utah, 84128, where the Company presently has its headquarters and manufacturing facility.

Prior to the purchase of the membership interests, on December 17, 2003, the Company had entered into a ten-year lease with PFE for the property. The lease payments were $16,974. Following the acquisition of the PFE interests, PFE will continue to own the building, and the Company will continue to make lease payments under the 2003 lease.

Market for Common Equity and Related Stockholder Matters

Our common stock traded sporadically on the Pink Sheets under the symbol "CIRT" from July 2000 to July 2002. Effective July 15, 2002, the NASD approved our shares of common stock for quotation on the NASD Over-the-Counter Electronic
Bulletin Board. The following table sets forth, for the respective periods indicated, the prices of our common stock as reported and summarized on the Pink Sheets. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended                       High Bid                   Low Bid
----------------------                       --------                   -------
June 30, 2005                                $0.05                      $0.03
March 31, 2005                               $0.05                      $0.03
December 31, 2004                            $0.04                      $0.02
September 30, 2004                           $0.06                      $0.03
June 30, 2004                                $0.09                      $0.04
March 31, 2004                               $0.08                      $0.01
December 31, 2003                            $0.03                      $0.02
September 30, 2003                           $0.03                      $0.01
June 30, 2003                                $0.04                      $0.01
March 31, 2003                               $0.04                      $0.01
December 31, 2002                            $0.12                      $0.03
September 30, 2002                           $0.16                      $0.03
June 30, 2002                                $0.07                      $0.02
March 31, 2002                               $0.08                      $0.02

Our 15-for-1 forward stock split was made effective August 6, 2001, and our stock price decreased accordingly.

As of September 21, 2005, we had approximately 535 shareholders of record holding 577,368,569 shares of common stock.

We have not paid, nor declared, any dividends on our common stock since our inception and do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

Recent Sales of Unregistered Securities


In December 2005, we entered into a securities purchase agreement with Cornell Capital Partners ("Cornell"), concerning the purchase and sale of an aggregate principal amount of $1,500,000 of Convertible Debentures. The Sale of the Convertible Debentures to Cornell was made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the Convertible Debenture was issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through January 17, 2006, we had issued no shares of our common stock in connection with any conversions of the Convertible Debentures, and we had received notice of no conversions from Cornell.

In May 2005, we entered into a securities purchase agreement with Highgate concerning the purchase and sale of the Convertible Debenture. The sale of the Convertible Debenture to Highgate was made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the Convertible Debenture was issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through January 17, 2006, we had issued no shares of our common stock in connection with any conversions of the Convertible Debentures, and we had received notice of no conversions from Highgate. This registration statement is filed to register the resale of shares into the market that Highgate will receive upon conversion of the Convertible Debenture, and our issuances of shares to Highgate will be made without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, and the rules and regulations promulgated thereunder.

In March 2005, the Company entered into agreements with eight individuals or entities (collectively, the "Lenders") to whom the Company was indebted, in an aggregate amount of $2,450,000, pursuant to which, the Company agreed to issue an aggregate of 61,250,000 shares of its restricted common stock in exchange for the Lenders' agreeing to cancel the debt obligations owed by the Company. With respect to $2,050,000 of the indebtedness, that amount was owed to Abacas Ventures, Inc. ("Abacas"), a company that had purchased certain of the Company's obligations. Abacas agreed to the cancellation of the Company's obligation to Abacas in return for the Company's issuing shares to certain of Abacas's shareholders and the other named individuals. Trevor Saliba, who is a beneficiary of the Saliba Private Annuity Trust, has been a director of the Company since June 2001. The remaining $400,000 was due to I&R Properties in connection with past rent on the Company's headquarters building. I&R Properties is a company owned and controlled by individuals who are officers, directors and principal stockholders. The issuances of shares to the Lenders were made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in the issuance of the securities.

On March 31, 2005, the Company entered into a Membership Acquisition Agreement (the "Acquisition Agreement") with Rajayee Sayegh (the "Seller") for the purchase of one hundred percent (100%) of the membership interests in PFE Properties LLC, a Utah limited liability company ("PFE"). Under the Acquisition Agreement, the Company agreed to issue twenty million (20,000,000) shares of its restricted common stock, with an estimated value of One Million Dollars ($1,000,000). No registration rights were granted. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in the issuance of the securities

Pursuant to the Equity Line of Credit Agreement, we were entitled to put to the Equity Line Investor, in lieu of repayment of amounts drawn on the Equity Line, shares of the Company's common stock. Although the Company filed a registration statement to register the resale by the Equity Line Investor of the shares put to it by the Company, the issuances of shares to the Company were made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the shares were issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through December 31, 2003, we issued 64,253,508 shares of common stock to the Equity Line Investor in connection with draws on the Equity Line. Subsequent to December 31, 2003, and through August 31, 2004, we issued an aggregate of 57,464,386 shares of Common Stock to the Equity Line Investor in connection with draws on the Equity Line. We used the proceeds of the draws on the Equity Line to pay outstanding liabilities, including notes to Cornell, the Equity Line Investor, discussed above. As noted above, the Company has terminated the Equity Line of Credit Agreement.

In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities
Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

Penny Stock Rules

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Executive Compensation


The following table sets forth certain information regarding the annual and long-term compensation for services to us in all capacities (including Circuit Technologies, Inc.) for the prior fiscal years ended December 31, 2005, 2004, and 2003, of those persons who were either (i) the chief executive officer during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers as of the end of the last completed fiscal year. The individuals named below received no other compensation of any type, other than as set out below, during the fiscal years indicated.

------------------------  -------------------------  ---------------------  ------------
                                                          Long-Term
                             Annual Compensation     Compensation Awards
------------------------  -------------------------  ---------------------  ------------
                                                     Restricted
                                         Bonus/      Stock       Stock      All
Name and                        Salary   Commission  Awards      Options    Other
Principal Position        Year  ($)      ($)         ($)         (#)        Compensation
------------------------  ----  -------  ----------  ----------  ---------  ------------
Iehab J. Hawatmeh         2005  225,000   114,219      -         6,000,000    -
  President, Secretary,   2004  200,000         -      -         3,500,000    -
  Treasurer and Director  2003  175,000         -      -         6,500,000    -
                          2002  175,000         -      -         1,850,000    -
------------------------  ----  -------  ----------  ----------  ---------  ------------
Trevor M. Saliba          2005  120,000    31,895      -         5,000,000    -
  Sr. Vice President      2004  108,000         -      -         4,250,000    -
  and Director of         2003  127,000         -      -         3,000,000    -
  CirTran Corporation     2002  118,000         -      -           500,000    -
------------------------  ----  -------  ----------  ----------  ---------  ------------
Raed S. Hawatmeh          2005        -         -      -         4,000,000    -
  Director of             2004        -         -      -         2,500,000    -
  CirTran Corporation     2003        -         -      -         3,000,000    -
                          2002        -         -      -           500,000    -
------------------------  ----  -------  ----------  ----------  ---------  ------------
Charles Ho                2005        -   460,126      -           500,000    -
  President of            2004        -   157,389      -                 -    -
  CirTran Asia            2003        -         -      -                 -    -
                          2002        -         -      -                 -    -
------------------------  ----  -------  ----------  ----------  ---------  ------------

Option/SAR Grants in the Year Ended December 31, 2005

--------------  ------------  ---------------  ----------------  ---------------
                Number of     % of  Total
                Securities    Options Granted
                Underlying    to Employees
                Options/SARs  in Fiscal        Exercise or Base
Name            Granted (#)   Year             Price ($/Sh)      Expiration Date
--------------  ------------  ---------------  ----------------  ---------------
Iehab Hawatmeh  6,000,000     30.00%           $0.022 - $0.027   Jan - Dec 2010
--------------  ------------  ---------------  ----------------  ---------------
Trevor Saliba   5,000,000     25.00%           $0.022 - $0.027   Jan - Dec 2010
--------------  ------------  ---------------  ----------------  ---------------
Raed Hawatmeh   4,000,000     20.00%           $0.022 - $0.027   Jan - Dec 2010
--------------  ------------  ---------------  ----------------  ---------------
Charles Ho        500,000      2.00%           $0.06             Jan 2006
--------------  ------------  ---------------  ----------------  ---------------

Option/SAR Grants in the Year Ended December 31, 2004

--------------  ------------  ---------------  ----------------  ---------------
                Number of     % of Total
                Securities    Options Granted
                Underlying    to Employees
                Options/SARs  in Fiscal        Exercise or Base
Name            Granted (#)   Year             Price ($/Sh)      Expiration Date
--------------  ------------  ---------------  ----------------  ---------------
Iehab Hawatmeh  3,500,000     14.58%           $0.015 - $0.03    Jan - Dec 2009
--------------  ------------  ---------------  ----------------  ---------------
Trevor Saliba   4,250,000     17.71%           $0.015 - $0.03    Jan - Dec 2009
--------------  ------------  ---------------  ----------------  ---------------
Raed Hawatmeh   3,500,000     14.58%           $0.015 - $0.03    Jan - Dec 2009
--------------  ------------  ---------------  ----------------  ---------------

Aggregated Option/SAR Exercises in the Year Ended December 31, 2005 and December 31, 2005 Option/SAR Values

--------------  ------------  ------------  ------------------  ---------------
                                            Number of
                                            Securities          Value of
                                            Underlying          Unexercised
                                            Unexercised         In-the-Money
                Shares                      Options/SARs at FY  Options/SARs at
                Acquired                    End (#)             FY-End ($)
                on            Value         Exercisable/        Exercisable/
Name            Exercise (#)  Realized ($)  Unexercisable       Unexercisable
--------------  ------------  ------------  ------------------  ---------------
Iehab Hawatmeh  8,000,000     $198,000                -         $        -
--------------  ------------  ------------  ------------------  ---------------
Trevor Saliba   4,000,000     $100,000      3,000,000/0         $ 71,000/0
--------------  ------------  ------------  ------------------  ---------------
Raed Hawatmeh   3,000,000     $73,000       5,250,000/0         $123,500/0
Charles Ho              -           -         500,000/0                  -
--------------  ------------  ------------  ------------------  ---------------

Aggregated Option/SAR Exercises in the Year Ended December 31, 2004 and December 31, 2004 Option/SAR Values

--------------  ------------  ------------  ------------------  ---------------
                                            Number of
                                            Securities          Value of
                                            Underlying          Unexercised
                                            Unexercised         In-the-Money
                Shares                      Options/SARs at FY  Options/SARs at
                Acquired                    End (#)             FY-End ($)
                on            Value         Exercisable/        Exercisable/
Name            Exercise (#)  Realized ($)  Unexercisable       Unexercisable
--------------  ------------  ------------  ------------------  ---------------
Iehab Hawatmeh  1,500,000     $33,750                 -         $       -
--------------  ------------  ------------  ------------------  ---------------
Trevor Saliba   2,250,000     $56,250                 -         $       -
--------------  ------------  ------------  ------------------  ---------------
Raed Hawatmeh   750,000       $11,250       2,250,000/0         $52,500/0
--------------  ------------  ------------  ------------------  ---------------


Options issuable in connection with Manufacturing Agreement -- On June 10, 2004, we entered into an exclusive manufacturing agreement with certain Developers, including Charles Ho, the President of CirTran-Asia. Under the terms of the agreement, we, through our wholly owned subsidiary CirTran-Asia, have the exclusive right to manufacture certain products developed by the Developers or any of their affiliates. In connection with this agreement, through January 17, 2006, we had identified seven products, in connection with which we agreed to issue options to purchase shares common stock to the Developers upon the sale, shipment and payment for specified amounts of units of a the identified products, as set forth below. The options will be exercisable at $0.06 per share, vest on the grant date and expire one year after issuance. The schedule of units and potential options that will be issued follows:


---------------------  ------- -----------  -----------  --------  -------------
                                            Each         Options   Options
                               Options for  Multiple of  for Each  Issued
                               Initial      Units Above  Multiple  Through
                       Initial Units        Initial      of        January 17,
Product                Units   Sold(1)      Units        Units     2006
---------------------  ------- -----------  -----------  --------  -------------
Ab King Pro            500,000    500,000      100,000   100,000   1,500,000 (3)
---------------------  ------- -----------  -----------  --------  -------------
Ab Roller              500,000    500,000      200,000   200,000           -
---------------------  ------- -----------  -----------  --------  -------------
Ab Trainer Club Pro     25,000    500,000       15,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------
Instant Abs            100,000    500,000       50,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------
Hot Dog Express (2)    300,000  1,000,000      100,000   200,000           -
---------------------  ------- -----------  -----------  --------  -------------
Condiment Caddy        200,000    250,000      100,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------
Denise Austin Pilates  200,000    500,000      100,000   100,000           -
---------------------  ------- -----------  -----------  --------  -------------

(1) Except as set forth in Notes (2) and (3), the options set forth in this table are issuable to Charles Ho, President of our subsidiary CirTran-Asia.

(2) Of the options for initial units sold for this product, Mr. Ho, President of CirTran-Asia, is entitled to receive 700,000, with the remaining 300,000 going to the other developer.

(3) Of the options issued in connection with this product, Mr. Ho received 500,000, and two other developers each received 500,000 options.

Through January 17, 2006, we had issued a total of 1,500,000 options pursuant to the agreement relating to the Ab King Pro, but had not received sufficient orders or shipped sufficient quantities of the other products listed in the table to trigger the issuance of additional options. Of the 1,500,000 options issued, Mr. Ho received 500,000 options.

During 2004, Mr. Ho received approximately $157,400 in commissions in connection with the manufacturing agreement. During 2005, Mr. Ho received approximately $460,200 in commissions in connection with the manufacturing agreement. In 2006, through January 17, 2006, Mr. Ho had received approximately $39,000 in commissions in connection with the manufacturing agreement.


Employment Agreements

On July 1, 2004, CirTran Corporation entered into an employment agreement with Iehab Hawatmeh, dated as of June 26, 2004. The agreement, which is for a term of five years and renews automatically on a year-to year basis, provides for a base salary of $225,000, plus a bonus of 5% of our earnings before interest, taxes, depreciation, and amortization, payable quarterly, as well as any other bonus our board of directors may approve. Under the Agreement, Mr. Hawatmeh agreed to serve as our Chief Executive Officer and President and to perform such other duties as delegated by our board of directors. The agreement provides for benefits including health insurance coverage, cell phone, car allowance, life insurance, and D&O insurance. Under the Agreement, Mr. Hawatmeh's employment may be terminated for cause, or upon his death or disability. In the event that Mr. Hawatmeh is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to five full years of his then-current annual base compensation, half upon such termination and half one year later, together with a continuation of insurance benefits for a period of five years.

Additionally, on July 1, 2004, CirTran Corporation entered into an employment agreement with Trevor Saliba, dated as of June 26, 2004. The agreement, which is for a term of three years and renews automatically on a year-to year basis, provides for a base salary of $120,000, plus a bonus of 1% of our gross sales generated directly by Mr. Saliba, a bonus of 5% of all gross investments made into CirTran which are directly generated and arranged by Mr. Saliba, a bonus of 1% of the net purchase price of any acquisitions completed by us which are directly generated and arranged by Mr. Saliba (payable in CirTran common stock), as well as any other bonus our board of directors may approve. Under the Agreement, Mr. Saliba agreed to serve as our Executive Vice President of Sales and Marketing, and to perform such other duties as delegated by our board of directors. The agreement provides for benefits including health insurance coverage, cell phone, car allowance, life insurance, and D&O insurance. Under the Agreement, Mr. Saliba's employment may be terminated for cause, or upon his death or disability. In the event that Mr. Saliba is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to one years' salary. If the Agreement expires of its terms or is terminated for any reason, Mr. Saliba may not compete with us for a period of one year from the date of termination of the agreement. Mr. Saliba also agreed not to solicit our employees or customers, or attempt to induce anyone to cease doing business with us for a period of two years after the termination of the agreement.

On July 1, 2004, we also entered into an employment agreement, dated as of June 26, 2004, with Shaher Hawatmeh, the brother of Iehab Hawatmeh. The agreement, which is for a term of three years and renews automatically on a year-to year basis, provides for a base salary of $150,000, plus a bonus of 1% of our earnings before interest, taxes, depreciation, and amortization, payable quarterly, as well as any other bonus our board of directors may approve. Under the Agreement, Mr. Shaher Hawatmeh agreed to serve as our Chief Operating
Officer, and to perform such other duties as delegated by our board of directors. The agreement provides for benefits including health insurance coverage, cell phone, life insurance, and D&O insurance. Under the Agreement, Mr. Shaher Hawatmeh's employment may be terminated for cause, or upon his death or disability. In the event that Mr. Shaher Hawatmeh is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to one years' salary. If the Agreement expires of its terms or is terminated for any reason, Mr. Shaher Hawatmeh may not compete with us for a period of one year from the date of termination of the agreement. Mr. Shaher Hawatmeh also agreed not to solicit our employees or customers, or attempt to induce anyone to cease doing business with us for a period of two years after the termination of the agreement.

On June 15, 2004, our subsidiary, CirTran-Asia, entered into an employment agreement with Charles Ho. The agreement, which is for a term of three years and renews automatically on a year-to year basis, provides that for each additional product that Mr. Ho procures pursuant to the agreement between CirTran-Asia and Michael Casey Enterprises, LTD., Mr. Ho shall be entitled to receive such compensation as provided for in that agreement in the form of options to purchase shares of CirTran common stock. Under the Agreement, CirTran-Asia will not provided benefits to Mr. Ho., and his employment may be terminated for cause, or upon his death or disability. If the Agreement expires of its terms or is terminated for any reason, Mr. Ho may not compete with us for a period of one year from the date of termination of the agreement. Mr. Ho also agreed not to solicit our employees or customers, or attempt to induce anyone to cease doing business with us for a period of two years after the termination of the agreement.

2001 Stock Plan

The 2001 Stock Plan has been fully distributed.

2002 Stock Plan

The 2002 Stock Plan has been fully distributed.

2003 Stock Plan

In November 2003, our board approved and adopted our 2003 Stock Plan, or the 2003 Plan, subject to shareholder approval. An aggregate of 35,000,000 shares of our common stock are subject to the 2003 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2003 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2003 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

The 2003 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2003 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2003 Plan shall continue in effect until the date which is ten years from the date of its adoption by the board of directors, subject to earlier termination by our board. The board may suspend or terminate the 2003 Plan at any time.

The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non-statutory option. No employee may be granted options or stock purchase rights under the 2003 Plan for more than an aggregate of 15,000,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

The board may also award our shares of common stock under the 2003 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement.

As of April 8, 2005, 35,000,000 options to purchase shares of common stock and no stock purchase rights had been granted under the 2003 Plan. Therefore, the 2003 Plan had been fully distributed.

2004 Stock Plan

In December 2004, our board approved and adopted our 2004 Stock Plan, or the 2004 Plan, subject to shareholder approval. An aggregate of 40,000,000 shares of our common stock are subject to the 2003 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2004 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2004 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

The 2004 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2004 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2004 Plan shall continue in effect until the date which is ten years from the date of its adoption by the board of directors, subject to earlier termination by our board. The board may suspend or terminate the 2004 Plan at any time.

The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non-statutory option. No employee may be granted options or stock purchase rights under the 2004 Plan for more than an aggregate of 15,000,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

The board may also award our shares of common stock under the 2004 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement.

As of September 21, 2005, 28,500,000 options to purchase shares of common stock and no stock purchase rights have been granted under the 2004 Plan.


The following table sets forth information about the Company's equity compensation plans, including the number of securities to be issued upon the exercise of outstanding options, warrants, and rights; the weighted average exercise price of the outstanding options, warrants, and rights; and the number of securities remaining available for issuance under the specified plan through January 17, 2006.

-------------------------  --------------------------  -------------------------  -------------------------
                           Number of securities to be  Weighted average exercise  Number of securities
                           issued upon exercise of     price of outstanding       remaining available for
                           outstanding options,        options, warrants, and     future issuance under
Plan Category              warrants, and rights        rights                     equity compensation plans
-------------------------  --------------------------  -------------------------  -------------------------
Equity compensation plans
approved by shareholders
                                     0                            0                          0
-------------------------  --------------------------  -------------------------  -------------------------


                                       61


-------------------------  --------------------------  -------------------------  -------------------------
Equity compensation plans     2001 Plan: 0 options      2001 Plan: 0 options *     2001 Plan: 0 options
not approved by
shareholders
                              2002 Plan: 500            2002 Plan: $0.0001/share   2002 Plan: 0 options
                              options

                              2003 Plan:3,750,000       2003 Plan:$0.01/share      2003 Plan: 0 options
                              options

                              2004 Plan: 8,000,000      2004 Plan: $0.03/share     2004 Plan: 6,000,000
                              options                                                         options
-------------------------  --------------------------  -------------------------  -------------------------

Total                         11,750,500                $0.03/share                 6,000,000
-------------------------  --------------------------  -------------------------  -------------------------


* All options issued under this plan to date have been exercised.


Changes in and disagreements with accountants on accounting and financial disclosure

None.

Index to Financial Statements
                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants                           F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003                 F-3
Consolidated Statements of Operations for the Years Ended
     December 31, 2004 and 2003                                              F-4
Consolidated Statement of Stockholders' Deficit for the Years
     Ended December 31, 2003 and 2004                                        F-5
Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2004 and 2003                                              F-6
Notes to Consolidated Financial Statements                                   F-8
Condensed Consolidated Balance Sheets as of September 30, 2005
     and December 31, 2004 (unaudited)                                       Q-2
Condensed Consolidated Statements of Operations for the
     Three and Nine Months ended September 30, 2005 and 2004
     (unaudited)                                                             Q-3
Condensed Consolidated Statements of Cash Flows for the Three and
     Nine Months ended September 30, 2005 and 2004 (unaudited)               Q-4
Notes to Condensed Consolidated Financial Statements (unaudited)             Q-6

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

     The following report of independent registered public accounting firm, financial statements of CirTran Corporation and related notes thereto are filed as part of this Form 10-KSB:

                                                                          Page
Report of Independent Registered Public Accounting Firm                    F-2

Consolidated Balance Sheets as of December 31, 2004 and 2003               F-3

Consolidated Statements of Operations for the Years Ended
        December 31, 2004 and 2003                                         F-4

Consolidated  Statements of Stockholders' Deficit for the
Years Ended December 31, 2003 and 2004                                     F-5

Consolidated Statements of Cash Flows for the Years
        Ended December 31, 2004 and 2003                                   F-6

Notes to Consolidated Financial Statements                                 F-8

         HANSEN, BARNETT & MAXWELL
         A Professional Corporation
        CERTIFIED PUBLIC ACCOUNTANTS
          5 Triad Center, Suite 750
         Salt Lake City, UT 84180-1128
            Phone: (801) 532-2200
             Fax: (801) 532-7944
               www.hbmcpas.com



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Directors and the Stockholders
CirTran Corporation

We have audited the accompanying consolidated balance sheets of CirTran Corporation and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CirTran Corporation and Subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company sustained losses from operations, had an accumulated deficit, had a stockholders' deficit, had negative working capital, had negative cash flows from operations, and the Company is a defendant in numerous legal actions. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                      HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
March 14, 2005

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                2004            2003
                                                 ---------------  --------------

ASSETS
Current Assets

Cash and cash equivalents                        $       81,101   $      54,135
Trade accounts receivable, net of
 allowance for doubtful accounts of
 $41,143 and $28,876, respectively                    1,288,719          89,187
Inventory                                             1,453,754       1,247,428
Other                                                   153,062         165,091
                                                 ---------------  --------------
Total Current Assets                                  2,976,636       1,555,841

Property and Equipment, Net                             840,793         577,603

Investment in Securities, at Cost                       300,000               -

Other Assets, Net                                         8,000          10,390

Deposits                                                100,000               -

Deferred Offering Costs                                  68,000          26,000
                                                 ---------------  --------------


Total Assets                                     $    4,293,429   $   2,169,834
                                                 ---------------  --------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Checks written in excess of cash in bank         $            -   $       9,623
Accounts payable                                      1,104,392       1,300,597
Accrued liabilities                                   2,066,022       3,615,264
Current maturities of long-term notes payable         1,815,875       1,964,021
Notes payable to stockholders                            18,586          31,838
Notes payable to related parties                      1,530,587         163,742
                                                 ---------------  --------------
Total Current Liabilities                             6,535,462       7,085,085
                                                 ---------------  --------------

Long-Term Notes Payable, Less Current Maturities              -               -
                                                 ---------------  --------------


Commitments and Contingencies

Stockholders' Deficit
Common stock, par value $0.001; authorized
 750,000,000 shares; issued and outstanding
 shares: 474,118,569 and 349,087,699 net of
 3,000,000 shares held in treasury at no
 cost at December 31, 2004 and 2003,
 respectively                                           474,114         349,088
Additional paid-in capital                           16,083,455      12,876,941
Accumulated deficit                                 (18,799,602)    (18,141,280)
                                                 ---------------  --------------
Total Stockholders' Deficit                          (2,242,033)     (4,915,251)
                                                 ---------------  --------------
Total Liabilities and Stockholders' Deficit      $    4,293,429   $   2,169,834
                                                 ---------------  --------------

The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


For the Years Ended December 31,                          2004             2003
                                                 -------------    -------------

Net Sales                                        $   8,862,715    $   1,215,245
Cost of Sales                                       (7,030,934)        (854,542)
Writedown of carrying value of inventories             (13,000)        (160,000)
                                                 -------------    -------------

Gross Profit                                         1,818,781          200,703
                                                 -------------    -------------

Operating Expenses
Selling, general and administrative expenses         3,362,933        2,402,968
Non-cash employee compensation expense                 332,181          137,500
                                                 -------------    -------------
Total Operating Expenses                             3,695,114        2,540,468
                                                 -------------    -------------

Loss From Operations                                (1,876,333)      (2,339,765)
                                                 -------------    -------------

Other Income (Expense)
Interest                                              (495,637)        (571,044)
Other, net                                                (233)            (169)
Gain on forgiveness of debt                          1,713,881                -
                                                 -------------    -------------
Total Other Expense, Net                             1,218,011         (571,213)
                                                 -------------    -------------

Net Loss                                         $    (658,322)   $  (2,910,978)
                                                 -------------    -------------

Basic and diluted loss per common share          $       (0.00)   $       (0.01)
                                                 -------------    -------------
Basic and diluted weighted-average
common shares outstanding                          451,620,617      277,068,175
                                                 -------------    -------------


The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004

                                         Common Stock            Additional
                                -------------------------------
                                    Number                         Paid-in       Accumulated
                                   of Shares        Amount         Capital         Deficit          Total
                                ---------------- -------------- -------------- ---------------- --------------
Balance - December 31, 2002         247,184,691  $     247,185  $  11,089,020  $   (15,230,302)  $ (3,894,097)

Shares issued for accrued wages         500,000            500          9,500                -         10,000

Shares issued for conversion
of  notes payable to equity
line investor                        64,253,508         64,254      1,024,318                -      1,088,572

Options granted to employees,
consultants and attorneys                     -              -        239,227                -        239,227

Exercise of stock options
by directors and employees           33,900,000         33,900        517,600                -        551,500

Exercise of stock options by
consultants and attorneys             3,249,500          3,249         (2,724)               -            525

Net loss                                      -              -              -       (2,910,978)    (2,910,978)
                                ---------------- -------------- -------------- ---------------- --------------

Balance - December 31, 2003         349,087,699  $     349,088  $  12,876,941  $   (18,141,280) $  (4,915,251)

Shares issued for conversion
of  notes payable to equity
line investor                        57,464,386         57,460      2,006,540                -      2,064,000

Shares issued for settlement
of notes payable                      1,542,495          1,542         53,458                -         55,000

Shares issued for
settlement expense                    1,000,000          1,000         59,000                -         60,000

Shares issued as settlement
of salaries, accrued salaries
and related interest                 45,273,989         45,274        498,014                -        543,288

Options granted to employees,
consultants and attorneys                     -              -        334,952                -        334,952

Exercise of stock options
by directors and employees           14,250,000         14,250        259,500                -        273,750

Exercise of stock options by
consultants and attorneys             5,500,000          5,500         (4,950)               -            550

Net loss                                      -              -              -         (658,322)      (658,322)
                                ---------------- -------------- -------------- ---------------- --------------

Balance - December 31, 2004         474,118,569  $     474,114  $  16,083,455  $   (18,799,602) $  (2,242,033)
                                ---------------- -------------- -------------- ---------------- --------------

The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS




For the Years Ended December 31,                                           2004               2003
                                                                 --------------    ---------------

Cash flows from operating activities
Net loss                                                         $    (658,322)    $   (2,910,978)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization                                          249,395            300,520
Provision for loss on trade receivables                                 12,267             (8,161)
Provision for obsolete inventory                                        13,000            160,000
Loss on disposal of property and equipment                              33,238                  -
Gain on forgiveness of debt                                         (1,713,881)                 -
Non-cash compensation expense                                          226,250            137,500
Loan costs and fees in lieu of interest on notes payable               145,000            120,200
Note payable issued as settlement of litigation expense                      -             62,226
Stock issued for employee compensation                                 105,931                  -
Stock issued for settlement expense                                     60,000                  -
Options issued to attorneys and consultants for services               209,952            101,727
Changes in assets and liabilities:
Trade accounts receivable                                           (1,211,799)           (43,562)
Inventories                                                           (219,326)           143,125
Prepaid expenses and other assets                                       14,419            (63,056)
Accounts payable                                                       515,690            (25,077)
Accrued liabilities                                                    538,132            901,718
                                                                 --------------    ---------------

Total adjustments                                                   (1,021,732)         1,787,160
                                                                 --------------    ---------------

Net cash used in operating activities                               (1,680,054)        (1,123,818)
                                                                 --------------    ---------------

Cash flows from investing activities
Purchase of investment                                                (300,000)                 -
Payment for property and equipment deposit                            (100,000)                 -
Purchase of property and equipment                                    (545,824)           (12,225)
                                                                 --------------    ---------------

Net cash used in investing activities                                 (945,824)           (12,225)
                                                                 --------------    ---------------

Cash flows from financing activities
Change in checks written in excess of cash in bank                      (9,623)            (9,908)
Proceeds from notes payable to stockholders                             18,500             41,500
Payments on notes payable to stockholders                              (31,752)           (30,038)
Proceeds from notes payable, net of cash paid for offering costs     2,927,000          1,605,847
Principal payments on notes payable                                   (466,463)          (194,748)
Proceeds from notes payable to related parties                       3,128,281            350,000
Payment on notes payable to related parties                         (3,025,149)          (875,000)
Proceeds from exercise of options and warrants to purchase
common stock                                                           111,500            301,500
Exercise of options issued to attorneys and consultants
for services                                                               550                525
                                                                 --------------    ---------------

Net cash provided by financing activities                            2,652,844          1,189,678
                                                                 --------------    ---------------

Net increase in cash and cash equivalents                               26,966             53,635

Cash and cash equivalents at beginning of year                          54,135                500
                                                                 --------------    ---------------

Cash and cash equivalents at end of period                       $      81,101     $       54,135
                                                                 --------------    ---------------

The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


For the Years Ended December 31,                                                 2004                    2003
                                                                  --------------------    --------------------
Supplemental disclosure of cash flow information

Cash paid during the period for interest                          $           298,542     $            54,531

Noncash investing and financing activities

Notes issued for accounts payable and capital lease obligations   $           711,894     $            34,049
Common stock issued for settlement of note payable
  and accrued interest                                            $         2,204,999     $                 -
Common stock issuance in which proceeds were retained
  as payment of notes payable                                     $                 -     $         1,134,000
Common stock issued for accrued compensation                      $                 -     $            10,000
Accrued interest converted to notes payable                       $             9,158     $            57,424
Stock options exercised for settlement of accrued interest
and accrued compensation                                          $            61,000     $           250,000
Note issued for settlement of notes payable and accrued
interest                                                          $           551,819     $                 -
Fees withheld from notes payable for Equity Line Agreement        $            86,000     $            47,200
Loan costs included in notes payable                              $                 -     $           120,200
Deferred offering costs withheld from notes payable proceeds      $           128,000     $            26,000
Shares issued as settlement of salaries, accrued salaries and
related interest                                                  $           437,357     $                 -

The accompanying notes are an integral part of these financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Nature of Operations--CirTran Corporation (the "Company") provides turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole, and custom injection molded cabling for leading electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. The Company also designs, develops, manufactures, and markets a full line of local area network products, with emphasis on token ring and Ethernet connectivity.

In June 2004, the Company incorporated CirTran-Asia, Inc., a Utah corporation, as a wholly owned subsidiary. CirTran-Asia was formed to manufacture, either directly or through foreign subcontractors, certain products under exclusive manufacturing agreements. Other such agreements will be sought in the future.

Principles of Consolidation--The consolidated financial statements include the accounts of CirTran Corporation, and its wholly owned subsidiaries, Racore Technology Corporation and CirTran-Asia Inc. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition--Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

Cash and Cash Equivalents--The Company considers all highly-liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

Inventories-- Inventories are stated at the lower of average cost or market value. Costs include labor, material and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory based on management's estimate of the benefit of indirect manufacturing costs to the manufacturing process.
When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its customers that require the customer to purchase inventory items related to their contracts in the event that the contracts are cancelled.

Property and Equipment--Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives. Leasehold improvements are amortized over the shorter of the life of the lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes. Maintenance, repairs, and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operating results.

Depreciation expense for the years ended December 31, 2004 and 2003, was $249,394 and $300,520, respectively.

Impairment of Long-Lived Assets--The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 2004, the Company did not consider any of its long-lived assets to be impaired.

Checks Written in Excess of Cash in Bank--Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. These overdrafts are included as a current liability in the balance sheets.

Stock-Based Compensation-- At December 31, 2004, the Company had one stock-based employee compensation plan, which is described more fully in Note 12. The Company accounts for the plan under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. During the years ended December 31, 2004 and 2003, the Company recognized compensation expense relating to stock options and warrants of $226,250 and $137,500, respectively. During the year ended December 31, 2004, the Company recognized compensation expense relating to the issuance of common stock of $105,931. The following table illustrates the effect on net loss and basic and diluted loss per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                                      Years Ended December 31,    Nine Months Ended September 30,
                                                                    ---------------------------    ---------------------------
                                                                      2004             2003            2004           2003
                                                                    -----------   -------------    -----------   -------------
Net loss, as reported                                               $ (658,322)   $ (2,910,978)    $ (658,322)   $ (2,910,978)
Add:  Stock-based  employee compensation expense
included in net loss                                                   332,181         137,500        226,250          97,500
Deduct:  Total stock-based employee compensation
benefit (expense) determined under fair value based
method for all awards                                                 (517,924)       (292,247)      (412,557)       (274,167)
                                                                    -----------   -------------    -----------   -------------

Pro forma net loss                                                  $ (844,065)   $ (3,065,725)    $ (844,629)   $ (3,087,645)
                                                                    -----------   -------------    -----------   -------------

Basic and diluted loss per common share as reported                    $ (0.00)        $ (0.01)       $ (0.00)        $ (0.01)
                                                                    -----------   -------------    -----------   -------------

Basic and diluted loss per common share pro forma                      $ (0.00)        $ (0.01)       $ (0.00)        $ (0.01)
                                                                    -----------   -------------    -----------   -------------


Income Taxes--The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and the carryforward of operating losses and tax credits and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized. Research tax credits are recognized as utilized.

Use of Estimates--In preparing the Company's financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Concentrations of Risk-- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. The Company sells substantially to recurring customers, wherein the customer's ability to pay has previously been evaluated. The Company generally does not require collateral. Allowances are maintained for potential credit losses, and such losses have been within management's expectations. At December 31, 2004 and 2003, this allowance was $41,143 and $28,876, respectively.

During the year ended December 2004, sales to two customers accounted for 52 percent and 14 percent of net sales. No individual customer account receivable balance at December 31, 2004 created a concentration of credit risk.

During the year ended December 2003, sales to two customers accounted for 29 percent and 11 percent of net sales. No individual customer account receivable balance at December 31, 2003 created a concentration of credit risk.

Fair Value of Financial Instruments--The carrying value of the Company's cash and cash equivalents and trade accounts receivable approximates their fair values due to their short-term nature. The carrying value of the Company's notes payable also approximates fair value because notes are recorded at fair value plus any default provisions.

Loss Per Share--Basic loss per share is calculated by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted loss per share is similarly calculated, except that the weighted-average number of common shares outstanding would include common shares that may be issued subject to existing rights with dilutive potential when applicable. The Company had 14,250,500 and 3,850,500 in potentially issuable common shares at December 31, 2004 and 2003, respectively. The potentially issuable common shares at December 31, 2004 and 2003 were excluded from the calculation of diluted loss per share because the effects are anti-dilutive.

New Accounting Standards--In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 151, "Inventory Costs." SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company will be required to apply this statement to inventory costs incurred after December 31, 2005. The Company is currently evaluating what effect this statement will have on the Company's financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, "Exchange of Non-monetary Assets." SFAS No. 153 amends APB Opinion No. 29, "Accounting for Non-monetary Transactions," to eliminate the exception for non-monetary exchanges of similar productive assets. The Company will be required to apply this statement to non-monetary exchanges after December 31, 2005. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," which is an amendment to SFAS No. 123, "Accounting for Stock-Based

Compensation." This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees" (APB 25) and requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in the Company's financial statements. This new standard is effective for interim and annual periods beginning after December 15, 2005. The Company is currently evaluating SFAS No. 123 as revised and intends to implement it in the first quarter of 2006 and does not anticipate that the new standard will have a material effect on the Company's financial statements.


NOTE 2 - REALIZATION OF ASSETS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained losses of $658,322 and $2,910,978 for the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004 and 2003, the Company had an accumulated deficit of $18,799,602 and $18,141,280, respectively, and a total stockholders' deficit of $2,242,033 and $4,915,251, respectively. The Company also had negative working capital of $3,558,826 and $5,529,244 as of December 31, 2004 and 2003, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $1,680,054 and $1,123,818 for the years ended December 31, 2004 and 2003, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In addition, the Company is a defendant in numerous legal actions (see Note 9). These matters may have a material impact on the Company's financial position, although no assurance can be given regarding the effect of these matters in the future.

In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The Company's plans include working with vendors to convert trade payables into long-term notes payable and common stock and cure defaults with lenders through forbearance agreements that the Company will be able to service. During 2004 and 2003, the Company successfully converted trade payables of approximately $711,894 and $2,986, respectively, into notes. The Company intends to continue to pursue this type of debt conversion going forward with other creditors.

The Company's plans include working with vendors to convert trade payables into long-term notes payable and common stock, and to cure defaults with lenders through forbearance agreements that the Company will be able to service. During the years ended December 31, 2004 and 2003, the Company successfully converted trade payables, notes payable, and accrued interest of approximately $1,263,713 and $2,986, respectively, into notes payable to Abacas Ventures, Inc. ("Abacas"). Accrued interest of $27,020 associated with the notes payable was not converted to the note payable with Abacas; therefore, a gain on forgiveness of debt was recorded for $27,020 for the year ended December 31, 2004. The Company intends to continue to pursue this type of debt conversion going forward with other creditors. As discussed in Note 10, the Company has entered into an equity line of credit agreement with a private investor. Realization of additional proceeds under the agreement is not assured.

NOTE 3 - INVESTMENT IN SECURITIES AT COST

On April 13, 2004, the Company entered into a stock purchase agreement with an unrelated party under which the Company purchased 400,000 shares of the investee's Series B Preferred Stock (the "Preferred Shares") for an aggregate purchase price of $300,000 cash. This purchase was made at fair value. The Preferred Shares are convertible, at the Company's option, into an equivalent number of shares of investee common stock, subject to adjustment. The Preferred Shares are not redeemable by the investee. As a holder of the Preferred Shares, the Company has the right to vote the number of shares of investee common stock into which the Preferred Shares are convertible at the time of the vote. The investment represents less than a 5% interest in the investee. The investment does not have a readily determinable fair value and is stated at historical cost, less an allowance for impairment when circumstances indicate an investment has been impaired. The Company periodically evaluates its investments as to whether events and circumstances have occurred which indicate possible impairment. No indicators of impairment were noted for the year ended December 31, 2004.

Separate from the purchase of the Preferred Shares, the Company and the investee also entered into a Preferred Manufacturing Agreement. Under this agreement, the Company will perform exclusive "turn-key" manufacturing services handling most of the investee's manufacturing operations from material procurement to complete finished box-build of all of investee products. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party. Sales under this agreement totaled $538,233 for the year ended December 31, 2004.

NOTE 4 - INVENTORIES

Inventories consist of the following:

Inventories Note
                        2004                   2003
                 -------------------    -------------------
Raw materials    $        1,095,901     $        1,114,445
Work-in process             356,160                130,810
Finished goods                1,693                  2,173
                 -------------------    -------------------
                 $        1,453,754     $        1,247,428
                 -------------------    -------------------

During 2004 and 2003, write downs of $13,000 and $160,000, respectively, were recorded to reduce items considered obsolete or slow moving to their fair value.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment and estimated service lives consist of the following:

                                                                                  Estimated
                                                                                Service Lives
                                       2004                   2003                 in Years
                                -------------------    -------------------    -------------------
Production equipment            $        3,220,847     $        3,146,488            5-10
Leasehold improvements                     992,018                958,939            7-10
Office equipment                           159,199                639,375            5-10
Other                                       47,789                118,029            3-7
                                -------------------    -------------------
                                         4,419,853              4,862,831
Less accumulated depreciation
and amortization                         3,579,060              4,285,228
                                -------------------    -------------------

                                $          840,793     $          577,603
                                -------------------    -------------------


NOTE 6 - NOTES PAYABLE
During the 2004, the Company successfully converted five notes payable and accrued interest of $551,819 into notes with Abacas (see Note 2). Accrued interest of $27,020 associated with these notes payable was not converted to the note payable with Abacas; therefore, a gain on forgiveness of debt was recorded for $27,020 for the year ended December 31, 2004.

In March 2004, the Company settled a note payable with a financial institution. The outstanding loan balance and accrued interest at the time of settlement was $189,663. The balance was settled for $90,000 in cash and 542,495 shares of common stock valued at $30,000, based on the per share fair value of the Company's common stock on the dates of issuance. A gain on forgiveness of debt of $61,370 was recorded on this transaction.

In April 2004, the Company settled three notes payable with a financing company. The outstanding loan balances and accrued interest at the time of settlement was $192,043. The balance was settled for $75,000 in cash. A gain on forgiveness of debt of $117,043 was recorded on this transaction.

In November 2004, the Company settled a note payable with a corporation. The outstanding loan balance and accrued interest at the time of settlement was $75,000. The balance was settled for $50,000 in cash and 1,000,000 shares of common stock valued at $25,000, based on the per share fair value of the Company's common stock on the dates of issuance.

In December 2004, the Company settled a note payable with a financial institution. The outstanding loan balance and accrued interest at the time of settlement was $36,902. The balance was settled for $10,000 in cash. A gain on forgiveness of debt of $26,902 was recorded on this transaction.

In December 2004, the Company settled a note payable with an individual. The outstanding loan balance and accrued interest at the time of settlement was $145,779. The balance was settled for $120,000 in cash. A gain on forgiveness of debt of $25,779 was recorded on this transaction.

Notes Payable consist of the following at December 31, 2004 and 2003:

                                                       2004               2003
                                               ---------------   -------------
Notes payable to Equity Line Investor,
 no periodic interest, matures 70 to 131
 days after issuance, (see below).             $    1,700,000    $    650,000

Note payable to a company, interest at
 8.00%, matured August 2002, collateralized
 by 3,000,000 shares of the Company's common
 stock currently held in escrow, in default.          115,875         115,875

Note payable settled as of December 31, 2004.               -          23,549

Note payable settled as of December 31, 2004.               -          41,484

Note payable settled as of December 31, 2004.               -         215,516

Note payable settled as of December 31, 2004.               -         183,429

Note payable settled as of December 31, 2004.               -         161,109

Note payable settled as of December 31, 2004.               -         107,919

Note payable settled as of December 31, 2004.               -          87,632

Note payable settled as of December 31, 2004.               -          85,377

Note payable settled as of December 31, 2004.               -          93,832

Note payable settled as of December 31, 2004.               -          60,133

Note payable settled as of December 31, 2004.               -          55,831

Note payable settled as of December 31, 2004.               -          36,901

Note payable settled as of December 31, 2004.               -          45,434
                                               ---------------   -------------

Total Notes Payable                                 1,815,875       1,964,021
Less current maturities                             1,815,875)     (1,964,021)
                                               ---------------   -------------

Long-Term Notes Payable                        $            -    $          -
                                               ---------------   -------------

Certain of the Company's notes payable contain various covenants and restrictions, including providing for the acceleration of principal payments in the event of a covenant violation or a material adverse change in the operations of the Company. The Company is out of compliance on several notes payable, primarily due to a failure to make monthly payments. In instances where the Company is out of compliance, these amounts have been shown as current. Additionally, all default provisions have been accrued as part of the principal balance of the related notes payable.

Notes Payable to Equity Line Investor -- During 2003, the Company borrowed a total of $1,830,000 from Cornell Capital Partners, LP, pursuant to nine unsecured promissory notes. The loans were made and the notes were issued from June 2003 through December 2003. In lieu of interest, the Company paid fees to the lender, ranging from 5% to 10%, of the amount of the loan. These fees have been recorded as interest expense. The fees were negotiated in each instance and agreed upon by the Company and by the lender and its affiliate. The notes were repayable over periods ranging from 70 days to 131 days. Each of the notes stated that if the Company did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance. Through December 31, 2003, the Company directed the repayment of $1,180,000 of these notes from proceeds generated under the Equity Line Agreement, discussed in Note 11 below. At December 31, 2003, the balance owing on these notes was $650,000. All notes were paid when due or before, and at no time did the Company incur the 24% penalty interest rate.

During the year ended December 31, 2004, the Company borrowed an additional $3,200,000, before offering costs of $273,000, from Cornell, pursuant to four additional unsecured promissory notes. In lieu of interest, the Company paid fees at closing of 4% to 5% of the loan amount to an affiliate of the lender. These fees have been recorded as interest expense. The fees were negotiated in each instance and agreed upon by the Company and by the lender and its affiliate. The notes were repayable over periods ranging from 88 days to 193 days. Each of the notes stated that if the Company did not repay the notes when due, a default interest rate of 24% would apply to the unpaid balance. Through December 31, 2004, the Company directed the repayment of $2,150,000 of these notes from proceeds generated under the Equity Line Agreement, discussed in Note 7 below. At December 31, 2004, the balance owing on these notes was $1,700,000.

NOTE 7 - LEASES

The Company conducts a substantial portion of its operations utilizing leased facilities consisting of a warehouse and a manufacturing plant. The lease was originally with a related party. In December of 2003, the related party sold the facilities to an unrelated party. The Company entered into a new ten-year lease agreement with an unrelated party. As described in Note 15, the Company purchased the entity that owns the building in March 2005 (unaudited).

The following is a schedule of future minimum lease payments under the operating lease:

Year Ending December 31,
                  -------------------
2005                         225,480
2006                         215,492
2007                         203,688
2008                         203,688
Thereafter                 1,018,440
                  -------------------
Total             $        1,866,788
                  -------------------


The building lease provides for payment of property taxes, insurance, and maintenance costs by the Company. Rental expense for operating leases totaled $213,688 and $200,492 for 2004 and 2003, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS

Notes Payable to Stockholder -- The Company had amounts due to stockholders from three separate notes. The balance due to stockholders at December 31, 2004 and 2003, was $18,586 and $31,838, respectively. Interest associated with amounts due to stockholders is accrued at 10 percent. Unpaid accrued interest was $7,976 and $6,900 at December 31, 2004 and 2003, respectively, and is included in accrued liabilities. These notes are due on demand.

Notes Payable to Related Party -- The Company had amounts due to Abacas Ventures, Inc., a related party, under the terms of a note payable and a bridge loan.

During 2002, the Company entered into a bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the years ended December 31, 2004 and 2003, the Company was advanced $3,128,281 and $350,000, respectively, and made cash payments of $3,025,149 and $875,000, respectively.

During the year ended December 31, 2004, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as notes payable (see Note 6). The total of these obligations was $1,263,713. The Company has recorded this transaction as a $1,263,713 non-cash increase to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement.

The total principal amount owed to Abacas between the note payable and the bridge loan was $1,530,587 and $163,742 as of December 31, 2004 and 2003, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was $430,828 and $230,484 as of December 31, 2004 and 2003, respectively, and is included in accrued liabilities.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Settlement of Litigation -- During January 2002, the Company settled a lawsuit that had alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company had filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which are currently held in escrow and have been treated as treasury stock recorded at no cost. The fair value of the 3,000,000 shares was less than the carrying amount of the note payable. Because 75 percent of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares. The remaining balance has not been paid, and the registration statement with respect to the escrowed shares has not been declared effective and the Company has not replaced the escrowed shares with registered free-trading shares pursuant to the terms of the settlement agreement; therefore, the plaintiff filed the Confession of Judgment and proceeded with execution thereon. The Company is currently negotiating with the plaintiff to settle this obligation without the release of the shares held in escrow.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002, in the amount of $152,500, which has been recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid directly. $109,125 of the principal balance of the note related to the settlement mentioned above was paid. Also, $7,000 was paid to the Company's legal counsel as a retainer for future services. The remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimates that the probability of the $109,125 being considered additional rent expense is remote and disputes the claim. The Company intends to vigorously defend the action.

On April 14, 2004, an unrelated party filed a claim against the Company alleging that the Company stopped paying amounts due under a note entered into in June 1998. The suit claimed $90,500 plus fees and costs. During May 2004, the Company settled this claim by issuing 1,000,000 shares of common which resulted in a settlement expense of $60,000.

Litigation - During 2000, the Company settled a lawsuit filed by a vendor by issuing 5,281,050 shares of the Company's common stock valued at $324,284, paying $83,000 in cash and issuing two notes payable totaling $239,000. During 2002, the vendor filed a confession of judgment, in the amount of $519,052, claiming that the Company defaulted on its agreement and claims the 2000 lawsuit was not properly satisfied. At December 31, 2003, the Company owed $60,133 of principal under the terms of the remaining note payable. During November 2004, the Company settled the principal and accrued interest of the remaining note payable for $75,000. The balance was settled for $50,000 in cash and 1,000,000 shares of common stock valued at $25,000, based on the per share fair value of the Company's common stock on the date of issuance.

During 2003 and 2004, an investment firm filed suits in the U.S. District Court, District of Utah seeking finders fees, consisting of common stock valued at $1,750,000 for allegedly introducing the Company to the Equity Line Investor (Note 11). The case was previously dismissed in a New York court. The Company estimates that the risk of loss is remote, therefore no accrual has been made.

In December 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $213,000 of punitive damages from the Company related to the Company's non-payment for materials provided by the vendor. Judgment was entered against the Company in May 2002 in the amount of $213,718. During 2004, this claim was purchased by Abacas and recorded as an increase to the amount owed to Abacas under the terms of the bridge loan.

During October 1999, a former vendor of the Company brought action against the Company alleging that the Company owed approximately $199,600 for materials and services and pursuant to the terms of a promissory note. The Company entered a settlement agreement under which the Company is to pay $6,256 each month until the obligation and interest thereon are paid. This did not represent the forgiveness of any obligation, but rather the restructuring of the terms of the previous agreement. At December 31, 2003, the Company owed $183,429 for this settlement. The Company has defaulted on its payment obligations under the settlement agreement. During 2004, this claim was purchased by Abacas and recorded as an increase to the amount owed to Abacas under the terms of the bridge loan.

Judgment was entered in favor of a vendor during March 2002, in the amount of $181,342 for nonpayment of costs of goods or services provided to the Company. At December 31, 2003, the Company had accrued the entire amount of the claim. During 2004, this claim was purchased by Abacas and recorded as an increase to the amount owed to Abacas under the terms of the bridge loan.

In December 1999, a vendor of the Company filed a lawsuit that seeks payment in the amount of $44,269 for the cost of goods provided to the Company. The Company admits owing certain amounts to the vendor and has accrued the entire amount claimed as of December 31, 2003. During 2004, this claim was purchased by Abacas and recorded as an increase to the amount owed to Abacas under the terms of the bridge loan.

During 2002, a vendor of the Company filed a lawsuit that seeks payment in the amount of $31,745 for the cost of goods provided to the Company. The Company has accrued the entire amount claimed. During 2004, this claim was purchased by Abacas and recorded as an increase to the amount owed to Abacas under the terms of the bridge loan.

An individual filed suit during January 2001, seeking to recover the principal sum of $135,941, plus interest on a promissory note. During 2004, this claim was purchased by Abacas and recorded as an increase to the amount owed to Abacas under the terms of the bridge loan.

During March 2000, a vendor brought suit against the Company under allegations that the Company owed approximately $97,000 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company issued a note payable to the vendor in settlement of the amount owed and is required to pay the vendor $1,972 each month until paid. At December 31, 2003, the Company owed $87,632 on this settlement agreement. During 2004, this claim was purchased by Abacas and recorded as an increase to the amount owed to Abacas under the terms of the bridge loan.

A financial institution brought suit against the Company during February 2000, alleging that the Company owed approximately $439,000 for a loan provided to the Company for the Company's use and benefit. Judgment was entered against the Company and certain guarantors in the amount of $427,292 plus interest at the rate of 8.61% per annum from June 27, 2000. The Company has made payments to the financial institution, reducing the obligation to $215,516 at December 31, 2003, plus interest accruing from January 1, 2002. In March 2004, the balance was settled for $90,000 in cash and 542,495 shares of common stock valued at $30,000, based on the per share fair value of the Company's common stock on the date of issuance.

Suit was brought against the Company during April 2001, by a former shareholder alleging that the Company owed $121,825 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company made seven payments and then failed to make subsequent payments, at which time the shareholder obtained a consent judgment against the Company. In December 2004, the Company settled the balance outstanding for $120,000 in cash.

A financial institution brought suit against the Company in June 2003 for the non-payment of $39,367 under the terms of a note payable. The balance was settled for $10,000 in cash. A gain on forgiveness of debt of $26,902 was recorded on this transaction.

Various vendors have notified the Company that they believe they have claims against the Company totaling $147,592. None of these vendors have filed lawsuits in relation to these claims. The Company has accrued the entire amount of these claims and they are included in accounts payable.

In addition, various vendors have notified the Company that they believe they have claims against the Company totaling $159,308. The Company has determined the probability of realizing any loss is remote. The Company has made no accrual for these claims and is currently in the process of negotiating the dismissal of these claims with the various vendors.

The Company is also the defendant in numerous immaterial legal actions primarily resulting from nonpayment of vendors for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.
Registration Rights - In connection with the conversion of certain debt to equity during 2000, the Company has granted the holders of 5,281,050 shares of common stock the right to include 50% of the common stock of the holders in any registration of common stock of the Company, under the Securities Act for offer to sell to the public (subject to certain exceptions). The Company has also agreed to keep any filed registration statement effective for a period of 180 days at its own expense.

Additionally, in connection with the Company's entering into an Equity Line of Credit Agreement (described in Note 11), the Company granted to the equity line investor (the "Equity Line Investor") registration rights, in connection with which the Company is required to file a registration statement covering the resale of shares put to the Equity Line Investor under the equity line. The Company is also required to keep the registration statement effective until two years following the date of the last advance under the equity line.

Also, in connection with the Company's entering into a standby equity distribution agreement (described in Note 11), the Company granted to the investor registration rights, in connection with which the Company is required to file a registration statement covering the resale of shares put to the investor under the standby equity distribution agreement. The Company is also required to keep the registration statement effective until two years following the date of the last advance under the standby equity distribution agreement. The Company has not yet had such registration statement declared effective by the Securities and Exchange Commission.

Accrued Payroll Tax Liabilities -- In November 2004, the Internal Revenue Service (IRS) accepted the Company's Amended Offer in Compromise (Offer) to settle delinquent payroll taxes, interest and penalties. The acceptance of the Offer required the Company to pay $500,000 by February 3, 2005. Additionally, the Company must remain current in its payment of taxes for 5 years, and may not claim any net operating losses for the years 2001 through 2015, or until the Company pays taxes in an amount equal to the taxes waived by the offer in compromise. The Company made the required payment on February 2, 2005. The outstanding balance of delinquent payroll taxes, interest and penalties was $1,955,767 on the settlement date. The future cash payments specified by the offer, including interest and principal, were less than the carrying amount of the payable; therefore the Company reduced the carrying amount of the liability to the total future cash payments of $500,000 and recorded a gain $1,455,767.

Further, the Utah State Tax Commission has entered into an agreement to allow the Company to pay the liability owing to the State of Utah in equal monthly installments of $4,000 over a two-year period running through December 2005. Through December 2004, the Company had made the required payments. The balance owed to the State of Utah as of December 31, 2004, was $223,660, including penalties and interest.

As of December 31, 2003, the Company had accrued liabilities in the amount of $2,107,930 for delinquent payroll taxes, including interest estimated at $393,311 and penalties estimated at $230,927. Of this amount, approximately $329,739 was due the State of Utah. Approximately $1,767,253 was owed to the Internal Revenue Service as of December 31, 2003. Approximately $10,939 was owed to the State of Colorado as of December 31, 2003.

Marketing Agreement -- On October 1, 2004, the Company signed an agreement with a marketing firm to provide strategic planning advice. The term of the agreement was for six months from October 1, 2004 through March 31, 2005. The agreement shall be automatically extended for successive six month periods unless either party gives written notice of its intent not to renew the agreement. The Company will pay the marketing firm a commission of ten percent of all net proceeds from any new business brought to the Company by the marketing firm. Net proceeds are defined in the agreement as payments actually received by the Company from new business (net of returns, discounts, and rebates) from which costs of sales is subtracted. The Company also agreed to pay $7,500 to the marketing firm during each of the first three months of the agreement. These payments were nonrefundable, but may be applied toward future commissions earned.

Manufacturing Agreement -- On June 10, 2004, the Company entered into an exclusive manufacturing agreement with certain Developers. Under the terms of the agreement, the Company, through its wholly-owned subsidiary CirTran-Asia has the exclusive right to manufacture the certain products developed by the Developers or any of their affiliates. The Developers will continue to provide marketing and consulting services related to the products under the agreement. Should the Developers early terminate the agreement, they must pay the Company $150,000. Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment.

In connection with this agreement the Company has agreed to issue options to purchase 1,500,000 shares common stock to the Developers upon the sale, shipment and payment for 200,000 units of a fitness product. In addition, the Company agreed to issue options to purchase 300,000 shares of common stock to the Developers for each multiple of 100,000 units of the fitness product sold in excess of the initial 200,000 units within twenty-four months of the agreement (June 2004). The options will be exercisable at $0.06 per share, vest on the grant date and expire one year after issuance. As of December 31, 2004, the Company had sold, shipped and received payment for, 191,702 units of the fitness product. Because the Developers must provide future services for the options to vest, the options are treated as unissued for accounting purposes. The cost of these options will be recognized when the options are earned. See Note 15 for subsequent issuance of options.

In connection with the above manufacturing agreement, the Company agreed to issue various options to purchase shares of common stock to the Developers upon the sale, shipment, and payment of certain quantities of additional the products. In addition, the Company agreed to issue additional options to purchase common stock to the developers for each multiple of units sold in excess of the initial units within the first twenty-four months of the agreements. The schedule of units and potential options that will be issued follows:

                                 Options for      Each Multiple     Options for
                                Initial Units     of Units above   Each Multiple
    Product     Initial Units        Sold         Initial Units       of Units
--------------------------------------------------------------------------------
       1           500,000          500,000           200,000          200,000
       2            25,000          500,000            15,000          100,000
       3           100,000          500,000            50,000          100,000
       4           300,000        1,000,000           100,000          200,000
       5           200,000          250,000           100,000          100,000
       6           200,000          500,000           100,000          100,000

As of December 31, 2004, the Company had manufactured only nominal quantities of the additional products under these agreements. Because the Developers must provide future services for the options to vest, the options are treated as unissued for accounting purposes. The cost of these options will be recognized when the options are earned.

NOTE 10 - INCOME TAXES

The Company has paid no federal or state income taxes during the years ended December 31, 2004 and 2003. The significant components of the Company's deferred tax assets and liabilities at December 31, 2004 and 2003, are as follows:

                                                     2004             2003
                                               ----------------   --------------
Deferred Income Tax Assets:
Inventory reserve                              $       266,026    $     261,177
Bad debt reserve                                        15,346           10,771
Vacation reserve                                        26,809           26,177
Research and development credits                        27,285           26,360
Net operating loss carryforward                      4,597,493        4,465,571
Depreciation                                             2,668
Intellectual property                                  115,581          130,067
                                               ----------------   --------------

Total Deferred Income Tax Assets                     5,051,208        4,920,123
Valuation allowance                                 (5,051,208)      (4,843,751)

Deferred Income Tax Liability - depreciation                 -          (76,372)
                                               ----------------   --------------

Net Deferred Income Tax Asset                  $             -    $           -
                                               ----------------   --------------

The Company has sufficient long-term deferred income tax assets to offset the deferred income tax liability related to depreciation. The long-term deferred income tax assets relate to the net operating loss carryforward and the intellectual property.

The Company has sustained net operating losses in both periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit presented for the years ended December 31, 2004 and 2003.

As of December 31, 2004, the Company had net operating loss carryforwards for tax reporting purposes of approximately $12,325,719. These net operating loss carryforwards, if unused, begin to expire in 2019. As discussed in Note 9, the Company may not claim any net operating losses for the years 2001 through 2015 due to the Offer accepted by the IRS. Utilization of approximately $1,193,685 of the total net operating loss is dependent on the future profitable operation of Racore Technology Corporation under the separate return limitation rules and limitations on the carryforward of net operating losses after a change in ownership.

The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes for the years ended December 31, 2004 and 2003:

                                                      2004              2003
                                                 --------------    -------------
Benefit at statuatory rate (34%)                 $    (223,829)    $   (989,733)
Non-deductible expenses                                 38,099           37,225
Change in valuation allowance                          207,457        1,048,572
State tax benefit, net of federal tax benefit          (21,727)         (96,064)
                                                 --------------    -------------

Net Benefit from Income Taxes                    $           -     $          -
                                                 --------------    -------------


NOTE 11- STOCKHOLDER'S EQUITY

Common Stock Issuances -- As discussed in Note 6, the Company issued 542,495 shares and 1,000,000 shares of common stock in 2004 with a fair value of $30,000 and $25,000, respectively, based on the per share fair value of the Company's common stock on the dates of issuance, as part of a settlement agreements for notes payable.

As discussed in Note 9, during 2004, the Company settled a legal claim by issuing 1,000,000 shares of common which resulted in a settlement expense of $60,000, which was the fair value of the shares issued based on the per share fair value of the Company's common stock on the date of issuance.

During 2004, the Company issued 45,273,989 shares of the Company's restricted common stock to officers of the Company. The shares were valued at $543,288 based on the fair value of the Company's stock on the date of issuance. The shares were issued as settlement of accrued compensation of $431,770, accrued interest of $5,587, and compensation of $105,931.

During 2003, the Company issued 500,000 shares of the Company's restricted common stock to a relative of a director for $10,000 of accrued compensation owed to the director, based on the per share fair value of $0.02 per share of the Company's common stock on the date of issuance.

Equity Line of Credit Agreement -On November 5, 2002, the Company entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with Cornell Capital Partners, LP, a private investor ("Cornell"). The Company subsequently terminated the Equity Line Agreement, and on April 8, 2003, the Company entered into an amended equity line agreement (the "Amended Equity Line Agreement") with Cornell. Under the Amended Equity Line Agreement, the Company has the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of the Company's common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered. Cornell is required under the Amended Equity Line Agreement to tender the funds requested by the Company within two trading days after the five-trading-day period used to determine the market price.

During the year ended December 31, 2004, the Company drew an aggregate amount of $2,150,000 under the Equity Line Agreement, pursuant to draws on the equity line, net of fees of $86,000, and issued a total of 57,464,386 shares of common stock to Cornell under the Equity Line Agreement. At the Company's direction, Cornell retained the proceeds of the draws under the Equity Line Agreement and applied them as payments on the notes to Cornell, discussed in Note 6 above.

Pursuant to the Equity Line Agreement, in connection with each draw the Company agreed to pay a fee of 4% of the amount of the draw to Cornell as consideration for its providing the Equity Line. Total fees paid for the year ended December 31, 2004 were $128,000. These fees were withheld from proceeds of notes payable (see Note 6) and are in addition to fees paid in relation to those notes. Of these payments, $86,000 was offset against additional paid in capital as shares were issued under the Equity Line Agreement and $68,000 was classified as deferred offering costs at December 31, 2004.

During the year ended December 31, 2003, the Company drew an aggregate amount of $1,180,000 under the Equity Line Agreement, pursuant to draws on the equity line, net of fees of $47,200 and prior offering costs of $44,228, and issued a total of 64,253,508 shares of common stock to Cornell under the Equity Line Agreement. At the Company's direction, Cornell retained the proceeds of the draws under the Equity Line Agreement and applied them as payments on the notes to Cornell, discussed in Note 6 above.

Pursuant to the Equity Line Agreement, in connection with each draw the Company agreed to pay a fee of 4% of the amount of the draw to Cornell as consideration for its providing the Equity Line. Total fees paid for the year ended December 31, 2003 were $73,200. Of these payments, $47,200 was offset against additional paid in capital as shares were issued under the Equity Line Agreement and $26,000 was classified as deferred offering costs at December 31, 2003. These deferred offering costs were offset against additional paid in capital as shares were issued under the Equity Line Agreement subsequent to December 31, 2003.

Standby Equity Distribution Agreement - The Company entered into a Standby Equity Distribution Agreement dated May 21, 2004, with Cornell. Under the Agreement, the Company has the right, at its sole discretion, to draw up to $20 million on the standby equity facility (the "SEDA Facility") and put to Cornell shares of its common stock in lieu of repayment of the draws. The number of shares to be issued in connection with each draw is determined by dividing the amount of the draw by the lowest volume-weighted average price of our common stock during the five consecutive trading days after the advance is sought. The maximum advance amount is $1,000,000 per advance, with a minimum of seven trading days between advances. Cornell will retain 5% of each advance as a fee under the Agreement. The term of the Agreement runs over a period of twenty-four months after a registration statement related to the Agreement is declared effective or until the full $20 million has been drawn, whichever comes first.

The Company intends to terminate the Equity Line of Credit Agreement and cease further draws or issuances of shares in connection with the Equity Line Agreement when it is able to draw against the SEDA Facility, which will be when the SEC declares effective a registration statement registering resale by Cornell of shares issued under the SEDA Facility. The SEC has not yet declared the registration statement effective.

NOTE 12- STOCK OPTIONS AND WARRANTS

Stock-Based Compensation - The Company accounts for stock options issued to directors, officers and employees under APB No. 25 and related interpretations. Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. For options that provide for cashless exercise or that have been modified, the measurement date is considered the date the options are exercised or expire. Those options are accounted for as variable options with compensation adjusted each period based on the difference between the market value of the common stock and the exercise price of the options at the end of the period. The Company accounts for options and warrants issued to non-employees, including the developers mentioned in Note 5, at their fair value in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Stock Option Plan - During February 2003, the Company adopted the 2002 Stock Option Plan (the "2002 Plan") with 25,000,000 shares of common stock reserved for issuance there under. Also, during November 2003, the Company adopted the 2003 Stock Option Plan (the "2003 Plan") with 35,000,000 shares of common stock reserved for issuance there under. Also, during December 2004, the Company adopted the 2004 Stock Option Plan (the "2004 Plan") with 40,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plans and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting, and exercise prices.

Non-Employee Grants - During 2004, the Company granted options to purchase 6,500,000 shares of common stock to attorneys for services at exercise prices of $0.0001 per share. The options were all five year options and vested on the dates granted. Legal expense of $209,952 was recorded for the fair value of options issued during 2004. 5,000,000 of these options were exercised in 2004 for cash proceeds of $500. An additional 500,000 of previously issued options were exercised in 2004 for cash proceeds of $50. A total of 3,000,500 non-employee options were outstanding as of December 31, 2004.

During 2003, the Company granted options to purchase 5,250,000 shares of common stock to non-employees for services, prepaid services and in settlement of amounts owed for previous services at exercise prices of $0.0001 per share. The options were all five year options and vested on the dates granted. 3,249,500 of these options were exercised for cash proceeds of $525, leaving 2,000,500 options to non-employees outstanding at December 31, 2003.

Employee Grants - During 2004, the Company granted options to purchase 24,000,000 shares of common stock to directors and employees of the Company pursuant to the 2003 and 2004 Plans. These options are five year options that vested on the date of grant. The related exercise prices range from $0.01 to $0.03 per share. Non-cash compensation relating to the grant of these options was recognized for $125,000 during 2004, based upon the intrinsic value of options on the grant date. 14,250,000 of these options were exercised during 2004 for $111,500 of cash, $101,250 of compensation and $61,000 of accrued compensation. The $101,250 of compensation was recorded in conjunction with the cashless exercise of 4,500,000 of the options. A total of 11,250,000 employee options were outstanding as of December 31, 2004.

During, 2003, the Company granted options to purchase 40,750,000 shares of common stock to directors and employees of the Company pursuant to the 2002 and 2003 Plans. These options are five year options that vested on the date of grant. The related exercise prices range from $0.01 to $0.14 per share. As of September 30, 2003, the Company had granted 5,000,000 more options under the 2002 Plan than were available under that plan. Prior to December 31, 2003, the Company rescinded the grant of those options through agreements with three option holders. 33,900,000 of these options were exercised during 2003 for $301,500 of cash, $175,000 of accrued interest and $75,000 of accrued compensation, leaving 1,850,000 options outstanding at December 31, 2003.

A summary of the stock option activity for the years ended December 31, 2004 and 2003, is as follows:

                                            Shares            Weighted Average
                                                               Exercise Price
                                       ------------------   --------------------
Outstanding at December 31, 2002                       -                 $    -
Granted                                       46,000,000                 $ 0.02
Exercised                                    (37,149,500)                $ 0.01
Cancelled                                     (5,000,000)                $ 0.01
                                       ------------------
Outstanding at December 31, 2003               3,850,500                 $ 0.02
Granted                                       30,500,000                 $ 0.02
Exercised                                    (19,750,000)                $ 0.01
Cancelled                                       (350,000)                  0.14
                                       ------------------
Outstanding at December 31, 2004              14,250,500                 $ 0.02
                                       ==================

Excercisable at December 31, 2004             14,250,500                 $ 0.02
                                       ==================

The fair value of stock options was determined at the grant dates using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended 2004 and 2003:

                                                      2004            2003
                                            ---------------   -------------
Expected dividend yield                                  -               -
Risk free interest rate                              3.39%           2.85%
Expected volatility                                   300%            338%
Expected life                                    .10 years       .10 years
Weighted average fair value per share               $ 0.02          $ 0.02

A summary of stock option and warrant grants with exercise prices less than, equal to or greater than the estimated market value on the date of grant during the years ended December 31, 2004 and 2003, is as follows:


                                                                                             Weighted
                                                                            Weighted          Average
                                                            Options          Average       Fair Value of
                                                            Granted      Exercise Price       Options
                                                          ------------   --------------    -------------
Year Ended - December 31, 2004
Grants with exercise prices less than the estimated
market value of the common stock                           12,750,000        $ 0.01           $ 0.03
Grants with exercise prices equal to the estimated
market value of the common stock                           17,750,000        $ 0.02           $ 0.01
Grants with exercise prices greater than the estimated
market value of the common stock                                    -        $    -           $    -

Year Ended - December 31, 2003
Grants with exercise prices less than the estimated
market value of the common stock                           21,750,000        $ 0.01           $ 0.01
Grants with exercise prices equal to the estimated
market value of the common stock                           23,000,000        $ 0.02           $ 0.01
Grants with exercise prices greater than the estimated
market value of the common stock                            1,250,000        $ 0.05           $    -


A summary of the stock options outstanding and exercisable at December 31, 2004, follows:

            Options Outstanding                                                      Options Exercisable
--------------------------------------------------------------------------------- --------------------------
                                                     Weighted-       Weighted                     Weighted-
                                                      Average         Average                      Average
  Range of Exercise                                  Remaining        Exercise       Number        Exercise
        Prices           Options Outstanding     Contractual Life      Price      Exercisable       Price
---------------------   -----------------------  ----------------  -------------- ------------- ------------

        $0.0001                   3,000,500              4.44          $0.0001       3,000,500    $0.0001
        $0.02                    10,500,000              4.83          $0.02        10,500,000    $0.02
        $0.03                       750,000              4.35          $0.03           350,000    $0.03

NOTE 13 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has three reportable segments: electronics assembly, Ethernet technology, and contract manufacturing. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The contract manufacturing segment manufactures, either directly or through foreign subcontractors, certain products under an exclusive manufacturing agreement. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:


                                    Electronics              Ethernet               Contract
                                      Assembly              Technology           Manufacturing               Total
                                 -------------------    -------------------    -------------------    ---------------------

                      2004

Sales to external customers      $        3,354,057     $           49,714     $        5,458,944     $          8,862,715
Intersegment sales                           11,610                    167                      -                   11,777
Segment income (loss)                      (375,864)                74,665               (357,123)                (658,322)
Segment assets                            3,085,208                208,043              1,000,178                4,293,429
Depreciation and amortization               220,940                  2,438                 26,017                  249,395

                      2003

Sales to external customers      $        1,050,090     $          165,155     $                -     $          1,215,245
Intersegment sales                           75,814                      -                      -                   75,814
Segment loss                             (2,689,392)              (221,586)                     -               (2,910,978)
Segment assets                            1,946,221                223,613                      -                2,169,834
Depreciation and amortization               295,439                  5,081                      -                  300,520




                     Sales                       2004                   2003
                                          -------------------    -------------------

Total sales for reportable segments       $        8,874,492     $        1,291,059
Elimination of intersegment sales                    (11,777)               (75,814)
                                          -------------------    -------------------

Consolidated net sales                    $        8,862,715     $        1,215,245
                                          -------------------    -------------------

                  Total Assets                   2004                   2003
                                          -------------------    -------------------

Total assets for reportable segments      $        4,293,429     $        2,169,834
Adjustment for intersegment amounts                        -                      -
                                          -------------------    -------------------

Consolidated total assets                 $        4,293,429     $        2,169,834
                                          -------------------    -------------------


NOTE 14 - GEOGRAPHIC INFORMATION

All revenue-producing assets are located in the United States of America or China. Revenues are attributed to the geographic areas based on the location of the customers purchasing the products. The Company's net sales and assets by geographic area are as follows:

                               Revenues                                          Revenue-producing assets
                          ------------------------------------------------------------------------------------------
                                 2004                   2003                   2004                    2003
                          -------------------    -------------------    -------------------    ---------------------
United States of America  $        8,850,775     $        1,206,510     $          454,610     $            577,603
China                                      -                      -                386,183                        -
Other                                 11,940                  8,735                      -                        -
                          -------------------    -------------------    -------------------    ---------------------
                          $        8,862,715     $        1,215,245     $          840,793     $            577,603
                          -------------------    -------------------    -------------------    ---------------------


NOTE 15 - SUBSEQUENT EVENTS (UNAUDITED)

Notes Payable - On January 28, 2005 the Company issued an additional promissory note to the Equity Line Investor in the amount of $565,000, with a 9% premium of $50,850, in exchange for $503,500 of cash proceeds and $61,500 of loan costs. The loan costs will be amortized over the one year life of the note. The note bears interest at a rate of 7.5% per annum. Interest only payments are due for the first six months of the note, after which the Company will be required to pay $94,167 plus accrued interest, plus a portion of the premium each month until the note is paid in full.

Stock Options - On January 12, 2005 the Company granted options to purchase 6,000,000 and 2,000,000 shares of the Company's common stock to directors and employees of the Company, respectively. These options were five year options that vested immediately and had an exercise price of $0.027 per share. The exercise price of the options equaled the fair value of the common shares on the date of grant therefore the options had no intrinsic value. The Company estimated the fair value of the options at the grant date using the Black-Scholes option-pricing model. The following assumptions were used in the Black-Scholes model to determine the fair value of the options to purchase a share of common stock of $0.01: risk-free interest rate of 3.72 percent, dividend yield of 0 percent, volatility of 278 percent, and expected lives of
0.10 years.

During January 2005, directors and employees exercised options to purchase 8,000,000 shares of commons stock with a weighted average exercise price of $0.02 per share. These options were exercised for consideration consisting of $37,500 in cash, $69,000 in compensation, $59,000 in accrued wages and bonuses, and $18,500 in notes to shareholders.

In connection with the Cirtran Asia manufacturing agreement discussed in Note 9, the Company agreed to issue options to purchase 1,500,000 shares common stock to the Developers upon the sale, shipment and payment for 200,000 units of a fitness product. The Company met this level of sales during January 2005 and the options were issued at that time. The options are exercisable at $0.06 per share, vested on the grant date and expire one year after issuance. The Company estimated the fair value of the options at the grant date using the Black-Scholes option-pricing model. The following assumptions were used in the Black-Scholes model to determine the fair value of the options to purchase a share of common stock of $0.043: risk-free interest rate of 4.00 percent, dividend yield of 0 percent, volatility of 302 percent, and expected lives of
0.10 years. This resulted in $64,581 of expense which has been classified as cost of sales.

On January 5, 2005, 1,500,000 options to purchase shares of the Company's common stock, held by the Company's legal councel, were exercised for proceeds of $150.

Stockholders' Equity - On March 22, 2005, the Company issued 51,250,000 shares of the Company's restricted common stock for $2,050,000 of principal and accrued interest related to the related party note payable to Abacas. Because Abacas is a related party, no gain or loss on forgiveness of debt will be recognized.

On March 22, 2005, the Company issued 10,000,000 shares of the Company's restricted common stock for $400,000 of accrued rent and accrued interest owed to the former owner of the facilities leased by the Company. The entity that formerly owned the facilities is a related party through common ownership. Because the former landlord is a related party, no gain or loss on forgiveness of debt will be recognized.

On March 31, 2005, the Company purchased a 100% interest in PFE Properties LLC
(PFE). PFE was previously owned by an unrelated party. PFE owns the land and building in which the Company's manufacturing facilities and administrative offices are located. The liabilities of PFE on the date of acquisition include a mortgage note payable of $1,050,000, secured by the building. The Company acquired PFE by issuing 20,000,000 shares of the Company's restricted common stock with a fair value of $680,000 on the date of acquisition.

                                                                          Page


Condensed Consolidated Balance Sheets as of September 30, 2005
     and December 31, 2004 (unaudited)                                     Q-2

Condensed Consolidated Statements of Operations for the
     Three and Nine Months ended September 30, 2005 and 2004
     (unaudited)                                                           Q-3

Condensed Consolidated Statements of Cash Flows for the Three and
     Nine Months ended September 30, 2005 and 2004 (unaudited)             Q-4

Notes to Condensed Consolidated Financial Statements (unaudited)           Q-6

                      CIRTRAN CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                  September 30,    September 30,
                                                      2005              2004
--------------------------------------------------------------------------------

ASSETS

Current Assets
Cash and cash equivalents                          $    377,357    $     81,101
Trade accounts receivable, net of
   allowance for doubtful accounts of
   $40,867 and $41,143, respectively                  5,034,466       1,288,719
Other receivables                                        58,494               -
Inventory                                             1,448,585       1,453,754
Other                                                   113,307         153,062
--------------------------------------------------------------------------------
   Total Current Assets                               7,032,209       2,976,636
--------------------------------------------------------------------------------

Property and Equipment, Net of accumulated
 of $3,825,087 and $3,579,060                         2,718,401         840,793
Investment in Securities at Cost                        300,000         300,000
Other Assets, Net                                       284,845           8,000
Deposits                                                100,000         100,000
Loan Fees, Net                                          217,206               -
Deferred Offering Costs                                       -          68,000
--------------------------------------------------------------------------------

Total Assets                                       $ 10,652,661    $  4,293,429
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable                                   $  2,068,346    $  1,104,392
Accrued liabilities                                   1,274,866       2,066,022
Current maturities of long-term notes payable         1,742,840       1,815,875
Notes payable to stockholders                                 -          18,586
Notes payable to related parties                              -       1,530,587
--------------------------------------------------------------------------------
   Total Current Liabilities                          5,086,052       6,535,462
--------------------------------------------------------------------------------

Long-Term Notes Payable, Less Current Maturities      2,697,930               -
--------------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity (Deficit)
Common stock, par value $0.001; authorized
   750,000,000 shares; issued and outstanding
   shares: 577,368,569 and 474,118,569 net of
   3,000,000 shares held in treasury at no cost
   at December 31, 2004                                 577,364         474,114
Additional paid-in capital                           20,251,374      16,083,455
Accumulated deficit                                 (17,960,059)    (18,799,602)
--------------------------------------------------------------------------------
   Total Stockholders' Equity (Deficit)               2,868,679      (2,242,033)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders'
   Equity (Deficit)                                $ 10,652,661    $  4,293,429
--------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                                CIRTRAN CORPORATION AND SUBSIDIARIES
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                             (UNAUDITED)

                                         For the Three Months Ended      For the Nine Months Ended
                                                September 30,                  September 30,
                                        ----------------------------   ----------------------------
                                             2005            2004           2005           2004
---------------------------------------------------------------------------------------------------
Net Sales                               $  4,291,762    $  2,626,770   $ 11,521,411   $  5,230,374
Cost of Sales                             (2,620,109)     (2,069,828)    (6,962,380)    (4,066,375)
---------------------------------------------------------------------------------------------------

     Gross Profit                          1,671,653         556,942      4,559,031      1,163,999
---------------------------------------------------------------------------------------------------

Operating Expenses
 Selling, general and
  administrative expenses                  1,036,565         876,043      3,565,707      2,240,620
 Non-cash employee
  compensation expense                             -         147,500         69,000        226,250
---------------------------------------------------------------------------------------------------
  Total Operating Expenses                 1,036,565       1,023,543      3,634,707      2,466,870
---------------------------------------------------------------------------------------------------

   Income (Loss) From Operations             635,088        (466,601)       924,324     (1,302,871)
---------------------------------------------------------------------------------------------------

Other Income (Expense)
 Interest                                   (149,732)        (85,446)      (412,530)      (400,039)
 Other, net                                     (362)            (39)          (217)          (196)
 Gain on forgiveness of debt                  90,048               -        327,966        205,433
---------------------------------------------------------------------------------------------------
  Total Other Income (Expense), Net          (60,046)        (85,485)       (84,781)      (194,802)
---------------------------------------------------------------------------------------------------

Net Income (Loss)                       $    575,042    $   (552,086)  $    839,543   $ (1,497,673)
---------------------------------------------------------------------------------------------------

Basic income (loss) per common share    $          -    $          -   $          -   $          -
---------------------------------------------------------------------------------------------------
Diluted income (loss) per common share  $          -    $          -   $          -   $          -
---------------------------------------------------------------------------------------------------



             The accompanying notes are an integral part of these financial statements.


                  CIRTRAN CORPORATION AND SUBSIDIARIESCONDENSED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

For the Nine Months Ended September 30,                  2005            2004
--------------------------------------------------------------------------------

Cash flows from operating activities
Net income (loss)                                    $   839,543    $(1,497,673)
Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation and amortization                       253,701        181,414
     Loss on disposal of equipment                             -         33,238
     Provision for doubtful accounts                        (276)        (1,200)
     Gain on forgiveness of debt                        (327,966)      (205,433)
     Settlement expense                                        -         60,000
     Loan costs and interest withheld from loan
      proceeds                                            67,168        145,000
     Amortization of beneficial conversion feature        59,040              -
     Abandoned offering costs expensed                    68,000
     Amortization of loan discount and loan costs         84,409
     Options exercised in lieu of board compensation      69,000        101,250
     Intrinsic value of options issued to employees            -        125,000
     Options issued to attorneys and consultants
     for services                                        109,728        175,602
   Changes in assets and liabilities,
     not of effects from purchase of PFE
       Trade accounts receivable                      (3,686,267)      (455,872)
       Other receivables                                 (58,494)             -
       Inventories                                         5,169       (197,186)
       Prepaid expenses and other assets                (244,764)       (19,313)
       Accounts payable                                1,110,172        184,619
       Accrued liabilities                               396,441        294,597
--------------------------------------------------------------------------------

       Total adjustments                              (2,094,939)       421,716
--------------------------------------------------------------------------------

   Net cash used in operating activities              (1,255,396)    (1,075,957)
--------------------------------------------------------------------------------

Cash flows from investing activities
Purchase of investment                                         -       (300,000)
Cash acquired with PFE acquisition                        39,331              -
Net change in deposits                                  (100,000)             -
Purchase of property and equipment                      (253,196)      (502,657)
--------------------------------------------------------------------------------

   Net cash used in investing activities                (313,865)      (802,657)
--------------------------------------------------------------------------------

Cash flows from financing activities
Change in checks written in excess of cash in bank             -         (9,623)
Proceeds from notes payable to stockholders                4,414         18,500
Payments on notes payable to stockholders                      -        (31,752)
Proceeds from notes payable, net of cash paid
 for debt issuance costs                               1,732,067      2,927,000
Principal payments on notes payable                            -       (298,545)
Proceeds from notes payable to related parties            95,586      2,145,233
Payment on notes payable to related parties                    -     (2,919,622)
Proceeds from exercise of options and warrants
 to purchase common stock                                 33,000        111,500
Exercise of options issued to attorneys and
 consultants for services                                    450            550
--------------------------------------------------------------------------------

   Net cash provided by financing activities           1,865,517      1,943,241
--------------------------------------------------------------------------------

Net increase in cash and cash equivalents                296,256         64,627

Cash and cash equivalents at beginning of period          81,101         54,135
--------------------------------------------------------------------------------

Cash and cash equivalents at end of year period      $   377,357    $   118,762
--------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED) (CONTINUED)

For the Nine Months Ended September 30,                    2005          2004
--------------------------------------------------------------------------------
Supplemental disclosure of
  cash flow information

Cash paid during the period
 for interest                                          $   112,706   $   230,572

Noncash investing and financing activities

Notes issued for accounts payable and
 capital lease obligations                             $         -   $   711,894
Acquisition of PFE Properties, LLC for
 stock and assumption of note payable                  $ 1,868,974   $         -
Common stock issued for settlement of
 note payable and accrued interest                     $ 2,148,913   $    30,000
Common stock issuance in which proceeds
 were retained as payment of notes payable             $         -   $ 2,150,000
Deposit applied to purchase of property
 and equipment                                         $   100,000   $         -
Common stock issued for accrued rent and interest      $   411,402
Accrued interest converted to notes payable            $         -   $     6,834
Stock options exercised for settlement of
 accrued interest and accrued compensation             $   234,500   $    61,000
Stock options exercised for settlement of notes
 payable to stockholders                               $    23,000   $         -
Loan fees incurred as part of convertible
 debenture                                             $   250,765   $         -
Beneficial conversion feature on convertible
 debenture                                             $   441,176   $         -
Convertible debenture proceeds used to settle
notes payable outstanding                              $ 2,265,000   $         -
Note issued for settlement of notes payable
 and accrued interest                                  $         -   $   551,819
Fees withheld from notes payable for Equity
 Line Agreement                                        $         -   $    86,000
Deferred offering costs withheld from notes
 payable proceeds                                      $         -   $   128,000


   The accompanying notes are an integral part of these financial statements.

                      CIRTRAN CORPORATION AND SUBSIDIARIES

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements-- The accompanying unaudited condensed consolidated financial statements include the accounts of CirTran Corporation and its subsidiaries (the "Company"). These financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the Company's annual financial statements included in the Company's Annual Report on Form 10-KSB. In particular, the Company's significant accounting principles were presented as Note 1 to the consolidated financial statements in that Annual Report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2005, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005.

Principles of Consolidation-- On March 31, 2005, Cirtran Corporation acquired a 100% ownership interest in PFE Properties, LLC (see Note 4).

The condensed consolidated financial statements include the accounts of CirTran Corporation, and its wholly owned subsidiaries, Racore Technology Corporation and CirTran-Asia Inc. The accounts of PFE Properties, LLC have been included as of March 31, 2005. All significant intercompany transactions have been eliminated in consolidation.

Stock-Based Compensation--At September 30, 2005, the Company had one stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for the plan under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and related interpretations. During the nine months ended September 30, 2005 and 2004, the Company recognized compensation expense relating to stock options and warrants of $69,000 and $226,250, respectively. The following table illustrates the effect on net loss and basic and diluted loss per common share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                       Three Months Ended          Nine Months Ended
                                           September 30,              September 30,
                                   --------------------------  --------------------------
                                       2005          2004          2005          2004
-----------------------------------------------------------------------------------------
Net income (loss) as reported      $   575,042   $  (552,086)  $   839,543   $(1,497,673)
Add: Stock-based employee
 compensation expense included
 in net income (loss)                        -       147,500        69,000       226,250
Deduct: Total stock-based
 employee compensation benefit
 (expense) determined under fair
 value based method for all awards     (47,850)     (108,091)     (271,456)     (412,557)
-----------------------------------------------------------------------------------------

Pro forma net income (loss)        $   527,192   $  (512,677)  $   637,087   $(1,683,980)
-----------------------------------------------------------------------------------------

Basic and diluted income
 (loss) per share
   As reported - basic             $         -   $         -   $         -   $         -
   As reported - diluted           $         -   $         -   $         -   $         -
   Proforma - basic                $         -   $         -   $         -   $         -
   Proforma - diluted              $         -   $         -   $         -   $         -

Patents--Legal fees and other direct costs incurred in obtaining patents in the United States and other countries are capitalized. Patents costs are amortized over the estimated useful life of the patent. During the nine months ended September 30, 2005, the Company capitalized $35,799 in patent related legal costs. Amortization expense was $7,674 during the nine months ended September 30, 2005.

The realization of patents and other long-lived assets is evaluated periodically when events or circumstances indicate a possible inability to recover the carrying amount. An impairment loss is recognized for the excess of the carrying amount over the fair value of the asset or the group of assets. Fair value is determined based on expected discounted net future cash flows. The analysis necessarily involves significant management judgment to evaluate the capacity of an asset to perform within projections. As required, an evaluation of impairment was made on the patents as of September 30, 2005. No indicators of impairment were noted.

Income Taxes

The Company has no provision for income taxes as it will receive a benefit from net operating loss carryforwards equal to its taxable income.


NOTE 2 - REALIZATION OF ASSETS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company had net income of $839,543 for the nine months ended September 30, 2005, compared to a net loss of $658,322 for the year ended December 31, 2004. As of September 30, 2005, and December 31, 2004, the Company had an accumulated deficit of $17,960,059 and $18,799,602, respectively, and a total stockholders' equity (deficit) of $2,868,679 and $(2,242,033), respectively. The Company also had working capital of $1,946,157 and $(3,558,826) as of September 30, 2005, and December 31, 2004, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $1,255,396 and $1,680,054 for the nine months ended September 30, 2005, and the year ended December 31, 2004, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In addition, the Company is a defendant in numerous legal actions (see Note 7). These matters may have a material impact on the Company's financial position, although no assurance can be given regarding the effect of these matters in the future.

In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

As discussed in Note 10, the Company had entered into an equity line of credit agreement and a standby equity distribution agreement with a private investor. With the sale by the Company of the Convertible Debenture in May 2005, this and all other agreements relating to the equity line and the standby equity distribution agreement were terminated. (See Note 9.)

NOTE 3 - BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

In accordance with SFAS No. 128, "Earnings Per Share," the following presents the computation of basic and diluted net income (loss) per share:

                            Three Months Ended September 30,  Nine Months Ended September 30,
                            --------------------------------  -------------------------------
                                  2005            2004             2005           2004
---------------------------------------------------------------------------------------------
Basic and diluted net
 income (loss)               $     575,042   $    (552,086)   $     839,543   $  (1,497,673)
---------------------------------------------------------------------------------------------

Basic weighted-average
 common shares
 outstanding                   576,101,903     424,095,306      545,535,235     400,091,599

Effect of convertible
 debenture                     125,000,000               -      125,000,000               -

Effect of dilutive
 stock options                   4,370,619               -        5,057,565               -

Diluted weighted-average
 common shares outstanding     705,472,522     424,095,306      675,592,800     400,091,599
---------------------------------------------------------------------------------------------

Basic income (loss)
 per common share             $          -   $           -    $           -   $           -
---------------------------------------------------------------------------------------------

Diluted income (loss)
 per common share             $          -   $           -    $           -   $           -
---------------------------------------------------------------------------------------------

NOTE 4 - ACQUISITION OF PFE PROPERTIES, LLC

On March 31, 2005,  the Company  purchased a 100% interest in PFE Properties LLC
(PFE). PFE was previously owned by a relative, not meeting the definition of a related party, of the President and CEO. PFE owns the land and building in which the Company's manufacturing facilities and administrative offices are located. The liabilities of PFE on the date of acquisition include a mortgage note payable of $1,050,000, secured by the building. The Company acquired PFE by issuing 20,000,000 shares of the Company's restricted common stock with a fair value of $800,000 on the date of acquisition and assuming the mortgage note payable of $1,050,000 and accounts payable of $18,974. The results of operations for PFE have been included beginning March 31, 2005. The additional $800,000 for the purchase of PFE was allocated between the land and building value.

The balance sheet of PFE as of March 31, 2005 is presented as follows:

        Current Assets                             $      98,535

        Property and Equipment                         1,770,439
                                                   -------------

        Total Assets Acquired                          1,868,974
                                                   -------------

        Accounts Payable                                  18,974

        Mortgage Note Payable                          1,050,000
                                                   -------------
        Total Liabilities Assumed                      1,068,974
                                                   -------------

        Net Assets Acquired                        $     800,000
                                                   =============

NOTE 5 - INVESTMENT IN SECURITIES AT COST

On April 13, 2004, the Company entered into a stock purchase agreement with an unrelated party under which the Company purchased 400,000 shares of the investee's Series B Preferred Stock (the "Preferred Shares") for an aggregate purchase price of $300,000 cash. This purchase was made at fair value as determined by the cash price per share paid by other investors, under this offering. The Preferred Shares are convertible, at the Company's option, into an equivalent number of shares of investee common stock, subject to adjustment. The Preferred Shares are not redeemable by the investee. As a holder of the Preferred Shares, the Company has the right to vote the number of shares of investee common stock into which the Preferred Shares are convertible at the time of the vote. The investment represents less than a 5% interest in the investee. The investment does not have a readily determinable fair value and is stated at historical cost, less an allowance for impairment when circumstances indicate an investment has been impaired. The Company periodically evaluates its investments as to whether events and circumstances have occurred which indicate possible impairment. No indicators of impairment were noted for the nine months ended September 30, 2005.

Separate from the purchase of the Preferred Shares, the Company and the investee also entered into a Preferred Manufacturing Agreement. Under this agreement, the Company will perform "turn-key" manufacturing services handling a portion of the investee's manufacturing operations from material procurement to complete finished box-build of investee products. The initial term of the agreement is three years, continuing month to month thereafter unless terminated by either party. Sales under this agreement totaled $163,473 and $538,233 for the periods ended September 30, 2005, and December 31, 2004, respectively.

NOTE 6 - RELATED PARTY TRANSACTIONS

Notes Payable to Stockholders-- The Company had amounts due to stockholders from three separate notes. The balance due to stockholders at September 30, 2005, and December 31, 2004, was zero and $18,586, respectively. During the nine months ended September 30, 2005, in lieu of a cash exercise price of $23,000, the stockholders forgave the remaining $23,000 of notes payable owed to them by the Company to exercise 1,000,000 options to purchase shares of the Company's common stock.

Notes Payable to Related Party --During 2002, the Company entered into a verbal bridge loan agreement with Abacas Ventures, Inc. (Abacas). This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments. During the nine months ended September 30, 2005, and the year ended December 31, 2004, the Company was advanced $95,586 and $3,128,281, respectively, and made cash payments of zero and $3,025,149, respectively.

During March 2005, the Company issued 51,250,000 shares of the Company's restricted common stock for payment of $2,055,944 in principal and accrued interest on the note. Because Abacas is a related party, no gain or loss on forgiveness of debt was recognized.

The total principal amount owed to Abacas between the note payable and the bridge loan was zero and $1,530,587 as of September 30, 2005, and December 31, 2004, respectively. The total accrued interest owed to Abacas between the note payable and the bridge loan was zero and $430,828 as of September 30, 2005, and December 31, 2004, respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Settlement of Litigation -- During January 2002, the Company settled a lawsuit that had alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company had filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which were held in escrow and were treated as treasury stock recorded at no cost. The fair value of the 3,000,000 shares was less than the carrying amount of the note payable. Because 75 percent of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares.

As of September 30, 2005, the Company was in default of its obligations under the settlement agreement and the total payment due thereunder had not been made. A registration statement with respect to the escrowed shares was not filed and the Company did not replace the escrowed shares with registered, free-trading shares as per the terms of the agreement. The plaintiff filed a Confession of Judgment and proceeded with execution thereon. The shares in escrow were released and issued as partial settlement of $92,969 on the note payable outstanding.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002, in the amount of $152,500, which has been recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid directly. $109,125 of the principal balance of the note related to the settlement mentioned above was paid. Also, $7,000 was paid to the Company's legal counsel as a retainer for future services. The remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimates that the probability of the $109,125 being considered additional rent expense is remote and disputes the claim. The Company intends to vigorously defend the action.

Litigation - During 2003 and 2004, an investment firm filed suits in the U.S. District Court for the District of Utah seeking payment of a commission consisting of common stock valued at 1,750,000 for allegedly introducing the Company to the Equity Line Investor (See Note 9). The case was previously dismissed in a New York court. The Company estimates that the risk of loss is remote; therefore no accrual has been made.

Various vendors have notified the Company that they believe they have claims against the Company totaling $147,592. None of these vendors have filed lawsuits in relation to these claims. The Company has accrued the entire amount of these claims, and they are included in accounts payable. During the nine months ended September 30, 2005, the Company determined that the statute of limitations had expired for various vendors. Amounts of $165,192 were written off and recorded as a gain on forgiveness of debt. However, there can be no assurance that any or all of these vendors will agree with the Company's determination, and the Company may be subject to claims or litigation in the future.

In addition, various vendors have notified the Company that they believe they have claims against the Company totaling $159,308. The Company has determined the probability of realizing any loss on these claims is remote. The Company has made no accrual for these claims and is currently in the process of negotiating the dismissal of these claims with the various vendors.

The Company is also the defendant in numerous immaterial legal actions primarily resulting from nonpayment of vendors for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.

Registration Rights - In connection with the Company's entering into an Equity Line of Credit Agreement (described in Note 9), the Company granted to the equity line investor (the "Equity Line Investor") registration rights, in connection with which the Company was required to file a registration statement covering the resale of shares put to the Equity Line Investor under the equity line. The Company was also required to keep the registration statement effective until two years following the date of the last advance under the equity line.

Also,  in  connection  with  the  Company's   entering  into  a  standby  equity
distribution agreement (described in Note 9), the Company granted to the investor registration rights, in connection with which the Company was required to file a registration statement covering the resale of shares put to the investor under the standby equity distribution agreement. The Company was also required to keep the registration statement effective until two years following the date of the last advance under the standby equity distribution agreement.

In connection with the Company's sale of a convertible debenture (discussed below), the Equity Line of Credit Agreement and the Standby Equity Distribution Agreement, together with all associated registration rights, was terminated.

In May 2005,  connection  with the  Company's  sale of a  convertible  debenture
(discussed below), the Company granted to the purchaser of the debenture registration rights, pursuant to which the Company agreed to file, within 120 days of the closing of the purchase of the debenture, a registration statement to register the resale of shares of the Company's common stock issuable upon conversion of the debenture. The Company agreed to register the resale of up to 100,000,000 shares, and to keep such registration statement effective until all of the shares issuable upon conversion of the debenture have been sold. The Company filed the registration statement on September 23, 2005. As of the date of this report, the registration statement had not been declared effective.

Accrued Payroll Tax Liabilities -- In November 2004, the Internal Revenue Service (IRS) accepted the Company's Amended Offer in Compromise (Offer) to settle delinquent payroll taxes, interest and penalties. The acceptance of the Offer required the Company to pay $500,000 by February 3, 2005. The Company made the required payment on February 2, 2005. Additionally, the Offer requires the Company to remain current in its payment of taxes for 5 years, and the Company may not claim any net operating losses for the years 2001 through 2015, or until the Company pays taxes in an amount equal to the taxes waived by the offer in compromise. The outstanding balance of delinquent payroll taxes, interest and penalties was $1,955,767 on the settlement date. The future cash payments specified by the Offer, including interest and principal, were less than the carrying amount of the payable; therefore the Company reduced the carrying amount of the liability to the total future cash payments of $500,000 and recorded a gain of $1,455,767 during the year ended December 31, 2004.

Further, the Utah State Tax Commission has entered into an agreement to allow the Company to pay the tax liability owing to the State of Utah in equal monthly installments of $4,000 over a two-year period running through December 2005. Through September 2005, the Company had made the required payments. The balance owed to the State of Utah as of September 30, 2005, and December 31, 2004, was $143,627 and $223,660, respectively, including taxes, penalties and interest.

Manufacturing Agreement -- On June 10, 2004, the Company entered into an exclusive manufacturing agreement with certain Developers. Under the terms of the agreement, the Company, through its wholly-owned subsidiary CirTran-Asia, has the exclusive right to manufacture the certain products developed by the Developers or any of their affiliates. The Developers will continue to provide marketing and consulting services related to the products under the agreement. Should the Developers terminate the agreement early, they must pay the Company $150,000. Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment.

In connection with this agreement the Company agreed to issue options to purchase 1,500,000 shares common stock to the Developers upon the sale, shipment and payment for 200,000 units of a fitness product. In addition, the Company agreed to issue options to purchase 300,000 shares of common stock to the Developers for each multiple of 100,000 units of the fitness product sold in excess of the initial 200,000 units within twenty-four months of the agreement (June 2004). The options will be exercisable at $0.06 per share, vest on the grant date and expire one year after issuance. As of September 30, 2005, the Company had sold, shipped and received payment for, 257,577 units of the fitness product. In January 2005, the Company issued 1,500,000 options under the terms of the agreement. See Note 10.

In connection with the above manufacturing agreement, the Company agreed to issue various options to purchase shares of common stock to the Developers upon the sale, shipment, and payment of certain quantities of additional the products. In addition, the Company agreed to issue additional options to purchase common stock to the developers for each multiple of units sold in excess of the initial units within the first twenty-four months of the agreements. The schedule of units and potential options that will be issued follows:

                                 Options for      Each Multiple     Options for
                                Initial Units     of Units above   Each Multiple
    Product     Initial Units        Sold         Initial Units       of Units
--------------------------------------------------------------------------------
       1           500,000          500,000           200,000          200,000
       2            25,000          500,000            15,000          100,000
       3           100,000          500,000            50,000          100,000
       4           300,000        1,000,000           100,000          200,000
       5           200,000          250,000           100,000          100,000
       6           200,000          500,000           100,000          100,000

As of September 30, 2005, the Company had not sold, shipped and received payment for enough units to require the issuance of options related to the additional products under these agreements. Because the Developers must provide future services for the options to vest, the options are treated as unissued for accounting purposes. The cost of these options will be recognized when the options are earned.

NOTE 8 - NOTES PAYABLE

Notes Payable to Equity Line Investor-- As of December 31, 2004, the Company owed $1.7 million to Cornell Capital Partners, LP ("Cornell"), pursuant to an unsecured promissory note. The note was repayable over 193 days and was past due as of March 31, 2005. The note stated that if the Company did not repay the note when due, a default interest rate of 24% would apply to the unpaid balance. The Company recorded accrued interest of $105,074 on the note as of March 31, 2005.

In January 2005, the Company entered into an additional promissory note with Cornell for $565,000. The Company received proceeds of $503,500, net of loan costs of $61,500. The terms of the note included a 9% discount or $50,850, resulting in a total note payable of $615,850 and an effective interest rate of 20.6%. The premium was amortized to interest expense over the life of the loan. The terms of the loan stated that interest only payments would be made for the first six months. The Company would repay the principal, interest, and premium over the next six months. The loan was due January 2006. The Company amortized $11,057 of the discount as interest expense for the three months ended March 31, 2005.

All notes to Cornell were paid on May 27, 2005, with funds acquired from Highgate House Funds, Ltd. ("Highgate"), in connection with the sale of a convertible debenture. (See Note 9.) Payment of accrued interest was not required as part of the repayment. In connection with the repayment, the remaining discount of $39,793 was immediately amortized as interest expense. The gain from forgiveness of debt on both Cornell notes totaled $162,774.

The total principal amount owed to Cornell Capital Partners, LP was zero and $1,700,000 as of September 30, 2005, and December 31, 2004, respectively.

Mortgage Note Payable-- In conjunction with the acquisition of PFE, the Company assumed a mortgage note payable for $1,050,000. The note bears interest at 12.5% per annum. Interest only payments are required through January 2006. Starting in February 2006, principal and interest payments will be required based on a twenty-year amortization of the note. The entire balance of principal and unpaid interest will be due in December 2008.

The summary of the notes payable and convertable debenture at September 30, 2005 and December 31, 2004 is as follows:

2005 2004
--------------------------------------------------------------------------------
Mortgage payable to a bank, interest
 at 12.50%, monthly payments of $10,938
 to $12,699 through November 2008, unpaid
 principal due in full December 2008,
 secured by building                            $  1,050,000     $          -

Convertible debenture net of discount of
 $382,136, interest at 5.00%, due in full
 December 2007, secured by Company's
 property (See Note 9)                             3,367,864                -

Notes payable to Equity Line Investor, no
 periodic interest, matures 70 to 131 days
 after issuance, (see below).                              -        1,700,000

Note payable to a company, interest at
 8.00%, matured August 2002, in default               22,906          115,875
--------------------------------------------------------------------------------

Total Notes Payable                                4,440,770        1,815,875
Less current maturities                           (1,742,840)      (1,815,875)

Long-Term Notes Payable                         $  2,697,930     $          -
================================================================================

NOTE 9 - CONVERTIBLE DEBENTURE

On May 26, 2005, the Company entered into an agreement with Highgate to issue to Highgate a $3,750,000, 5% Secured Convertible Debenture (the "Debenture"). The Debenture is due December 2007 and is secured by all of the Company's property.

Accrued interest is payable at the time of maturity or conversion. The Company may, at its option, elect to pay accrued interest in cash or shares of the Company's common stock. If paid in stock, the conversion price shall be the closing bid price of the common stock on either the date the interest payment is due or the date on which the interest payment is made.

At any time, Highgate may elect to convert principal amounts owing on the Debenture into shares of the Company's common stock at a conversion price equal to the lesser of $0.10 per share, or an amount equal to the lowest closing bid price of our common stock for the twenty trading days immediately preceding the conversion date. The Company has the right to redeem a portion or the entire Debenture then outstanding by paying 105% of the principal amount redeemed plus accrued interest thereon.

Highgate's right to convert principal amounts into shares of the Company's common stock is limited as follows:

         (i) Highgate may convert up to $250,000 worth of the principal amount plus accrued interest of the Debenture in any consecutive 30-day period when the market price of the Company's stock is $0.10 per share or less at the time of conversion;
         (ii) Highgate may convert up to $500,000 worth of the principal amount plus accrued interest of the Debenture in any consecutive 30-day period when the price of the Company's stock is greater than $0.10 per share at the time of conversion; provided, however, that Highgate may convert in excess of the foregoing amounts if the Company and Highgate mutually agree; and
         (iii) Upon the occurrence of an event of default, Highgate may, in its sole discretion, accelerate full repayment of all debentures outstanding and accrued interest thereon or may convert the Debentures and accrued interest thereon into shares of the Company's common stock.

Except in the event of default, Highgate may not convert the Debenture for a number of shares that would result in Highgate owning more than 4.99% of the Company's outstanding common stock.

As discussed in Note 7, the Company granted Highgate registration rights related to the purchase of the debenture.

The Company determined that Highgate LLC received a beneficial conversion option and allocated $441,402 of the proceeds received to the beneficial conversion option that resulted in an offsetting discount to the note payable. The discount on the note payable is being amortized to interest expense from the date proceeds were received through December 2007, and amounted to $59,040 of accretion of the discount during the nine months ended September 30, 2005. The effective interest rate, after considering the discount, is 12.6%

In connection with the issuance of the Debenture, $2,265,000 of the proceeds were paid to Cornell to repay promissory notes. Fees of $256,433 were also withheld from the proceeds. As such, of the total Debenture of $3,750,000, the net proceeds to the Company were $1,228,567.

NOTE 10 - STOCKHOLDERS' EQUITY

Common Stock Issuances -- During the nine months ended September 30, 2005, the Company issued 51,250,000 shares of the Company's restricted common stock for payment of principal and accrued interest on the note to Abacus. (See Note 6.)

During the nine months ended September 30, 2005, the Company issued 10,000,000 shares of the Company's restricted common stock for payment of accrued rent and accrued interest of $411,402. Because the rent was owed to a related party, no gain or loss on forgiveness of debt was recognized.

During the nine months ended September 30, 2005, the Company issued 3,000,000 shares of the Company's restricted common stock as partial payment on a note payable for $92,969. (See Note 7.) As of the date of this report, the registration statement had not been declared effective.

On March 31, 2005, the Company acquired a 100% interest in PFE Properties, LLC for 20,000,000 shares of the Company's restricted common stock. (See Note 4.)

Equity Line of Credit Agreement -On November 5, 2002, the Company entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with Cornell. The Company subsequently terminated the Equity Line Agreement, and on April 8, 2003, the Company entered into an amended equity line agreement (the "Amended Equity Line Agreement") with Cornell. Under the Amended Equity Line Agreement, the Company had the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of the Company's common stock in lieu of repayment of the draw. The number of shares to be issued was determined by dividing the amount of the draw by the lowest closing bid price of the Company's common stock over the five trading days after the advance notice was tendered. Cornell was required under the Amended Equity Line Agreement to tender the funds requested by the Company within two trading days after the five-trading-day period used to determine the market price. Upon the sale of the Convertible Debenture, the Amended Equity Line Agreement was terminated.

Standby Equity Distribution Agreement - The Company entered into a Standby Equity Distribution Agreement dated May 21, 2004, with Cornell. Under the Agreement, the Company had the right, at its sole discretion, to draw up to $20 million on the standby equity facility (the "SEDA Facility") and put to Cornell shares of its common stock in lieu of repayment of the draws. The number of shares to be issued in connection with each draw was determined by dividing the amount of the draw by the lowest volume-weighted average price of the Company's common stock during the five consecutive trading days after the advance was sought. The maximum advance amount was $1,000,000 per advance, with a minimum of seven trading days between advances. Cornell was to retain 5% of each advance as a fee under the Agreement. The term of the Agreement was to run over a period of twenty-four months after a registration statement related to the Agreement was declared effective or until the full $20 million had been drawn, whichever came first. The Company had made no draws against the SEDA Facility and issued no shares in connection with the SEDA Facility.

With the sale of the Convertible Debenture on May 27, 2005, the SEDA Facility and related agreements were terminated. (See Note 9.)

NOTE 11 - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation - The Company accounts for stock options issued to directors, officers and employees under APB No. 25 and related interpretations. Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. For options that provide for cashless exercise or that have been modified, the measurement date is considered the date the options are exercised or expire. Those options are accounted for as variable options with compensation adjusted each period based on the difference between the market value of the common stock and the exercise price of the options at the end of the period. The Company accounts for options and warrants issued to non-employees, including the developers mentioned in Note 7, at their fair value in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Stock Option Plan - During November 2003, the Company adopted the 2003 Stock Option Plan (the "2003 Plan") with 35,000,000 shares of common stock reserved for issuance there under. Also, during December 2004, the Company adopted the 2004 Stock Option Plan (the "2004 Plan") with 40,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plans and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting, and exercise prices.

Non-Employee Options - During the nine months ended September 30, 2005, the Company granted options to purchase 3,000,000 shares of common stock to counsel for the Company with an exercise price of $0.0001 per share. The options were five year options and vested on the date granted. Legal expense of $88,202 was recorded for the fair value of options issued. These options and 1,500,000 previously issued options were exercised by counsel for proceeds of $450.

Employee Options - During the nine months ended September 30, 2005, the Company granted options to purchase 13,000,000 shares of common stock to directors and employees of the Company pursuant to the 2004 Plan. These options are five year options that vested on the date of grant. The related exercise prices were $0.027 per share. The exercise price equaled the fair value of the common shares at the time these options were granted; therefore, the options had no intrinsic value. 14,500,000 options were exercised during the nine months ended September 30, 2005, for $33,000 in cash, $69,000 in compensation, $234,500 in accrued compensation, and $23,000 as payment on a shareholder note payable. The $69,000 of compensation was recorded in conjunction with the cashless exercise of 3,000,000 of the options.

Developer Options - During the nine months ended September 30, 2005, the Company granted options to purchase 1,500,000 shares of common stock to developers as described in Note 7 at exercise prices of $0.06 per share. The options were all five-year options and vested on the dates granted. Two of the developers were employees and together were issued 1,000,000 of the options. The exercise price equaled the fair value of the common shares at the time these options were granted therefore the options had no intrinsic value. The fair value of these options of $42,052 was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging of 4.00%, dividend yield of 0.0%, volatility of 302%, and expected average life of .5 years. None of these options were exercised during the nine months ended September 30, 2005.

The remaining 500,000 developer options were issued to a non-employee under the terms described above. Because the developer was a non-employee, cost of goods sold of $21,526 was recorded for the fair value of options issued during the three months ended March 31, 2005. These options were valued using the Black-Scholes option pricing model with the following assumptions: risk free interest rate ranging of 4.00%, dividend yield of 0.0%, volatility of 302%, and expected average life of .5 years. None of these options were exercised during the nine months ended September 30, 2005.

A total of 11,250,000 employee options and 1,500,500 non-employee options were outstanding as of September 30, 2005.

A summary of the stock option activity for the nine months ended September 30, 2005, is as follows:

                                                                    Weighted
                                                                    Average
                                                                    Exercise
                                                     Shares          Price
                                                  ------------    ------------
Outstanding at December 31, 2004                   14,250,500     $       0.02
Granted                                            17,500,000     $       0.03
Exercised                                         (19,000,000)    $       0.02
Cancelled                                                   -                -
                                                  ------------
Outstanding at June 30, 2005                       12,750,500     $       0.03
                                                  ============

Exercisable at June 30, 2005                       12,750,500     $       0.03
                                                  ============


The fair value of stock  options  was  determined  at the grant  dates using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions for the nine months ended September 30, 2005:


                                                                2005
                                                            ------------
Expected dividend yield                                                -
Risk free interest rate                                             3.91%
Expected volatility                                                  276%
Expected life                                                 0.13 years
Weighted average fair value per share                       $       0.02


NOTE 12 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has three reportable segments: electronics assembly, Ethernet technology, and contract manufacturing. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The contract manufacturing segment manufactures, either directly or through foreign subcontractors, certain products under an exclusive manufacturing agreement. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:

                                Electronics     Ethernet     Contract
                                 Assembly      Technology  Manufacturing       Total
----------------------------------------------------------------------------------------
   September 30, 2005

Sales to external customers    $  2,355,655   $   110,886   $  9,054,870   $  11,521,411
Intersegment sales                   39,613             -              -          39,613
Segment income (loss)              (897,947)     (157,307)     1,894,797         839,543
Segment assets                    4,286,743       202,626      6,163,292      10,652,661
Depreciation and amortization       166,420         1,633         85,648         253,701

   September 30, 2004

Sales to external customers    $  2,424,582   $    46,328   $  2,759,464   $   5,230,374
Intersegment sales                   11,325           167              -          11,492
Segment loss                     (1,011,083)     (189,543)      (297,047)     (1,497,673)
Segment assets                    2,875,515       204,716        457,805       3,538,036
Depreciation and amortization       168,332         1,787         11,295         181,414


                                                      September 30,
                                           -----------------------------------
           Sales                                 2005                2004
------------------------------------------------------------------------------
Total sales for reportable segments        $   11,561,024       $   5,241,866
Elimination of intersegment sales                 (39,613)            (11,492)
------------------------------------------------------------------------------

Consolidated net sales                     $   11,521,411       $   5,230,374
------------------------------------------------------------------------------

                                                      September 30,
                                           -----------------------------------
        Total Assets                             2005                2004
------------------------------------------------------------------------------

Total assets for reportable segments       $   10,652,661       $   3,538,036
Adjustment for intersegment amounts                     -                   -
------------------------------------------------------------------------------

Consolidated total assets                  $   10,652,661       $   3,538,036
------------------------------------------------------------------------------


NOTE 13 - SUBSEQUENT EVENTS

Experts

Our consolidated balance sheets as of December 31, 2004 and 2003, and the consolidated statements of operations, stockholders' deficit, and cash flows, for the years then ended, have been included in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

Legal matters

The validity of the Shares offered hereby will be passed upon for us by Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

Table of Contents


Summary about CirTran Corporation
         and this offering                       4
Risk factors                                     9
Use of proceeds                                 17
Determination of offering price                 18
Description of business                         18
Management's discussion and analysis
or plan of operation                            32
Forward-looking statements                      40
5% Convertible Debenture                        40      CirTran Corporation
Selling Shareholders                            42
Plan of distribution                            44          100,000,000
Regulation M                                    45            SHARES
Legal Proceedings                               46
Directors, executive officers, promoters and               COMMON STOCK
         control persons                        48
Commission's position on indemnification                --------------------
         for Securities Act liabilities         50
Security ownership of certain beneficial                    PROSPECTUS
         owners and management                  50
Description of common stock                     51      -------------------
Certain relationships and related
         Transactions                           52       January ___, 2006
Market for common equity and related
         stockholder matters                    54
Executive compensation                          57
Changes in and disagreements with
         accountants on accounting
         and financial disclosure               62
Index to financial statements                   62
Experts                                         62
Legal matters                                   63


--------------------

Dealer Prospectus  Delivery  Obligation.  Until [a
date which is 90 days from the  effective  date of
this   prospectus],   all   dealers   that  effect
transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.  Information Not Required in the Prospectus

Item 24. Indemnification of Directors and Officers

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance And Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.


Registration Fees                           $         354.00
Transfer Agent Fees                                 1,000.00
Costs of Printing and Engraving                     5,000.00
Legal Fees                                         25,000.00
Accounting Fees                                    25,000.00
                                            ----------------
    Total Estimated Costs of Offering       $      56,354.00

Item 26. Recent Sales of Unregistered Securities


In December 2005, we entered into a securities purchase agreement with Cornell Capital Partners ("Cornell"), concerning the purchase and sale of an aggregate principal amount of $1,500,000 of Convertible Debentures. The Sale of the Convertible Debentures to Cornell was made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the Convertible Debenture was issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through January 17, 2006, we had issued no shares of our common stock in connection with any conversions of the Convertible Debentures, and we had received notice of no conversions from Cornell.


In May 2005, we entered into a securities purchase agreement with Highgate concerning the purchase and sale of the Convertible Debenture. The sale of the Convertible Debenture to Highgate was made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the Convertible Debenture was issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through September 21, 2005, we had issued no shares of our common stock in connection with any conversions of the Convertible Debentures, and we had received notice of no conversions from Highgate. This registration statement is filed to register the resale of shares into the market that Highgate will receive upon conversion of the Convertible Debenture, and our issuances of shares to Highgate will be made without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, and the rules and regulations promulgated thereunder.

In March 2005, the Company entered into agreements with eight individuals or entities (collectively, the "Lenders") to whom the Company was indebted, in an aggregate amount of $2,450,000, pursuant to which, the Company agreed to issue an aggregate of 61,250,000 shares of its restricted common stock in exchange for the Lenders' agreeing to cancel the debt obligations owed by the Company. With respect to $2,050,000 of the indebtedness, that amount was owed to Abacas Ventures, Inc. ("Abacas"), a company that had purchased certain of the Company's obligations. Abacas agreed to the cancellation of the Company's obligation to Abacas in return for the Company's issuing shares to certain of Abacas's shareholders and the other named individuals. Trevor Saliba, who is a beneficiary of the Saliba Private Annuity Trust, has been a director of the Company since June 2001. The remaining $400,000 was due to I&R Properties in connection with past rent on the Company's headquarters building. I&R Properties is a company owned and controlled by individuals who are officers, directors and principal stockholders. The issuances of shares to the Lenders were made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in the issuance of the securities.

On March 31, 2005, the Company entered into a Membership Acquisition Agreement (the "Acquisition Agreement") with Rajayee Sayegh (the "Seller") for the purchase of one hundred percent (100%) of the membership interests in PFE Properties LLC, a Utah limited liability company ("PFE"). Under the Acquisition Agreement, the Company agreed to issue twenty million (20,000,000) shares of its restricted common stock, with an estimated value of One Million Dollars ($1,000,000). No registration rights were granted. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in the issuance of the securities

Pursuant to the Equity Line of Credit Agreement, we were entitled to put to the Equity Line Investor, in lieu of repayment of amounts drawn on the Equity Line, shares of the Company's common stock. Although the Company filed a registration statement to register the resale by the Equity Line Investor of the shares put to it by the Company, the issuances of shares to the Company were made in reliance on Section 4(2) of the 1933 Act, and rules and regulations promulgated thereunder, as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, and the shares were issued to only one investor which represented that it is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act of 1933. Through December 31, 2003, we issued 64,253,508 shares of common stock to the Equity Line Investor in connection with draws on the Equity Line. Subsequent to December 31, 2003, and through August 31, 2004, we issued an aggregate of 57,464,386 shares of Common Stock to the Equity Line Investor in connection with draws on the Equity Line. We used the proceeds of the draws on the Equity Line to pay outstanding liabilities, including notes to Cornell, the Equity Line Investor, discussed above. As noted above, the Company has terminated the Equity Line of Credit Agreement.

In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the 1933 Act, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities
Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

Item 27. Exhibits

Copies of the following documents are filed with this registration statement as exhibits:


Exhibit  Document
No.

5        Opinion of Durham Jones & Pinegar, P.C.

10.1 Securities Purchase Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.2 Form of 5% Convertible Debenture, due December 31, 2007, issued by CirTran Corporation (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.3 Investor Registration Rights Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.4 Security Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.5 Escrow Agreement between CirTran Corporation, Highgate House Funds, Ltd., and David Gonzalez dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.6 Termination Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.7 Standby Equity Distribution Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.8 Registration Rights Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.9 Placement Agent Agreement between CirTran Corporation and Newbridge Securities Corporation, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.10 Escrow Agreement by and among CirTran Corporation, Cornell Capital Partners, LP, and Butler Gonzalez LLP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.11 Exclusive Manufacturing Agreement ("Exclusive Agreement") by and among Michael Casey; Michael Casey Enterprises, Ltd.; Charles Ho; Uking System Industry Co., Ltd.; David Hayek; HIPMG, Inc. and CirRran-Asia, Inc., dated as of June 10, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.12    Appendix A-1 to Exclusive Agreement for AbKing Pro

10.13 Appendix A-2 to Exclusive Agreement for AbRoller (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.14 Appendix A-3 to Exclusive Agreement for AbTrainer Club Pro (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.15 Appendix A-4 to Exclusive Agreement for Instant Abs (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.16 Appendix A-5 to Exclusive Agreement for Hot Dog Express (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.17 Appendix A-7 to Exclusive Agreement for Condiment Caddy (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.18 Appendix A-8 to Exclusive Agreement for Denise Austin Pilates product (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.19 Employment Agreement with Iehab Hawatmeh, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.20 Employment Agreement with Shaher Hawatmeh, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.21 Employment Agreement with Trevor Saliba, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.22 Employment Agreement with Charles Ho, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.23 Letter Agreement between MET Advisors and CirTran Corporation, dated August 1, 2003 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.24 Consulting Agreement between CirTran Corporation and Cogent Capital Corp., dated September 14, 2003 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.25    Agreement  between  CirTran  Corporation  and  Transactional  Marketing
         Partners, Inc., dated as of October 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.26 Promissory Note, payable to Cornell Capital Partners, for $230,000, dated June 9, 2003.*
10.27 Promissory Note, payable to Cornell Capital Partners, for $100,000, dated July 16, 2003.*
10.28 Promissory Note, payable to Cornell Capital Partners, for $100,000, dated August 28, 2003.*
10.29 Promissory Note, payable to Cornell Capital Partners, for $200,000, dated September 26, 2003.*

10.30 Promissory Note, payable to Cornell Capital Partners, for $300,000, dated October 3, 2003.*
10.31 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated October 23, 2003.*
10.32 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated November 10, 2003.*
10.33 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated December 5, 2003.*
10.34 Promissory Note, payable to Cornell Capital Partners, for $150,000, dated December 23, 2003.*
10.35 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated January 29, 2004.*
10.36 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated February 27, 2004.*
10.37 Promissory Note, payable to Cornell Capital Partners, for $1,000,000, dated March 23, 2004.*
10.38 Promissory Note, payable to Cornell Capital Partners, for $1,700,000, dated June 17, 2004.*
10.39 Preferred Manufacturing Agreement between the Company and Broadata Communications, Inc., dated as of April 13, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB, filed with the Commission on May 17, 2004, and incorporated herein by reference).
10.40 Subscription Agreement between CirTran Corporation and the Saliba Living Trust (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.41 Subscription Agreement between CirTran Corporation and the Saliba Private Annuity Trust (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.42 Subscription Agreement between CirTran Corporation and Trevor M. Saliba (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.43 Subscription Agreement between CirTran Corporation and Basem Neshiewat (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.44 Subscription Agreement between CirTran Corporation and Sam Attallah (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.45 Subscription Agreement between CirTran Corporation and Amer Hawatmeh (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.46 Subscription Agreement between CirTran Corporation and Anwar Ajnass (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.47 Subscription Agreement between CirTran Corporation and I&R Properties, LLC (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.48 PFE Properties, LLC, Membership Acquisition Agreement between CirTran Corporation and Rajayee Sayegh, dated as of March 31, 2005 (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.49 Exclusive Manufacturing and Supply Agreement, dated as of April 21, 2005, by and between CirTran Corporation and Guthy-Renker Corporation (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.50    Promissory Note, payable to Cornell Capital Partners, for $565,000.*
10.51 Exclusive Manufacturing Agreement, dated as of January 19, 2005, by and between CirTran Corporation and Advanced Beauty Solutions, LLC (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on February 28, 2005, and incorporated herein by reference - portions of this exhibit were redacted pursuant to a request for confidential treatment and were filed separately with the Commission).
10.52 Amendment No. 2 to Exclusive Manufacturing Agreement, dated as of July 7, 2005, by and between CirTran Corporation and Advanced Beauty Solutions, LLC

23.1              Consent of Hansen Barnett & Maxwell LLP

23.2              Consent of Counsel (included in Exhibit 5 Opinion Letter) 24.
                  Power of Attorney (see page II-4).

* Previously filed.

                                 ---------------

Item 28. Undertakings

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


         (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.4242(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

         (iv) that for determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser if the securities are sold pursuant to any of the following communications: a preliminary prospectus or a prospectus required to be filed under Rule 424; a free writing prospectus prepared by or on behalf of, or used or referred to by, the undersigned registrant; the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities; and any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         Additionally, each prospectus filed pursuant to Rule 424(b) as a part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Salt Lake City, Utah, on January 23, 2006.

                                        CIRTRAN CORPORATION
                                        A Nevada Corporation

                                        By:  /s/ Iehab Hawatmeh
                                             -----------------------------------
                                             Iehab Hawatmeh
                                        Its: President, Director, and
                                             Chief Financial Officer
                                             (Principal Executive Officer and
                                             Principal Financial Officer)

POWER OF ATTORNEY

The person whose signature appears below constitutes and appoints and hereby authorizes Iehab Hawatmeh with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in his capacity as a director, and to file any amendments, including post-effective amendments to this Registration Statement.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacity and on the date stated.


/s/ Raed Hawatmeh                                     January 23, 2006
--------------------------
Raed Hawatmeh
Director

/s/ Trevor Saliba                                     January 23, 2006
--------------------------
Trevor Saliba
Director

Exhibit List

Exhibit  Description

5        Opinion of Durham Jones & Pinegar, P.C.

10.1 Securities Purchase Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.2 Form of 5% Convertible Debenture, due December 31, 2007, issued by CirTran Corporation (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.3 Investor Registration Rights Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.4 Security Agreement between CirTran Corporation and Highgate House Funds, Ltd., dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.5 Escrow Agreement between CirTran Corporation, Highgate House Funds, Ltd., and David Gonzalez dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.6 Termination Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 26, 2005 (previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2005, and incorporated herein by reference).
10.7 Standby Equity Distribution Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.8 Registration Rights Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.9 Placement Agent Agreement between CirTran Corporation and Newbridge Securities Corporation, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.10 Escrow Agreement by and among CirTran Corporation, Cornell Capital Partners, LP, and Butler Gonzalez LLP, dated as of May 21, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.11 Exclusive Manufacturing Agreement ("Exclusive Agreement") by and among Michael Casey; Michael Casey Enterprises, Ltd.; Charles Ho; Uking System Industry Co., Ltd.; David Hayek; HIPMG, Inc. and CirRran-Asia, Inc., dated as of June 10, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.12    Appendix A-1 to Exclusive Agreement for AbKing Pro
10.13 Appendix A-2 to Exclusive Agreement for AbRoller (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).

10.14 Appendix A-3 to Exclusive Agreement for AbTrainer Club Pro (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.15 Appendix A-4 to Exclusive Agreement for Instant Abs (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.16 Appendix A-5 to Exclusive Agreement for Hot Dog Express (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.17 Appendix A-7 to Exclusive Agreement for Condiment Caddy (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.18 Appendix A-8 to Exclusive Agreement for Denise Austin Pilates product (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.19 Employment Agreement with Iehab Hawatmeh, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.20 Employment Agreement with Shaher Hawatmeh, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.21 Employment Agreement with Trevor Saliba, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.22 Employment Agreement with Charles Ho, dated as of July 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.23 Letter Agreement between MET Advisors and CirTran Corporation, dated August 1, 2003 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.24 Consulting Agreement between CirTran Corporation and Cogent Capital Corp., dated September 14, 2003 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.25    Agreement  between  CirTran  Corporation  and  Transactional  Marketing
         Partners, Inc., dated as of October 1, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB/A, filed with the Commission on December 22, 2004, and incorporated herein by reference).
10.26 Promissory Note, payable to Cornell Capital Partners, for $230,000, dated June 9, 2003.*
10.27 Promissory Note, payable to Cornell Capital Partners, for $100,000, dated July 16, 2003.*
10.28 Promissory Note, payable to Cornell Capital Partners, for $100,000, dated August 28, 2003.*
10.29 Promissory Note, payable to Cornell Capital Partners, for $200,000, dated September 26, 2003.*
10.30 Promissory Note, payable to Cornell Capital Partners, for $300,000, dated October 3, 2003.*
10.31 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated October 23, 2003.*
10.32 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated November 10, 2003.*
10.33 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated December 5, 2003.*
10.34 Promissory Note, payable to Cornell Capital Partners, for $150,000, dated December 23, 2003.*

10.35 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated January 29, 2004.*
10.36 Promissory Note, payable to Cornell Capital Partners, for $250,000, dated February 27, 2004.*
10.37 Promissory Note, payable to Cornell Capital Partners, for $1,000,000, dated March 23, 2004.*
10.38 Promissory Note, payable to Cornell Capital Partners, for $1,700,000, dated June 17, 2004.*
10.39 Preferred Manufacturing Agreement between the Company and Broadata Communications, Inc., dated as of April 13, 2004 (previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB, filed with the Commission on May 17, 2004, and incorporated herein by reference).
10.40 Subscription Agreement between CirTran Corporation and the Saliba Living Trust (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.41 Subscription Agreement between CirTran Corporation and the Saliba Private Annuity Trust (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.42 Subscription Agreement between CirTran Corporation and Trevor M. Saliba (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.43 Subscription Agreement between CirTran Corporation and Basem Neshiewat (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.44 Subscription Agreement between CirTran Corporation and Sam Attallah (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.45 Subscription Agreement between CirTran Corporation and Amer Hawatmeh (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.46 Subscription Agreement between CirTran Corporation and Anwar Ajnass (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.47 Subscription Agreement between CirTran Corporation and I&R Properties, LLC (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.48 PFE Properties, LLC, Membership Acquisition Agreement between CirTran Corporation and Rajayee Sayegh, dated as of March 31, 2005 (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on April 14, 2005, and incorporated herein by reference).
10.49 Exclusive Manufacturing and Supply Agreement, dated as of April 21, 2005, by and between CirTran Corporation and Guthy-Renker Corporation (portions of this exhibit have been redacted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission).
10.50    Promissory Note, payable to Cornell Capital Partners, for $565,000.*
10.51 Exclusive Manufacturing Agreement, dated as of January 19, 2005, by and between CirTran Corporation and Advanced Beauty Solutions, LLC (previously filed as an exhibit to a Current Report on Form 8-K filed with the Commission on February 28, 2005, and incorporated herein by reference - portions of this exhibit were redacted pursuant to a request for confidential treatment and were filed separately with the Commission).
10.52 Amendment No. 2 to Exclusive Manufacturing Agreement, dated as of July 7, 2005, by and between CirTran Corporation and Advanced Beauty Solutions, LLC

23.1     Consent of Hansen Barnett & Maxwell LLP

23.2     Consent of Counsel (included in Exhibit 5 Opinion Letter)

24.      Power of Attorney (see page II-4).

* Previously filed.